Exhibit 10.1

Execution Version

EXCHANGE AGREEMENT

By and Among

MORGANS HOTEL GROUP CO.

and

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.,

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.,

and

YUCAIPA AGGREGATOR HOLDINGS, LLC

Dated as of March 30, 2013

-i-

(continued)

-ii-

(continued)

-iii-

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT, dated as of March 30, 2013 (the “Agreement”), is entered into by and among MORGANS HOTEL GROUP CO., a Delaware corporation (the “Company”), and YUCAIPA AMERICAN ALLIANCE FUND II, L.P., a Delaware limited partnership (“YAAF II”), YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P., a Delaware limited partnership (“YAAF II-Parallel” and together with YAAF II, the “Investors”), and YUCAIPA AGGREGATOR HOLDINGS, LLC, a Delaware limited liability company wholly owned by the Investors (the “Morgans Securityholder”, and together with the Investors, the “Yucaipa Parties”).

A. WHEREAS, the Morgans Securityholder holds 75,000 shares of the Company’s preferred stock, par value $0.01 per share, designated as Series A Preferred Securities (the “Preferred Securities”), warrants to purchase 12,500,000 shares of the Company’s common stock, par value $.01 per share (the “Warrants”), and $88.0 million principal amount of the Company’s 2.375% Senior Subordinated Convertible Notes due 2014 (the “Convertible Notes” and, collectively with the Preferred Securities and the Warrants, and any shares of the Company’s common stock issuable upon exercise of the Warrants, the “Existing Securities”) and the Yucaipa Parties desire to transfer to the Company, and the Company desires to accept, the Existing Securities;

B. WHEREAS, the Company desires to transfer to Vintage Deco Hospitality, LLC (the “Hotel Owner”), a Delaware limited liability company owned by the Investors, its membership interests in Beach Hotel Associates LLC, a Delaware limited liability company (“Beach LLC”) which owns and operates the Delano South Beach Hotel in Miami (the “Delano Hotel”), and the Hotel Owner desires to accept such membership interests and, in furtherance thereof, the Hotel Owner and the Morgans Group (as defined herein) are concurrently herewith entering into a Membership Interest Purchase Agreement, dated as of this date, in the form attached hereto as Exhibit A (the “Delano Purchase Agreement”);

C. WHEREAS, following the Closing (as defined herein), the Delano Hotel shall be managed by the Company pursuant to a management agreement entered into as of the Closing, by Beach LLC and Morgans Hotel Group Management LLC, a Delaware limited liability company and a wholly owned subsidiary of Morgans Group (“Hotel Manager”), in the form attached to the Property Information Letter delivered to the Yucaipa Parties on the date hereof as referenced in the Delano Purchase Agreement (the “Delano Hotel Management Agreement”);

D. WHEREAS, the Company desires to transfer to the Investors all of the Company’s equity interests in TLG Acquisition LLC, a Delaware limited liability company (“TLG”), and the Investors desire to accept such equity interests;

E. WHEREAS, immediately following the transfer of the Company’s equity interests in TLG to the Investors at the Closing, the Company will transfer to TLG all of the Company’s equity interests in MB Las Vegas Holdings LLC, a Delaware limited liability company (“MBLV Holdings”);

F. WHEREAS, TLG’s obligations under certain promissory notes issued to the other holders of equity interests of TLG shall be amended as provided herein and the Company and the other parties thereto have executed and delivered to each other the TLG Notes Amendments and the TLG Termination Agreements (as defined herein), each of which expressly provides that it shall become effective only upon the Closing and have agreed to execute and deliver at the Closing following the transfer of the Company’s equity interests in TLG to the Investors the Assignment Agreement in the form attached hereto as Exhibit E;

G. WHEREAS, the Company intends to promptly commence, by distribution of (i) common stock purchase rights to the holders of its common stock, par value $0.01 per share (“Common Stock”) as of a record date to be determined and (ii) warrants to the holders of Common Stock Units (as defined in the Investment Agreement (as defined below)) (collectively, the “Rights”), a sale of shares of Common Stock pursuant to exercise of such Rights (the “Rights Offering”), as described in the Investment Agreement and offering documents to be distributed in connection with such Rights Offering;

H. WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Morgans Securityholder are entering into an Investment Agreement, dated as of this date, in the form attached hereto as Exhibit B (the “Investment Agreement”) relating to the commitment by the Morgans Securityholder to purchase shares of Common Stock pursuant to the Rights that expire unexercised by the holders thereof at the expiration of the exercise period applicable to the Rights Offering, subject to the limitations and terms set forth in the Investment Agreement;

I. WHEREAS, the foregoing are subject to the terms and conditions and the other agreements made by the parties as set forth herein and in the Other Agreements (as defined herein); and

J. WHEREAS, a special committee of disinterested directors of the Board of Directors of the Company (the “Special Committee”) has recommended the terms of this Exchange Agreement to the Board of Directors of the Company (the “Board of Directors”) and the Board of Directors has approved the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and the promises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” means PricewaterhouseCoopers LLP, or if such firm is unwilling or unable to serve in such capacity, a mutually acceptable independent accounting firm of national standing selected by the Company and the Yucaipa Parties.

“Action” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, inspection, investigation or formal order of investigation or complaint, or other litigation of any kind, in each case whether civil, criminal or administrative, at law or in equity.

“Admission Agreement” means the Admission Agreement, dated August 8, 2012, by and between Morgans Group and CGHoldings.

“Affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise; provided, that, the existence of a management contract primarily for operational services provided by the Company or an Affiliate of the Company shall not be deemed to be control by the Company or such Affiliate, as the case may be.

“Agreement” has the meaning assigned to such term in the Preamble.

“Applicable Law” means all applicable constitutions, statutes, laws, rules, regulations, ordinances and Judgments of Governmental Entities.

“Applicable Period” has the meaning assigned to such term in Section 5.10(a)(i).

“Applicable Threshold” has the meaning assigned to such term in Section 5.10(a)(i).

“Assignment Agreement” has the meaning assigned to such term in Section 2.1.

“Beach LLC” has the meaning assigned to such term in the Recitals to this Agreement.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board of Directors” has the meaning assigned to such term in the Recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday or a day on which banking institutions in the State of New York generally are authorized or required by law to be closed.

“By-Laws” means the By-Laws of the Company, dated as of February 9, 2006, attached as an annex to the secretary’s certificate delivered to the Yucaipa Parties pursuant to Section 7.1.1(a).

“Cancellation” has the meaning assigned to such term in Section 8.3.

“Cancelled Securities” has the meaning assigned to such term in Section 8.3.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CGHoldings” means CGLV Holdings LLC, a Delaware limited liability company.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on February 9, 2006, attached as an annex to the secretary’s certificate delivered to the Yucaipa Parties pursuant to Section 7.1.1(a).

“Claims” has the meaning assigned to such term in Section 5.12.

“Closing Date” has the meaning assigned to such term in Section 2.2.

“Closing” has the meaning assigned to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement with any labor union or labor organization to which the Company or any of its subsidiaries is a party.

“Common Stock” has the meaning assigned to such term in the Recitals to this Agreement.

“Common Stock Board Condition” has the meaning assigned to such term in Section 5.9.

“Company” has the meaning assigned to such term in the Preamble.

“Company Indemnified Party” has the meaning assigned to such term in Section 9.1(b).

“Company MBLV Guaranty” means the Guaranty and Suretyship Agreement made by the Company dated as of August 8, 2012 for the benefit of CGHoldings.

“Company Tax Liability” has the meaning assigned to such term in Section 9.1(c).

“Contract” means any contract, agreement, lease, purchase order, license, mortgage, indenture, supplemental indenture, line of credit, note, bond, loan, credit agreement, capital lease, sale/leaseback arrangement, concession agreement, franchise agreement or other instrument, including all amendments, supplements, exhibits and attachments thereto.

“Convertible Notes” has the meaning assigned to such term in the Recitals to this Agreement.

“Delano Hotel Management Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Delano Hotel” has the meaning assigned to such term in the Recitals to this Agreement.

“Delano Purchase Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Disclosure Letter” has the meaning assigned to such term in Section 3.2(b).

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title, adverse claim, title retention agreement of any nature or kind, or similar claim or right.

“Entity Releasees” has the meaning assigned to such term in Section 5.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means the Company, any subsidiary of the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which, together with the Company or any subsidiary of the Company, are treated as a single employer under Section 414 of the Code.

“Exception” has the meaning assigned to such term in Section 3.2(a).

“Exchange Act” has the meaning assigned to such term in Section 5.9.

“Existing Securities” has the meaning assigned to such term in the Recitals to this Agreement.

“Final Closing Statement” has the meaning assigned to such term in Section 2.3(b).

“Final Net Working Capital Amount” has the meaning assigned to such term in Section 2.3(b).

“Fund Parties” has the meaning assigned to such term in Section 5.9.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Gaming Laws” means all Laws pursuant to which any Governmental Entity possesses regulatory, licensing or permit authority over, casino and pari-mutuel, lottery or other gaming activities in any jurisdiction, including all rules and regulations established by any Governmental Entity with regulatory control, authority or jurisdiction over casino, pari-mutuel and lottery or other gaming activities and operations within its jurisdiction.

“Governmental Authorizations” means, collectively, all applicable consents, approvals, permits, orders, authorizations, licenses and registrations, given or otherwise made available by or under the authority of Governmental Entities or pursuant to the requirements of any Applicable Law, including liquor licenses, business licenses required for any form of public amusement or accommodation, and all such consents, approvals, permits, orders, authorizations, licenses and registrations under Gaming Laws.

“Governmental Entity” means any domestic or foreign, transnational, national, Federal, state, municipal or local government, or any other domestic or foreign governmental, regulatory or administrative authority, or any agency, board, department, commission, court, tribunal or instrumentality thereof.

“Guarantee” means, as to any person, any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other financial obligation of another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other financial obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other financial obligation, (iii) to maintain working capital, equity capital, or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other financial obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or financial performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made. The term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or non-mandatory rights to make a remedial payment or to take any action following the failure of performance tests in connection with management contracts primarily for operational services provided by the Company or an Affiliate of the Company.

“Hotel Manager” has the meaning assigned to such term in the Recitals to this Agreement.

“Hotel Owner” has the meaning assigned to such term in the Recitals to this Agreement.

“HSR Act” has the meaning assigned to such term in Section 3.2(b).

“including” means including, without limitation.

“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (e) all obligations of such person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. Notwithstanding the foregoing, in connection with any acquisition by any person, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such acquisition may become entitled.

“Indemnified Party” has the meaning assigned to such term in Section 9.1(d).

“Indemnitor” has the meaning assigned to such term in Section 9.1(d).

“Individual Releasees” has the meaning assigned to such term in Section 5.12.

“Intercompany and Capitalization Representations” has the meaning assigned to such term in Section 9.1.

“Investment Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Investor Indemnified Parties” has the meaning assigned to such term in Section 9.1(a).

“Investor Nominee” has the meaning assigned to such term in Section 5.9.

“Investors” has the meaning assigned to such term in the Preamble.

“Judgment” means any applicable judgment, order or decree of any Governmental Entity.

“knowledge of the Company,” “to the Company’s knowledge,” “knowing breaches” or other references to the “knowledge” of the Company mean the actual knowledge of the particular fact or action in question by Dan Flannery, Yoav Gery, Michael Gross, David Smail, or Richard Szymanski, or any attorney employed in the office of the General Counsel of the Company, which shall not include any person employed by TLG or its subsidiaries.

“LGD Management Agreement” has the meaning assigned to such term in Section 3.3(f).

“Losses” means all liabilities, costs, expenses, obligations, losses, damages (excluding consequential, special, incidental, indirect or punitive damages), penalties, actions, judgments and claims of any kind or nature (including reasonable attorneys’ fees and expenses incurred in investigation or defending any of the foregoing).

“Master Purchase Agreement” has the meaning assigned to such term in Section 5.13.

“Material Adverse Effect” shall have the meaning set forth in the Investment Agreement and shall also mean any effect on the ability of the Company to perform any of its material obligations hereunder or under any of the Other Agreements; provided that the materiality of the Company’s obligations shall be determined in consideration of the Transactions, taken as a whole.

“Material Contract” means any Contract of a type described in Item 6.01 of Regulation S- K, or any Contract involving contractual commitments or payments by or to TLG and its subsidiaries or MBLV Holdings and its subsidiaries involving aggregate payments in excess of $100,000.

“Material Indebtedness” means, with respect to a person, (a) any Indebtedness of such person in excess of $5,000,000, or (b) any Contract pursuant to which such person has the right to incur Indebtedness in excess of $5,000,000.

“MB\CG Lease” means the Amended and Restated Lease for Restaurant Space, dated as of August 8, 2012, between Mandalay Corp. and MB\CG Las Vegas LLC.

“MB\RS Lease” means the Amended and Restated Lease for Restaurant Space, dated as of August 8, 2012, between Mandalay Corp., and MB\RS Las Vegas LLC.

“MBLV Holdings” has the meaning assigned to such term in the Recitals to this Agreement.

“MBLV LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of MBLV Holdings, dated as of August 8, 2012, between Morgans Group and CGHoldings.

“MGM Transaction Documents” has the meaning assigned to such term in Section 5.6.

“Model Balance Sheet” has the meaning assigned to such term in Section 2.3(a).

“Morgans Group” means Morgans Group LLC, a Delaware limited liability company and a subsidiary of the Company.

“Morgans Entities” has the meaning assigned to such term in Section 5.12.

“Morgans Securityholder” has the meaning assigned to such term in the Recitals to this Agreement.

“Morgans Subsidiary” means each of the subsidiaries of the Company (including TLG and its subsidiaries and MBLV Holdings and its subsidiaries) executing and delivering one or more of the Other Specified Agreements excluding Beach LLC.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) which is or has been contributed to by any member of the ERISA Group at any time during the six-year period ending on the date of this Agreement or as to which any member of the ERISA Group has any liability.

“Net Working Capital” means an amount (expressed as a positive or negative number) equal to (a) all “current assets” of TLG, MBLV Holdings, and their respective subsidiaries, on a consolidated basis, as of the Working Capital Determination Time, minus (b) all “current liabilities” of TLG, MBLV Holdings, and their respective subsidiaries, on a consolidated basis, as of the Working Capital Determination Time, in each case determined in all respects in accordance with GAAP, applied and calculated in a manner consistent with the principles underlying the Model Balance Sheet, plus (c) an amount equal to all legal fees paid or accrued by TLG, MBLV Holdings or their respective subsidiaries as a liability for counsel to the TLG Principals in connection with the Transactions or the arrangements between the TLG Principals and the Yucaipa Parties.

“Old Seller Returns” has the meaning assigned to such term in Section 3.8.1(a).

“Other Agreements” means the Delano Purchase Agreement, the Investment Agreement, the Delano Hotel Management Agreement, the Rights Plan Amendment, the TLG Notes Amendments, the TLG Termination Agreements, the Assignment Agreement, and the agreement contemplated by Section 5.6 of the Disclosure Letter.

“Other Specified Agreements” means the Other Agreements except for the Delano Purchase Agreement and the Investment Agreement.

“Outside Date” has the meaning assigned to such term in Section 8.1.2(b).

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any person which is currently or was at such time a member of the ERISA Group for employees of any person which is currently or was at such time a member of the ERISA Group.

“pre-Closing” has the meaning assigned to such term in Section 7.1.

“Preferred Securities” has the meaning assigned to such term in the Recitals to this Agreement.

“Proposed Closing Statement” has the meaning assigned to such term in Section 2.3(a).

“Proposed Net Working Capital Amount” has the meaning assigned to such term in Section 2.3(a).

“Purchase Money Note” means that certain Purchase Money Note dated as of August 8, 2012 made by Morgans Group to and for the benefit of CGHoldings in the principal amount of $10,640,000 in the form provided to the Investors prior to date of this Agreement.

“Purchase Price Allocation” has the meaning assigned to such term in Section 2.4.

“Purchase Price Allocation Accounting Firm” has the meaning assigned to such term in Section 2.4.

“Releasees” has the meaning assigned to such term in Section 5.12.

“Rights” has the meaning assigned to such term in the Recitals to this Agreement.

“Rights Offering” has the meaning assigned to such term in the Recitals to this Agreement.

“Rights Plan” means the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, as amended to this date, by and between the Company and Mellon Investor Services LLC, as rights agent.

“Rights Plan Amendment” means the amendment to the Rights Plan in the form attached hereto as Exhibit C.

“Rules” means the Corporate Governance Requirements of the Nasdaq Stock Market (Listing Rule 5600 Series).

“SEC Reports” means all reports, forms, statements and other documents (and all amendments and supplements thereto) required to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended and in effect on the date hereof.

“Solvent” has the meaning assigned to such term in Section 5.5(b).

“Special Committee” has the meaning assigned to such term in the Recitals to this Agreement.

“Statement of Objections” has the meaning assigned to such term in Section 2.3(a).

“subsidiary” of any person means, on any date, any person the accounts of which would be consolidated with and into those of the first person in such person’s consolidated financial statements if such financial statement were prepared in accordance with GAAP.

“Surviving Representations” has the meaning assigned to such term in Section 9.1.

“Tax” means any foreign, federal, state or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, estimated, employment, payroll, severance or withholding tax, value-added tax or other tax, duty, fee, impost, levy, assessment or charge imposed by any taxing authority, and any interest or penalties and other additions to tax related thereto.

“Tax Dispute” means any dispute, audit, request for information, investigation, examination, claim, appeal, litigation, proceeding, controversy, assessment or collection action, in each case relating to Taxes or any Tax Return.

“Tax Representations” has the meaning assigned to such term in Section 9.1.

“Tax Returns” means any return, report, claim for refund, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

“Termination Fee” has the meaning assigned to such term in Section 8.4.

“Third Party” means any person other than the Company, the Yucaipa Parties, or any of their respective subsidiaries or Affiliates.

“Third-Party Claim” has the meaning assigned to such term in Section 9.1(d).

“TLG” has the meaning assigned to such term in the Recitals to this Agreement.

“TLG Agreements” means the TLG Notes Amendments, the TLG Termination Agreements, the Assignment Agreement, and the Agreement contemplated by Section 5.6 of the Disclosure Letter.

“TLG Material Adverse Effect” means any circumstance, event, change or development that, individually or in the aggregate, would have or reasonably be expected to have or result in (i) any material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties, operations or results of operations of TLG and its subsidiaries, taken as a whole, or (ii) any prohibition or material adverse effect on the ability of the Company or TLG, subject to the approvals and other authorizations set forth in Section 3.2(b), to consummate the TLG Transactions, provided, however, that any effect caused by or resulting from the following shall not constitute, or be taken into account in determining whether there has been, or will be, a TLG Material Adverse Effect pursuant to clause (i) of this definition on or with respect to TLG or its subsidiaries: (I) general changes or developments in the industry in which TLG and its subsidiaries operate, (II) political instability, acts of terrorism or war, (III) any change affecting the United States economy generally or the economy of any region in which TLG or any of its subsidiaries conducts business that is material to the business of TLG and its subsidiaries, (IV) any failure, in and of itself, by TLG to meet any internal projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a TLG Material Adverse Effect), (V) the announcement of the execution of this Agreement or the Investment Agreement, or the pendency of the consummation of the Rights Offering, or the performance of this Agreement, the Investment Agreement and the transactions contemplated hereby or thereby, including compliance with the covenants set forth herein or therein, (VI) any litigation commenced by any stockholder of the Company relating to or arising out of the Rights Offering, this Agreement, the Investment Agreement or the transactions contemplated hereby and thereby, (VII) any events, changes, circumstances, or occurrences described in Schedule A to the Investment Agreement, or (VIII) any change in any applicable law, rule or regulation orGAAP or interpretation thereof after the date hereof, unless and to the extent, in the case of clauses (I), (II), (III) and (VIII) above, such effect has had or would reasonably be expected to have a disproportionate adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties, operations or results of operations of TLG and its subsidiaries, taken as a whole, relative to other affected persons.

“TLG Notes Amendments” means (1) that certain Amendment of Promissory Note, amending the Promissory Note dated as of November 30, 2011 made by TLG to Andrew Sasson, effective upon the Closing, and (2) that certain Amendment of Promissory Note, amending the Promissory Note dated as of November 30, 2011 made by TLG to Andy Masi, effective upon the Closing.

“TLG Principals” has the meaning assigned to such term in Section 9.1(a).

“TLG Termination Agreements” means (a) the Termination Agreement by and between the Company and Andrew Sasson, dated as of the date of this Agreement, to be effective upon the Closing, relating to that certain Consultant Services Agreement dated as of November 30, 2011 by and between such parties, and (b) the Termination Agreement by and between the Company and Andy Masi, dated as of the date of this Agreement, to be effective upon the Closing, relating to that certain Employment Agreement dated as of November 30, 2011 by and between such parties.

“TLG Transactions” means the transfer of the Company’s equity interests in TLG as contemplated hereunder and the other transactions contemplated by the TLG Agreements.

“Transactions” means all of the transactions and agreements contemplated by this Agreement and the Other Agreements.

“Transfer Taxes” has the meaning assigned to such term in Section 5.3(b).

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the Closing Date, by and between the Company, on the one hand, and TLG, on the other hand.

“Warrant” has the meaning assigned to such term in the Recitals to this Agreement.

“Working Capital Determination Time” means (i) the end of the month immediately preceding the Closing if the Closing occurs on or before the fifteenth (15th) calendar day of a month or (ii) the end of the month in which the Closing occurs if the Closing occurs after the fifteenth (15th) calendar day of a month.

“YAAF II” and “YAAF II-Parallel” have the respective meanings assigned to such terms in the Preamble.

“Yucaipa Parties” has the meaning assigned to such term in the Preamble.

ARTICLE 2

Exchange

2.1 The Exchange. Upon the terms and subject to the conditions set forth in this Agreement, the Company and the Yucaipa Parties hereby agree that, at the Closing, (a) the Morgans Securityholder will transfer all its right, title and interest in and to the Existing Securities to the Company, free and clear of all Encumbrances, (b) Morgans Group will transfer the membership interests in Beach LLC to the Hotel Owner pursuant to the Delano Purchase Agreement, free and clear of all Encumbrances, (c) Beach LLC and Hotel Manager will enter into the Delano Hotel Management Agreement, pursuant to which the Delano Hotel will be managed by the Company, (d) the Company will transfer to the Investors all of its equity interests in TLG, free and clear of all Encumbrances, (e) the TLG Notes Amendments will become effective, (f) the TLG Termination Agreements will become effective, (g) immediately following the transfer of the Company’s equity interests in TLG to the Investors, TLG and Morgans Group will execute and deliver the Assignment Agreement, in the form attached hereto as Exhibit E (the “Assignment Agreement), pursuant to which Morgans Group shall assign its membership interest in MBLV Holdings to TLG in consideration for which TLG shall pay to Morgans Group the sum of $6,500,000, and the Company, Morgans Group, TLG, and the Morgans Securityholder will execute and deliver the agreement reflected in Section 5.6 of the Disclosure Letter and (h) Andrew Sasson and Jeffrey Gault shall resign from the Board of Directors of the Company and Ira Tochner will be appointed to the Board of Directors of the Company.

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at 12:00 p.m., New York City time, on the same day that the closing under the Investment Agreement occurs (the “Closing Date”), at, or directed from, the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

2.3 Prorations, Credits and Other Adjustments.

(a) Promptly following the Closing Date, but in no event later than ninety (90) days after the Closing Date, the Yucaipa Parties shall deliver or cause to be delivered to the Company a balance sheet of TLG and MBLV Holdings on a consolidated and combined basis as of the Working Capital Determination Time, prepared in a manner that is consistent with the model balance sheet attached hereto as Exhibit F (the “Model Balance Sheet”), together with a statement (the “Proposed Closing Statement”) setting forth, in reasonable detail, the Yucaipa Parties’ calculation of the Net Working Capital (the “Proposed Net Working Capital Amount”). To the extent reasonably required to complete their review of the Yucaipa Parties’ Proposed Closing Statement, upon reasonable prior written notice, the Company and their representatives shall have reasonable access to all supporting work papers and other documentation used in, and the personnel responsible for preparation of, the Yucaipa Parties’ Proposed Closing Statement during normal business hours of TLG. In the event the Company disputes the correctness of any portion of the Proposed Closing Statement or the Proposed Net Working Capital Amount, the Company shall notify the Yucaipa Parties in writing of their objections within 30 days after receipt of the Yucaipa Parties’ Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for the Company’s objections (including the amount in dispute and the basis for such dispute) (the “Statement of Objections”). If the Company fails to deliver such Statement of Objections within the time period required by the preceding sentence, the Company shall be deemed to have accepted the Yucaipa Parties’ calculations and such calculations, the Proposed Closing Statement and each of the amounts set forth on the Proposed Closing Statement shall be final, conclusive and binding. To the extent the Company objects within the time period contemplated by this Section 2.3(a), the specific items on the Yucaipa Parties’ Proposed Closing Statement to which the Company objects shall be considered to be in dispute, and the Company shall be deemed to have accepted the Yucaipa Parties’ calculation in respect of all other matters and such other matters shall not be considered to be in dispute. The Company and the Yucaipa Parties shall endeavor in good faith to resolve any disputed matters within 30 days after the Yucaipa Parties’ receipt of the Statement of Objections. If the Company and the Yucaipa Parties are unable to resolve the disputed matters within the 30-day period described in the preceding sentence, the Company and the Yucaipa Parties shall engage the Accounting Firm for binding arbitration of the disputed matters only and to make any adjustments to the Proposed Closing Statement, as the case may be. In performing its review, the Accounting Firm (i) shall, before reaching its decision, review any written presentations made by the Company and the Yucaipa Parties and, if either the Company or the Yucaipa Parties requests, their respective representatives, and thereafter, have at least one meeting with the Company and the Yucaipa Parties and, if either the Company or the Yucaipa Parties requests, their respective representatives, (ii) shall apply the principles underlying the Model Balance Sheet and determine the accurate application of such principles to only those items or amounts in the Proposed Closing Statement as to which the Company has, in the Statement of Objections, disagreed and such other issues as may reasonably be affected by the items to which the Sellers have so disagreed, and no other issue, and (iii) shall resolve all issues of interpretation, including legal and accounting issues. The Company and the Yucaipa Parties agree that all adjustments shall be made without regard to materiality. The Accounting Firm shall only decide the specific items under dispute by the parties and its decision for each disputed matter must be within the range of values assigned to each such item in the Proposed Closing Statement and the Statement of Objections (to the extent such amounts are determinable by the Company), respectively. The Company and the Yucaipa Parties shall promptly comply with all reasonable requests by the Accounting Firm for information, books, records and similar items.

(b) As finally determined pursuant to Section 2.3(a) (whether by failure of the Company to deliver notice of objection, by agreement of the Company and the Yucaipa Parties or by determination of the Accounting Firm), the Net Working Capital of TLG and MBLV Holdings on a combined basis as of the Working Capital Determination Time is referred to herein as the “Final Net Working Capital Amount,” and the final statement thereof is referred to herein as the “Final Closing Statement”.

(c) The Accounting Firm shall be required to deliver to the Company and the Yucaipa Parties, as promptly as practicable, but no later than 30 calendar days after the Accounting Firm is engaged, a written report setting forth its resolution and, if applicable, its calculation of the disputed items or amounts. Upon delivery of the Accounting Firm’s report, such report and the calculations set forth therein shall be final, conclusive and binding upon the Company and the Yucaipa Parties absent manifest error.

(d) If the Final Net Working Capital Amount is greater than $750,000, then 90% of the excess amount shall be paid to the Company by the Yucaipa Parties. If the Final Net Working Capital Amount is less than $750,000, then 90% of the deficient amount shall be paid to the Yucaipa Parties by the Company. Any payment required under this Section 2.3(d) shall be made in immediately available funds not later than five Business Days after the determination of the Final Closing Statement and the Final Net Working Capital Amount by wire transfer to a bank account designated in writing by the party entitled to receive the payment.

(e) All fees and expenses of the Accounting Firm shall be paid one- half by TLG and one-half by the Company.

(f) Concurrently with the payment of the Final Net Working Capital Amount pursuant to Section 2.3(d), the Yucaipa Parties will pay to the Company the amount (if any) by which (i) the total payments made by the Company or any of its Subsidiaries to Andy Masi in respect of Andy Masi’s $100,000 annual expense allowance arrangement with respect to calendar year 2013 prior to the Closing (such amount, the “total expense payments”) exceeds (ii) an amount equal to (A) $100,000 divided by (B) 365 times (C) the number of calendar days in 2013 that shall have elapsed to but excluding the Closing Date (such amount, the “ratable portion”). In the event that the ratable portion is greater than the total expense payments, then the Company shall pay the amount of such excess to the Yucaipa Parties concurrently with the payment of the Final Net Working Capital Amount pursuant to Section 2.3(d).

2.4 Allocation. On or prior to sixty (60) days following the Closing Date, the Company and the Yucaipa Parties shall jointly prepare an allocation (the “Purchase Price Allocation”) of the Existing Securities and any other capitalizable costs (other than the consideration described in Section 2.1(g), which shall be allocated to the acquisition of the Company’s membership interests in MBLV Holdings), among the Company’s membership interests in Beach LLC (and the underlying assets thereof) and TLG, for Tax purposes. If the Parties do not agree on a final form of the Purchase Price Allocation within the sixty (60) day period, then each such party shall (i) provide to the other party such party’s proposed form of Purchase Price Allocation, which form shall value the Company’s membership interests in Beach LLC at $150 million and treat the membership interests in TLG as received in exchange for $30 million worth of Preferred Securities (which shall include the liquidation preference amount of such securities plus accumulated and unpaid dividends to the Closing Date), and (ii) specify in writing those aspects of the form of Purchase Price Allocation proposed by the other party that such party disputes. The parties shall thereafter negotiate in good faith for a further period of fifteen (15) Business Days in order to resolve such disputes. If the parties do not reach an agreement in writing as to the Purchase Price Allocation within the foregoing timeframe, then the matters disputed by the parties shall be submitted for arbitration by a nationally-recognized accounting firm that agrees to use its best efforts to complete such arbitration within forty-five (45) days and that is reasonably acceptable to (and independent of) the Company and the Yucaipa Parties (the “Purchase Price Allocation Accounting Firm”), which shall arbitrate the dispute and submit a written statement of its adjudication, which statement, when delivered to the Company and the Yucaipa Parties, shall become final and binding upon the Company and the Yucaipa Parties, and shall, together with those aspects of the proposed forms of Purchase Price Allocation submitted by the parties as to which no objection was made, constitute the Purchase Price Allocation. If the Company and the Yucaipa Parties do not agree on the Purchase Price Allocation Accounting Firm after a reasonable period of time and as a result of reasonable objections to any proposed firm, the Purchase Price Allocation Accounting Firm shall be PricewaterhouseCoopers LLP. The Purchase Price Allocation Accounting Firm shall be instructed that it may only consider those items set forth in the proposed forms of Purchase Price Allocation that are in dispute. The determination of the Purchase Price Allocation Accounting Firm shall (i) be within the range of dispute between the Company and the Yucaipa Parties, and (ii) constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by any court having jurisdiction thereof. The fees and expenses of the Purchase Price Allocation Accounting Firm shall be borne equally by the Company, on the one hand, and the Yucaipa Parties, on the other hand.

ARTICLE 3

Representations and Warranties

of the Company

The Company hereby represents and warrants to the Yucaipa Parties as follows, it being understood that these representations and warranties assume that the TLG Principals will continue in the same capacities and roles at TLG immediately following the Closing as they held prior to the Closing:

3.1 Entity Status. Each of the Company, the Morgans Subsidiaries, MBLV Holdings and its subsidiaries, and TLG and its subsidiaries is duly incorporated or otherwise organized, validly existing and in good standing under the Applicable Laws of its governing jurisdiction and each has all requisite corporate or other power and authority to carry on its business as it is now being conducted and is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its assets or the conduct of its business requires it to be so qualified, except where the failure to have such corporate or other power or authority or to be in good standing or so qualified, has not had and would not reasonably be expected to have a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power, authority or qualification which, if so revoked, limited or curtailed, would reasonably be expected to have a Material Adverse Effect.

3.2 Authorization; Noncontravention; No Change of Control; Rights Plan.

(a) Authorization. Each of the Company and the Morgans Subsidiaries have all necessary corporate (or other entity, as appropriate) power and authority to execute and deliver this Agreement and the Other Specified Agreements to which each is a party, to perform its obligations hereunder (other than with respect to the Delano Purchase Agreement and the Investment Agreement, which have their own representations and warranties, such exception being the “Exception”) and thereunder, and to consummate the transactions contemplated hereby (other than the Exception) and thereby. The Company has delivered to the Yucaipa Parties a true and correct copy, certified by the Company’s secretary, of the resolutions of the Special Committee and the Board of Directors authorizing the execution and delivery of this Agreement and consummation of the Transactions. Such resolutions are in full force and effect, have not been amended, supplemented, revoked or superseded as of the date hereof andare the only resolutions of the Special Committee and the Board of Directors pertaining to the authorization, execution and delivery of this Agreement and the Other Agreements and consummation of the Transactions. The Special Committee has received the opinion of its financial advisor, Greenhill & Co., LLC, to the effect that, as of the date of this Agreement and subject to the matters and assumptions, exceptions and limitations set forth in its opinion, the Transactions taken as a whole are fair from a financial point of view to the Company. The execution, delivery and performance of this Agreement and the Other Specified Agreements to which the Company or the applicable Morgans Subsidiary is a party, and the consummation by the Company and the Morgans Subsidiaries of the transactions contemplated hereby (other than the Exception) and thereby, have been duly and validly authorized by all necessary corporate (or other entity, as appropriate) action, and no other corporate (or other entity, as appropriate) proceedings on the part of the Company, the Morgans Subsidiaries, MBLV Holdings or its subsidiaries, or TLG or its subsidiaries or vote of holders of any class or series of capital stock of the Company, the Morgans Subsidiaries, MBLV Holdings or its subsidiaries, or TLG or its subsidiaries is necessary to authorize this Agreement or the Other Specified Agreements to which any of them is a party or to consummate the transactions contemplated hereby (other than the Exception) and thereby. This Agreement and the Other Specified Agreements have been duly executed and delivered by the Company and the appropriate Morgans Subsidiary, and (assuming due authorization, execution and delivery by each other party thereto) each constitutes, a valid and binding obligation of the Company or such Morgans Subsidiary, enforceable against the Company or such Morgans Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflict. Except as set forth in Section 3.2(b) of the disclosure letter delivered to the Yucaipa Parties (the “Disclosure Letter”), the execution, delivery and performance by the Company, the applicable Morgans Subsidiaries, and Beach LLC, as appropriate, of this Agreement and the Other Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not result in a “change of control” (or similar event) under, any provision of (i) the Charter, the By-Laws or the comparable organizational documents of any of the Morgans Subsidiaries, Beach LLC, MBLV Holdings or any of its subsidiaries, or TLG or any of its subsidiaries, (ii) any Material Contract, (iii) any Material Indebtedness, (iv) any Collective Bargaining Agreement, Multiemployer Plan or Benefit Arrangement, or (v) any Applicable Law, Judgment or Governmental Authorization, in each case applicable to the Company, the Morgans Subsidiaries, Beach LLC, MBLV Holdings or any of its subsidiaries, or TLG or any of its subsidiaries, or their respective assets, except in the case of (ii), (iii), (iv) or (v), to the extent it does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.2(b) of the Disclosure Letter, the execution, delivery and performance by the Company, the Morgans Subsidiaries, MBLV Holdings and its subsidiaries, and TLG and its subsidiaries, as appropriate, of this Agreement and the Other Specified Agreements do not, and the consummation of the transactions contemplated hereby (other than the Exception) and thereby and compliance with the provisions hereof (other than the Exception) and thereof will not conflict with, or result in any default under, or give rise to an increase in, or right of termination, cancellation, acceleration or mandatory prepayment of, any obligation or to the loss of a benefit under, or result in the suspension, revocation, impairment, forfeiture or amendment of any term or provision of or the creation of any Encumbrance upon any of the properties or assets of the Company, any of the Morgans Subsidiaries, MBLV Holdings or any of its subsidiaries, or TLG or any of its subsidiaries under, or require any consent or waiver under, any provision of (i) the Charter, the By-Laws or the comparable organizational documents of any of the Morgans Subsidiaries, MBLV Holdings or any of its subsidiaries, or TLG or any of its subsidiaries, (ii) any Material Contract, (iii) any Material Indebtedness, (iv) any Collective Bargaining Agreement, Multiemployer Plan or Benefit Arrangement, or (v) any Applicable Law, Judgment or Governmental Authorization, in each case applicable to the Company, the Morgans Subsidiaries, MBLV Holdings or any of its subsidiaries, or TLG or any of its subsidiaries, or their respective assets, except in the case of (ii), (iii), (iv) or (v), to the extent it does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.2(b) of the Disclosure Letter, other than filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no Governmental Authorization, order or authorization of, or registration, qualification, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of the Morgans Subsidiaries, MBLV Holdings or any of its subsidiaries, or TLG or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement (other than the Exception) or any of the Other Specified Agreements or the other transactions contemplated by this Agreement or the Other Specified Agreements, except for (I) such Governmental Authorizations, orders, authorizations, registrations, qualifications, declarations, filings and notices with respect to the Delano Purchase Agreement and the transactions contemplated thereby (if the same were the only agreement among the parties thereto and their respective Affiliates) and the Investment Agreement and the transactions contemplated thereby (if the same were the only agreement among the parties thereto and their respective Affiliates) and (II) such Governmental Authorizations, orders, authorizations, registrations, qualifications, declarations, filings and notices, the failure of which to be obtained or made would not materially impair the Company’s ability to perform its obligations under this Agreement or the Other Specified Agreements or to consummate the transactions contemplated hereby (other than the Exception) or thereby. Except as set forth in Section 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will, to the knowledge of the Company, (1) result in the payment of any “excess parachute payment” under Section 280G of the Code, (2) entitle any current or former employee, consultant or director of the Company, any of the Morgans Subsidiaries, Beach LLC, MBLV Holdings or any of its subsidiaries, or TLG or any of its subsidiaries to any material payment, (3) increase the amount of compensation or benefits due to any such employee, consultant or director, or (4) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. After giving effect to the Rights Plan Amendment, none of the execution and delivery of this Agreement, the execution and delivery of any of the Other Agreements, or the consummation of any of the transactions contemplated hereby or thereby (including the issuance of shares of Common Stock pursuant to the terms of the Investment Agreement) shall give any person the right to purchase any securities of the Company pursuant to, or shall otherwise trigger any comparable provisions under, the Rights Plan.

3.3 The Light Group.

(a) Morgans Group is directly or indirectly the beneficial and record owner of membership interests in TLG with a 90% percentage interest, all of which are fully paid and non-assessable and held free and clear of any Encumbrances. The remaining 10% of the equity interests in TLG are held by Galts Gulch Holding Company LLC and TEJ Management, LLC. To the knowledge of the Company, except as set forth in Section 3.3(a) of the Disclosure Letter, there are no outstanding options, warrants, subscriptions, or other right, call or commitment to issue, sell, pledge, transfer or otherwise dispose of, or any obligation or commitment to purchase or otherwise acquire, any of the equity interests in TLG or any securities convertible into or exchangeable for any of TLG’s equity interests.

(b) Morgans Group is directly or indirectly the beneficial and record owner of all of the common membership interests in MBLV Holdings, all of which are fully paid and non-assessable and held free and clear of any Encumbrances. All of the preferred membership interests in MBLV Holdings are held by CGHoldings. To the knowledge of the Company with respect to membership interests held by CGHoldings, other than as expressly contemplated in the MBLV LLC Agreement, there are no outstanding options, warrants, subscriptions, or other right, call or commitment to issue, sell, pledge, transfer or otherwise dispose of, or any obligation or commitment to purchase or otherwise acquire, any of the equity interests in MBLV Holdings or any securities convertible into or exchangeable for any of MBLV Holdings’ equity interests.

(c) The Company has provided the Yucaipa Parties with a true, complete, and correct copy of the operating agreement of TLG and the operating agreement of MBLV Holdings, each of which operating agreements is in full force and effect and has not been amended, supplemented, revoked or superseded as of the date hereof.

(d) To the knowledge of the Company and except as set forth in Section 3.3(d) of the Disclosure Letter, no Seller Party has breached any provision under the Master Purchase Agreement, nor has any Buyer Indemnified Party (as defined in the Master Purchase Agreement) been entitled to, or made any claim for, any indemnification pursuant to Section 8.2 of the Master Purchase Agreement.

(e) There is no contract, arrangement, or understanding between any Affiliate of the Company (excluding TLG and its subsidiaries and MBLV Holdings and its subsidiaries), on the one hand, and TLG and its subsidiaries and MBLV Holdings and its subsidiaries, on the other hand, that is less favorable to TLG or any of its subsidiaries or MBLV Holdings or any of its subsidiaries than would have been obtained in a comparable transaction on an arm’s length basis with an unrelated person.

(f) Other than the Management Agreement, dated December 8, 2011, between LGD Management, LLC and Beach LLC (the “LGD Management Agreement”) and except as set forth in Section 3.3(f) of the Disclosure Letter,, no Affiliate of the Company (excluding TLG and its subsidiaries, MBLV Holdings and its subsidiaries, the Yucaipa Parties and their Affiliates, and the TLG Principals) has any direct or indirect interest in (i) any loan, arrangement, understanding, agreement or contract for or relating to TLG and its subsidiaries or MBLV Holdings or its subsidiaries or the properties or assets of TLG and its subsidiaries or MBLV Holdings and its subsidiaries involving amounts or property with a fair market value in excess of $100,000, (ii) any property (real, personal or mixed), tangible or intangible, owned by TLG and its subsidiaries or MBLV Holdings and its subsidiaries with a fair market value in excess of $100,000, or (iii) any cause of action or claim whatsoever against TLG and its subsidiaries or MBLV Holdings and its subsidiaries involving amounts in excess of $100,000.

(g) Immediately following the consummation of the transactions contemplated by this Agreement, except for (i) the services provided by the Company and its Affiliates described on Section 3.3(g) of the Disclosure Letter, and (ii) those services contemplated by the Transition Services Agreement, the Yucaipa Parties will own, license or otherwise have a valid right to use all of the material assets and rights (including any Material Contracts) and services necessary for operating the business of TLG and its subsidiaries and the business of MBLV Holdings and its subsidiaries substantially as they were operated immediately prior to the consummation of the transactions contemplated by this Agreement.

3.4 Legal Proceedings. Except as set forth in Section 3.4 of the Disclosure Letter, there are no Actions pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries (excluding TLG and its subsidiaries), which, if adversely determined, (i) would materially impair the Company’s, any of the Morgans Subsidiaries’, MBLV Holdings or any of its subsidiaries’, or TLG or any of its subsidiaries’ ability to perform their obligations under this Agreement (other than the Exception) or the Other Specified Agreements or challenge the validity or enforceability of this Agreement (other than the Exception) or any Other Specified Agreement or seek to enjoin or prohibit the consummation of the transactions contemplated hereby (other than the Exception) or thereby, or (ii) would reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, except as set forth in Section 3.4 of the Disclosure Letter, there are no Actions pending or threatened against TLG or its subsidiaries, which (i) would materially impair Morgans Group’s or TLG’s ability to perform its obligations with respect to the TLG Transactions or challenge the validity or enforceability of this Agreement insofar as it relates to the TLG Transactions or any TLG Agreement or seek to enjoin or prohibit the consummation of the TLG Transactions, or (ii) would reasonably be expected to have a TLG Material Adverse Effect.

3.5 Absence of Certain Changes. Except as expressly contemplated by this Agreement or the TLG Agreements, and except as set forth in Section 3.5 of the Disclosure Letter, since November 30, 2011 through the date hereof with respect to TLG and its subsidiaries, and since August 8, 2012 through the date hereof with respect to MBLV Holdings and its subsidiaries, none of the Company or any of its subsidiaries has, to the knowledge of the Company with respect to clauses (b) and (c) (insofar as it relates to subsidiaries of TLG), (d) and (e) (insofar as it relates to TLG and its subsidiaries), and clause (g) (insofar as it relates to the preceding subclauses to the extent they are qualified by knowledge as to TLG and/or the subsidiaries of TLG):

(a) amended the operating agreement or similar organizational documents of TLG or MBLV Holdings;

(b) adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization with respect to the business of TLG or its subsidiaries or MBLV Holdings or its subsidiaries;

(c) (i) issued, sold, transferred or otherwise disposed of any equity interests in TLG or its subsidiaries or MBLV Holdings or its subsidiaries, (ii) split, combined, subdivided or reclassified any its equity interests in TLG or its subsidiaries or MBLV Holdings or its subsidiaries, (iii) declared, set aside or paid any dividend or other distribution with respect to its equity interests in TLG or its subsidiaries or MBLV Holdings or its subsidiaries, or (iv) redeemed, purchased or otherwise acquired any equity interests in TLG or its subsidiaries or MBLV Holdings or its subsidiaries;

(d) entered into or consummated any transaction involving the acquisition by TLG or its subsidiaries or MBLV Holdings or its subsidiaries (including, by merger, consolidation or acquisition of the business, stock or all or substantially all of the assets or other business combination) of any other person;

(e) settled any Action involving a payment by the Company or any of its subsidiaries with respect to the business of TLG or its subsidiaries or MBLV Holdings or its subsidiaries in excess of $500,000;

(f) with respect to TLG and its subsidiaries and MBLV Holdings and its subsidiaries (i) made, changed or revoked any material election in respect of Taxes, (ii) adopted or changed any material accounting method in respect of Taxes, or (iii) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement; or foregoing.

(g) agreed or committed by Contract or otherwise to do any of the

3.6 Insurance. The Company has provided to the Yucaipa Parties the insurance policies in effect with respect to the business of TLG and MBLV Holdings. All such insurance policies are in full force and effect in accordance with their terms. Neither the Company nor any of its subsidiaries is in default under any provisions of any such insurance policy and neither the Company nor any of its subsidiaries has received notice of cancellation of any such insurance policy, except as has not had and would not reasonably be expected to have a TLG Material Adverse Effect.

3.7 Brokers. The Company and its subsidiaries have incurred no obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of the Yucaipa Parties to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

3.8 Taxes.

3.8.1 Tax Returns.

(a) Except as set forth in Section 3.8.1(a) of the Disclosure Letter, TLG and all of its subsidiaries have timely filed (or have had timely filed on their respective behalf) all material Tax Returns (other than Tax Returns (“Old Seller Returns”) required to be filed pursuant to Section 6.1(a) of the Master Purchase Agreement by the “Sellers” (as defined in the Master Purchase Agreement)) that they were required to file or join in filing (taking into account all extensions) after November 30, 2011. MBLV Holdings and all of its subsidiaries have timely filed (or have had timely filed on their respective behalf) all material Tax Returns that they were required to file or join in filing after August 8, 2012. All such Tax Returns were correct, accurate, and complete in all material respects.

(b) Except as set forth in Section 3.8.1(b) of the Disclosure Letter, all Taxes (other than Taxes related to period covered by Old Seller Returns) required to be paid after November 30, 2011, by or on behalf of TLG and all of its subsidiaries have been timely paid (taking into account all extensions). The Company has made available to the Buyer true, correct and complete copies of all income, franchise, or similar Tax Returns filed by or with respect to TLG and all of its subsidiaries for taxable years or other periods ending on or after November 30, 2011. All Taxes required to be paid after August 8, 2012, by or on behalf of MBLV Holdings and all of its subsidiaries have been timely paid (taking into account all extensions). The Company has made available to the Buyer true, correct and complete copies of all income, franchise, or similar Tax Returns filed by or with respect to MBLV Holdings and all of its subsidiaries for taxable years or other periods ending on or after August 8, 2012.

(c) The Company has not filed a Tax Return with respect to its investment in TLG or any of its subsidiaries in a manner inconsistent with Schedules K-1, Form 1065 (or any state or local analogue), filed by TLG or any of its subsidiaries for periods in which the Company owned an interest in TLG or any of its subsidiaries. The Company has not filed a Tax Return with respect to its investment in MBLV Holdings or any of its subsidiaries in a manner inconsistent with Schedules K-1, Form 1065 (or any state or local analogue), filed by MBLV Holdings or any of its subsidiaries.

3.8.2 Except as set forth in Section 3.8.2 of the Disclosure Letter, TLG and all of its subsidiaries have timely withheld and/or paid over all material Taxes required to have been withheld and/or paid over after November 30, 2011, as the case may be, and MBLV Holdings and all of its subsidiaries have timely withheld and/or paid over all material Taxes required to have been withheld and/or paid over after August 8, 2012, as the case may be, in connection with any amount accrued, paid, or otherwise required to be withheld with respect to any employee, independent contractor, creditor, or other person.

3.8.3 Except as set forth in Section 3.8.3 of the Disclosure Letter, there are no ongoing, pending, or, since November 30, 2011, threatened in writing, Tax Disputes with respect to TLG or any of its subsidiaries (or for which TLG or any of its subsidiaries could be liable). There are no ongoing, pending, or since August 8, 2012 threatened in writing, Tax Disputes with respect to MBLV Holdings or any of its subsidiaries (or for which MBLV Holdings or any of its subsidiaries could be liable). No Governmental Entity has made a claim in writing that TLG or any of its subsidiaries or MBLV Holdings or any of its subsidiaries should have filed a Tax Return in a jurisdiction and that no such Tax Return was filed.

3.8.4 Except as set forth in Section 3.8.4 of the Disclosure Letter, there are no Encumbrances with respect to Taxes upon any asset of TLG or MBLV Holdings (including an interest in any of their subsidiaries), in each case, that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings with appropriate reserves established.

3.8.5 Except as set forth in Section 3.8.5 of the Disclosure Letter, none of TLG or any of its subsidiaries has, since November 30, 2011, and none of MBLV Holdings or any of its subsidiaries has, since August 8, 2012, at any time, waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency the effect of which is to extend the statute of limitations or time with respect to which a Tax assessment or deficiency may be imposed or asserted to a date after the date hereof.

3.8.6 With respect to state or local Taxes, none of TLG or any of its subsidiaries or MBLV Holdings or any of its subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income, or forego any credit, for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(a) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Laws) executed on or prior to the Closing Date; the Closing Date;

(c) installment sale or open transaction disposition made on or prior to

(d) prepaid amount received on or prior to the Closing Date; or

(e) intercompany transaction to which any TLG or any of its subsidiaries or MBLV Holdings or any of its subsidiaries is a party.

3.8.7 Except as set forth in Section 3.8.7 of the Disclosure Letter, there is no request pending for a private letter ruling or technical advice memorandum from the IRS (or similar rulings from any other Governmental Entity) with respect to TLG or any of its subsidiaries or MBLV Holdings or any of its subsidiaries, or any of their respective operations or assets.

3.8.8 None of TLG or its subsidiaries has, since November 30, 2011, and none of MBLV Holdings or any of its subsidiaries has, since August 8, 2012, (i) been required to file IRS Form 8275 or 8275-R or any predecessor or successor thereof or state, local or foreign analogue; or (ii) been a “material advisor” as defined in Section 6111(b) of the Code.

3.8.9 The Company is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.8.10 Section 3.8.10 of the Disclosure Letter sets forth the federal Tax classification of TLG, MBLV Holdings, and each entity in which either owns a direct or indirect equity interest, in each case for the entire period of the Company’s direct or indirect ownership thereof.

3.8.11 None of TLG or any of its subsidiaries has, since November 30, 2011, and none of MBLV Holdings or any of its subsidiaries has, since August 8, 2012, been a member of an affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state or local law.

3.8.12 Except as set forth in Section 3.8.12 of the Disclosure Letter, none of TLG or any of its subsidiaries or MBLV Holdings or any of its subsidiaries is party to, or is otherwise bound by or could be obligated under, any agreement or arrangement (whether written or otherwise) relating to the apportionment, sharing, deferral, indemnification, assignment, assumption, or allocation of Taxes.

3.8.13 None of TLG or any of its subsidiaries or MBLV Holdings or any of its subsidiaries has any liability for Taxes of another person, by Applicable Law, as a successor, by contract, or otherwise.

3.8.14 No amount is or will be, at any time, required to be withheld by the Yucaipa Parties or any of their Affiliates in respect of any consideration otherwise payable to the Company pursuant to this Agreement.

ARTICLE 4

Representations and Warranties of the Yucaipa Parties

Each Yucaipa Party, severally but not jointly, hereby represents and warrants to the Company, as of the date of this Agreement, as follows:

4.1 Entity Status. Such Yucaipa Party is duly organized, validly existing and in good standing under the Applicable Laws of its governing jurisdiction and has all requisite limited liability company or other entity power and authority to carry on its business as it is now being conducted, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power, authority or qualification.

4.2 Authorization; Noncontravention.

(a) Authorization. Such Yucaipa Party has all necessary entity power and authority to execute and deliver this Agreement and the Other Specified Agreements to which it is a party, to perform its obligations hereunder (other than the Exception) and thereunder and to consummate the transactions contemplated hereby (other than the Exception) and thereby. The execution, delivery and performance of this Agreement and the Other Specified Agreements to which it is a party and the consummation by such Yucaipa Party of the transactions contemplated hereby (other than the Exception) and thereby have been duly and validly authorized by all necessary entity action, and no other entity proceedings on the part of such Yucaipa Party or vote of holders of any class or series of capital stock or equity interests of such Yucaipa Party is necessary to authorize this Agreement and the Other Specified Agreements to which such Yucaipa Party is a party or to consummate the transactions contemplated hereby (other than the Exception) or thereby. This Agreement and the Other Specified Agreements to which such Yucaipa Party is a party have been duly executed and delivered by such Yucaipa Party and (assuming due authorization, execution and delivery by the Company) each constitutes a valid and binding obligation of such Yucaipa Party, enforceable against such Yucaipa Party in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflict. The execution, delivery and performance by such Yucaipa Party of this Agreement and the Other Specified Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby (other than the Exception) and thereby and compliance with the provisions of this Agreement and the Other Specified Agreements to which it is a party will not, conflict with, or result in any default under, any provision of (i) the organizational documents of such Yucaipa Party, (ii) any material Contract to which such Yucaipa Party is a party or by which any of such Yucaipa Party’s assets are bound, or (iii) any Applicable Law, Judgment or Governmental Authorization, in each case applicable to such Yucaipa Party, other than, in the case of clauses (ii) and (iii), any such conflicts or defaults that would not reasonably be expected to materially impair or delay the ability of such Yucaipa Party to perform its obligations under this Agreement (other than the Exception) or the Other Agreements to which it is a party or carry out the transactions contemplated hereby (other than the Exception) or thereby in accordance with the terms hereof or thereof. Other than filings under the HSR Act, no Governmental Authorization, order or authorization of, or registration, qualification, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to such Yucaipa Party in connection with the execution, delivery and performance of this Agreement or any of the Other Specified Agreements to which such Yucaipa Party is a party or the other transactions contemplated by this Agreement or the Other Specified Agreements, except for (I) such Governmental Authorizations, orders, authorizations, registrations, qualifications, declarations, filings and notices with respect to the Delano Purchase Agreement and the transactions contemplated thereby (if the same were the only agreement among the parties thereto and their respective Affiliates) and the Investment Agreement and the transactions contemplated thereby (if the same were the only agreement among the parties thereto and their respective Affiliates) and (II) such Governmental Authorizations, orders, authorizations, registrations, qualifications, declarations, filings and notices, the failure of which to be obtained or made would not materially impair such Yucaipa Party’s ability to perform its obligations under this Agreement or the Other Specified Agreements or consummate the transactions contemplated hereby (other than the Exception) or thereby.

4.3 Morgans Securityholder. The Morgans Securityholder is wholly owned by the Investors. The Morgans Securityholder is the beneficial and record owner of the number of Preferred Securities, Warrants and Convertible Notes set forth on Section 4.3 of the Disclosure Letter, all of which are held free and clear of any Encumbrances. Other than pursuant to the Existing Securities and the Investment Agreement, the Morgans Securityholder has no other assets or liabilities. The Morgans Securityholder was formed solely for the purpose of holding the Existing Securities, transferring the Existing Securities to the Company at the Closing, and performing under the Investment Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Closing only as contemplated by this Agreement and the Other Agreements. Immediately following the Closing, the Morgans Securityholder will be the beneficial owner of all of the equity interests in the Hotel Owner and the equity interests in TLG transferred pursuant to this Agreement.

4.4 Foreign Status. Such Yucaipa Party is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.5 Brokers. Such Yucaipa Party has incurred no obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of the Company or any of its Affiliates to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 5

Covenants

5.1 Further Assurances. The Company, on the one hand, and the Yucaipa Parties, on the other hand, shall use their commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby (other than the purchase and sale of the Delano Hotel, which is governed by the Delano Purchase Agreement, performance under the Investment Agreement, which is governed by the Investment Agreement, and management of the Delano Hotel, which is governed by the Delano Hotel Management Agreement), including, (a) following the Closing, the delivery by the Company to the Yucaipa Parties of all books and records of TLG and its subsidiaries and MBLV Holdings and its subsidiaries in the possession of the Company and its subsidiaries, subject to the Company’s right to maintain copies of such books and records as are necessary or appropriate for the Company’s ongoing recordkeeping, and (b) promptly following the execution of this Agreement but in any event prior to the Closing Date, the negotiation in good faith and on commercially reasonable terms of the Transition Services Agreement, pursuant to which the parties shall agree that the Company will provide or cause to be provided to TLG and its subsidiaries (i) access to the Sun Financial reporting system for a period of six (6) months from the Closing Date and (ii) access to certain health and welfare plans for a period of one (1) year from the Closing Date, and that the Company will be reimbursed its actual, direct out-of- pocket costs incurred in providing such services, including, for the avoidance of doubt, any reasonable travel expenses incurred by the person in the provision of such services.

5.2 Rights Plan. The Rights Plan Amendment will be entered into at the Closing. Except with the express prior written consent of YAAF II, on behalf of the Yucaipa Parties (which consent may be withheld in YAAF II’s sole discretion as to clause (a) below, but shall not be unreasonably withheld as to clause (b) below), the Company shall not, and shall cause its subsidiaries not to, enter into any modification, amendment, supplement or other alteration of the Rights Plan, or adopt any successor “stockholder rights plan,” “poison pill,” or other comparable plan or arrangement, that (a) would, solely as a result of such action, result in the Yucaipa Parties or any of them or their respective Affiliates becoming an “acquiring person” as defined in the Rights Plan or having a similar effect under the Rights Plan as it may be amended or under any comparable plan or arrangement that may be adopted in the future, or (b) would limit the Yucaipa Parties’ or any of their respective Affiliates’ ability to acquire, hold or dispose of any securities of the Company in a manner that is more restrictive or limiting in any respect than would be the case under the Rights Plan, as in effect on the date hereof and as further modified by the Rights Plan Amendment, it being understood that the following shall not in any event require the consent of YAAF II on behalf of the Yucaipa Parties: (i) an extension of the expiration date of the Rights Plan, as in effect on the date hereof and as further modified by the Rights Plan Amendment, and (ii) any modification, amendment, supplement or other alteration of the Rights Plan (as in effect on the date hereof and as further modified by the Rights Plan Amendment) or any adoption of any successor “stockholder rights plan,” “poison pill,” or any other comparable plan or arrangement that provides that such modifications, changes or other alterations to the Rights Plan (as in effect on the date hereof and as further modified by the Rights Plan Amendment) are not applicable to the Yucaipa Parties or any of their respective Affiliates. Upon written request by a Yucaipa Holder (as such term is defined in the Rights Plan) from time to time, the Company shall promptly furnish such Yucaipa Holder with the number of issued and outstanding shares of Common Stock as of a recent date for purposes of determining Beneficial Ownership (as such term is defined in the Rights Plan) by such Yucaipa Holder.

5.3 Taxes.

(a) Between the date hereof and the Closing Date, the Company shall not with respect to the business of TLG, MBLV Holdings, Beach LLC or any of their subsidiaries: (A) make or change any Tax election, or change any method of Tax accounting; (B) enter into, or commence negotiations regarding, any material closing, settlement, or other agreement with any Governmental Entity relating to or which could have an effect on Taxes; (C) agree to extend or waive any period of adjustment, assessment, or collection of Taxes, or issue a power of attorney with respect to Taxes; (D) apply for or otherwise request or seek any ruling from or agreement with a Governmental Entity relating to Taxes; or (E) file any Tax Return except in a manner consistent with past practice and Applicable Law; provided, however, that each of TLG, MBLV Holdings, Beach LLC, and each of their subsidiaries, as the case may be, shall (x) fully and timely pay (or cause to be so paid) all Taxes due and payable by it on or prior to the Closing Date and (y) timely file (or cause to be filed) all Tax Returns required to be filed by it on or prior to the Closing Date in a manner consistent with this Agreement.

(b) All transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (together with any interest or penalty, addition to tax or additional amount) (together, “Transfer Taxes”) incurred or payable in connection with the consummation of the transfer of the equity interests in TLG and in MBLV Holdings shall be paid by the Company. The Yucaipa Parties will prepare and file all necessary Tax Returns (along with any required payment) and other documentation with respect to all such Transfer Taxes and, the Company shall cooperate with the Yucaipa Parties in connection with such filings and, if required by Applicable Law, join in the execution of any such Tax Return and other documentation. Transfer Taxes payable with respect to the acquisition of the Delano Hotel and Tax Returns with respect thereto shall be paid and filed in accordance with the Delano Purchase Agreement.

(c) The parties agree and acknowledge that the TLG Transactions shall result in a termination of TLG for purposes of Section 708(b)(1)(B) of the Code.

(d) The Company and the Yucaipa Parties agree that for Tax purposes, any assets or amounts transferred, paid over or otherwise delivered to the Yucaipa Parties or their Affiliates in connection with the Transactions shall be treated as a sale or exchange of the Existing Securities or otherwise in consideration for amounts paid or obligations assumed by the Yucaipa Parties or their Affiliates under this Agreement and the Other Agreements.

5.4 Rights Offering. Promptly following the date of this Agreement, the Company shall commence the Rights Offering in compliance with the terms of the Investment Agreement in all material respects.

5.5 Conduct Prior to Closing.

(a) Except as expressly contemplated or permitted by this Agreement or the Other Agreements, or as required by Applicable Law, rule or regulation, during the period from the date of this Agreement to the Closing Date, unless the Yucaipa Parties otherwise agree in writing, the Company shall, and shall cause its subsidiaries to (except, with respect to TLG and its subsidiaries, shall use its reasonable best efforts to cause them to), in all material respects, conduct the business of TLG and MBLV Holdings and their respective subsidiaries in the usual, regular and ordinary course consistent with past practice and use its reasonable best efforts to maintain and preserve intact the business organization of TLG and MBLV Holdings and their respective subsidiaries and the goodwill of their customers and other persons having business relationships with them and retain the services of their present officers and key employees. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries to, amend, modify, or terminate the TLG Notes Amendments or the TLG Termination Agreements.

(b) During the period from the date of this Agreement to the Closing Date and immediately after the consummation of the transactions contemplated hereby the Morgans Securityholder will be Solvent. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Law governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

5.6 MGM Transaction Documents. A true and correct copy of each of the Admission Agreement, the MBLV LLC Agreement, the documents comprising the “Collateral Transactions and Agreements” under the Admission Agreement, the Purchase Money Note, the Company MBLV Guaranty, the MB\CG Lease, and the MB\RS Lease (collectively, the “MGM Transaction Documents”) has been delivered to the Yucaipa Parties prior to the date hereof. Prior to the Closing, the Company shall not amend, modify or terminate the MGM Transaction Documents in any material respect without the prior consent of the Yucaipa Parties, not to be unreasonably withheld or delayed so long as the Admission Price (as defined in the Admission Agreement) is not increased. At the Closing, the agreement set forth in Section 5.6 of the Disclosure Letter will be entered into.

5.7 TLG Matters. Following the Closing, and provided (i) there has been no TLG Material Adverse Effect, (ii) the Yucaipa Parties beneficially own, directly or indirectly, more than 50% of the equity interests in TLG, and (iii) the Delano Hotel Management Agreement shall be in effect (or if not in effect, the Post-Term License (as defined in the Delano Hotel Management Agreement) shall be in effect), the Company shall and shall cause its subsidiaries to assist TLG in its efforts to obtain contracts for the food and beverage operations at any Delano branded property owned, operated or licensed by the Company, wherever located, by facilitating introductions and meetings between representatives of TLG and the owners of Delano branded hotels and, after the execution of the applicable Delano hotel management agreements, keeping the Yucaipa Parties reasonably informed about the potential for such contract opportunities.

5.8 Existing Securities Purchase Agreement; the Warrants. The Company acknowledges and agrees that none of the negotiation, execution and delivery of, or performance of the obligations of the Yucaipa Parties and their Affiliates under, any of this Agreement or the Other Agreements, or the consummation of the Transactions violates, breaches or causes a default by the Investors under or of that certain Securities Purchase Agreement by and among the Company and the Investors dated as of October 15, 2009. Such parties agree that such Securities Purchase Agreement shall terminate upon the effectiveness of Section 5.10 hereunder. The Yucaipa Parties agree not to exercise the Warrants or exchange, convert or transfer the Existing Securities prior to the Closing or the termination of this Agreement.

5.9 Board Representation. The parties acknowledge and agree that it is their intent that the Yucaipa Parties shall have the right to appoint nominees to the Board of Directors (the “Investor Nominees”) following the Closing, which right shall be to appoint two Investor Nominees (who shall initially be Mr. Burkle and Mr. Tochner), provided, however, that if the Investors and their subsidiaries (collectively, the “Fund Parties”) collectively have beneficial ownership of at least 30% of the outstanding shares of Common Stock, the Yucaipa Parties shall have the right, for so long as at least 30% of the outstanding shares of Common Stock are so beneficially owned, to appoint three Investor Nominees; and, provided further, that if the Fund Parties dispose of any shares of Common Stock following the Closing such that they thereafter collectively have beneficial ownership of less than 5% of the outstanding shares of Common Stock, or if the Fund Parties collectively acquire beneficial ownership of less than 5% of the outstanding shares of Common Stock pursuant to the Investment Agreement and subsequently (i) sell any shares of Common Stock or (ii) fail to acquire beneficial ownership of additional shares of Common Stock within the Applicable Period such that they collectively have beneficial ownership of less than 5% of the outstanding shares of Common Stock at the end of the Applicable Period, the right to appoint Investor Nominees shall cease (the right to appoint any Investor Nominees to the Board of Directors pursuant to this sentence is referred to herein as the “Common Stock Board Condition”). For purposes of this Section 5.9, (x) “beneficial ownership” shall be as defined in the Rights Plan as amended pursuant to Exhibit C, and treating warrants and exchangeable or convertible securities of the Company exercisable, exchangeable or convertible into shares of Common Stock as exercised, exchange or converted into Common Stock in accordance with their respective terms) and (y) in determining the Common Stock Board Condition, the amount of outstanding shares of Common Stock shall be based upon the Company’s most recent quarterly or annual report, and any current report subsequent thereto, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At any time that the Common Stock Board Condition is satisfied:

(a) The Company shall use its reasonable best efforts to cause the Board of Directors (or the appropriate committee thereof) to nominate and recommend to the stockholders of the Company the election of each Investor Nominee at any meeting of the stockholders of the Company (or in any resolution by written consent in lieu thereof) at which each Investor Nominee is being considered for election to the Board of Directors, and use its reasonable best efforts to ensure that each Investor Nominee is elected to the Board of Directors at each such meeting (or in each such resolution by written consent in lieu thereof);

(b) YAAF II, on behalf of the Yucaipa Parties, by delivery of written notice to the Company at any time or from time to time, shall have the right, in its sole and absolute discretion, to direct that an Investor Nominee then serving as a director of the Company (or as an observer of the Board of Directors) resign from the Board of Directors (or as an observer thereof), and/or that any Investor Nominee be replaced with a replacement Investor Nominee named in such notice; provided, that, the Yucaipa Parties shall have provided the Company with notices of resignation from the Board of Directors of such Investor Nominees which resignations shall be conditioned upon receipt of such a notice from YAAF II and that any such replacement Investor Nominee shall be reasonably satisfactory in accordance with the applicable selection criteria for directors of the Company from time to time set forth in the Company’s “Corporate Governance Guidelines”. For the avoidance of doubt, the Investor Nominee need not be “independent” of the Company for purposes of the Rules or any Company policies or guidelines. In the event that YAAF II, on behalf of the Yucaipa Parties, notifies the Company in writing that it desires the resignation of an Investor Nominee and, if applicable, the replacement of such Investor Nominee in accordance with this Section 5.9, then the Company shall use its reasonable best efforts to cause the Board of Directors and stockholders of the Company, as applicable, to comply with such request as promptly as practicable, and such replacement Investor Nominee shall continue to be an “Investor Nominee” hereunder unless and until such person is replaced by YAAF II, on behalf of the Yucaipa Parties, pursuant to this Section 5.9;

(c) In the event that an Investor Nominee is not elected to the Board of Directors at any meeting of stockholders at which directors are elected, if the Company notifies the Yucaipa Parties that there is an available seat on the Board of Directors (due to increasing the size of the Board of Directors, filling a vacancy or otherwise), YAAF II, on behalf of the Yucaipa Parties, by delivery of written notice to the Company, shall promptly select a replacement Investor Nominee. Such replacement Investor Nominee shall be reasonably satisfactory in accordance with the applicable selection criteria for directors of the Company from time to time set forth in the Company’s “Corporate Governance Guidelines”. For the avoidance of doubt, an Investor Nominee need not be “independent” of the Company for purposes of the Rules or any Company policies or guidelines. In such event, the Company shall use its reasonable best efforts to cause the Board of Directors to comply with such request as promptly as practicable, and such replacement Investor Nominee shall continue to be an “Investor Nominee” hereunder unless and until such person is replaced by YAAF II, on behalf of the Yucaipa Parties, pursuant to this Section 5.9; and

(d) Unless and until any proposed Investor Nominee is elected to the Board of Directors (and during any period of time that such Investor Nominee is not serving as a director of the Board of Directors), the Company shall invite such Investor Nominee, and such Investor Nominee shall have the right, to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such Investor Nominee copies of all notices, minutes, consents and other material that it provides to its directors; provided that the Company reserves the right to withhold any information and to exclude such Investor Nominee from any meeting or portion thereof if a conflict of interest exists, if the Board of Directors plans to discuss a matter involving the Company or its subsidiaries, on the one hand, and an Affiliate of one of the Yucaipa Parties, on the other hand, or if access to such information or attendance at such meeting would reasonably likely adversely affect the attorney-client privilege between the Company and its counsel or result in the disclosure of trade secrets. Each Investor Nominee shall agree to customary confidentiality restrictions.

(e) At any time the Common Stock Board Condition is satisfied, the Company shall not, directly or indirectly, without the prior written approval of each Investor (which approval may be withheld in any Investor’s sole discretion), increase the size of the Board of Directors above nine, and vacancies shall be filled as follows: all vacancies created by the non-election, resignation or death of an Investor Nominee shall be filled by candidates selected by the Yucaipa Parties pursuant to the foregoing provisions of this Section 5.9 and all vacancies created by the non-election, resignation or death of any other director or director nominee shall be filled by the Board of Directors of the Company in accordance with its usual practices.

5.10 Standstill Agreement.

Effective following the Closing:

(a) Each Investor agrees that, without the prior approval of the Company, such Investor will not, directly or indirectly, through its Affiliates or associates or any other persons, or in concert with any person, or as a participant in a “group” (such term being used in this Section 5.10 as defined in Section 13 of the Exchange Act):

(i) purchase, offer to purchase, hold or agree to purchase or otherwise acquire “beneficial ownership” (such term being used in this Section 5.10 as defined in the Rights Plan as in effect as of the date hereof) of any Common Stock, or securities convertible into or exchangeable for Common Stock, that would result in the Fund Parties and their Affiliates having beneficial ownership of more than the Applicable Threshold (treating warrants and exchangeable or convertible securities of the Company exercisable, exchangeable or convertible into shares of Common Stock as exercised, exchanged or converted into Common Stock in accordance with their respective terms). “Applicable Threshold” shall mean that percentage of the outstanding shares of Common Stock acquired by the Fund Parties pursuant to the Investment Agreement, provided, however, that if the Fund Parties shall not have acquired pursuant to the Investment Agreement 32% or more of the outstanding Common Stock and shall not have sold any shares of Common Stock acquired pursuant to the Investment Agreement, the Fund Parties may acquire during the Applicable Period in the open market such additional number of shares of Common Stock such that the aggregate ownership of the Fund Parties does not exceed 32% of the outstanding Common Stock on the date of any such purchase, and the Applicable Threshold shall be that percentage of outstanding Common Stock owned by the Fund Parties following the latest of such permitted acquisitions. For purposes of this Section 5.10, in determining the amount of outstanding shares of Common Stock, the Fund Parties may rely upon information set forth in the Company’s most recent quarterly or annual report, and any current report subsequent thereto, filed with the Securities and Exchange commission pursuant to the Exchange Act, unless a Fund Party knows or has reason to believe that the information contained therein is inaccurate. Shares of Common Stock granted or issued to an Investor Nominee or any other person by the Company pursuant to any compensation or benefit plan, arrangement or agreement shall not be considered to be beneficially owned by any Investor for purposes of this Section 5.10. “Applicable Period” shall mean the period ending on the one year anniversary of the Closing Date, provided, however, that such period shall be extended by one trading day for each trading day following the Closing Date with respect to which the Company has informed any Investor Nominee and/or any other non-employee director that they are directed, requested, and/or recommended to not engage in transactions in the securities of the Company, which directive, request or recommendation is not made pursuant to the Company’s normal blackout periods preceding earnings announcements. The Applicable Threshold shall be lowered following any sales or other dispositions by the Fund Parties to the percentage of outstanding Common Stock held following such sales or other dispositions, but in no event shall the Applicable Threshold be below 15% of the outstanding Common Stock. To the extent that the Fund Parties and their Affiliates hold beneficial ownership of more than the Applicable Threshold of the outstanding shares of Common Stock of the Company (treating warrants and exchangeable or convertible securities of the Company that are beneficially owned by a person or its Affiliates as fully converted into Common Stock) as a result of repurchases of shares of Common Stock by the Company, the Fund Parties and their Affiliates shall not be required to dispose of shares of voting stock or Common Stock in order to hold beneficial ownership of less than the Applicable Threshold;

(ii) make, or in any way participate in (except in conjunction with the participation by a majority of the Board of Directors), any solicitation of proxies to vote any voting securities of Company or any of its subsidiaries, or seek to control or direct the management of the Company or control or direct the Board of Directors by way of any public communication, or communication with any person other than the Company, the directors of the Company or the Company’s authorized representatives;

(iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any acquisition of, or extraordinary transaction involving, the Company or any of the Company’s subsidiaries, or any of the securities or assets of the Company or its subsidiaries; or

(iv) enter into any negotiations, arrangements or understandings with, or form, join or participate in a group with, any other person in such other person’s taking, planning to take, or seeking to take any of the actions described in clauses (i) through (iii) of this Section 5.10(a).

(b) Notwithstanding the foregoing, to the extent a Third Party who has not been solicited by an Investor, its Affiliates or associates approaches the Company with respect to a consensual proposal involving the business of the Company that does not involve the acquisition of control of the Company, nothing herein shall prohibit discussions regarding such proposal (i) between the Yucaipa Parties, their Affiliates or associates and such Third Party, provided the Chief Executive Officer and the Chairman of the Board of the Company are informed of such discussions, or (ii) between the Yucaipa Parties, their Affiliates or associates and the Company. In addition, nothing contained herein shall prevent the Yucaipa Parties, their Affiliates or associates from discussing on a non-public basis with the Company or the Board of Directors their potential involvement in transactions the Company is considering pursuing which do not involve the acquisition of control of the Company or from discussing on a non-public basis with the Company or the Board of Directors the acquisition of any particular asset of the Company. The provisions of this Section 5.10(b) shall constitute prior authorization of the Board of Directors under the Company’s Corporate Governance Guidelines with respect to any Investor Nominee engaging in the discussions permitted by this Section 5.10(b).

(c) Notwithstanding anything to the contrary contained herein, (1) this Section 5.10 shall not prohibit or otherwise limit any actions by any member of the Board of Directors (including any Affiliate of a Yucaipa Party or any person appointed or otherwise designated to the Board of Directors by any of the Yucaipa Parties) in connection with the exercise of his or her duties as a member of the Board of Directors and (2) if (A) any person or “group” (excluding the Yucaipa Parties and their Affiliates) files a Form 13D disclosing the acquisition of Common Stock in excess of the applicable threshold in the Rights Plan and such event has not been endorsed or supported by the Board of Directors within 10 Business Days of the occurrence of such event, (B) any person or “group” (excluding the Yucaipa Parties and their Affiliates) commences one or more solicitations of proxies seeking to remove and/or appoint members of the Board of Directors which if successful would result in such person or “group” (without duplication) having removed, having appointed or being affiliated or associated with an aggregate of three or more such members who are or would serve concurrently, or (C) any person or “group” (excluding the Yucaipa Parties and their Affiliates) provides written notice to the Board of Directors of, or publicly announces, a bona fide intention to engage in any of the actions described in the foregoing clauses (A) and (B), then the Yucaipa Parties shall be permitted at their sole option to make a confidential proposal to the disinterested members of the Board of Directors with respect to a transaction described in Section 5.10(a) above; provided, however, that with respect to foregoing clause (B) and (C), if the applicable proxy solicitation(s) seek the removal of less than a majority of the Board of Directors in the aggregate, then the Yucaipa Parties shall only be permitted to make a confidential proposal to the disinterested members of the Board of Directors with respect to a transaction described in Section 5.10(a)(ii) above only.

(d) Each Investor’s obligations under this Section 5.10 shall terminate and be of no further force and effect on the later of (i) the last day of the Applicable Period and (ii) the first date that the Fund Parties and their Affiliates have beneficial ownership (as defined in the Rights Plan as in effect on the date hereof) of less than 15% of the outstanding Common Stock (treating warrants and exchangeable or convertible securities of the Company exercisable, exchangeable or convertible into shares of Common Stock that are beneficially owned by a person or its Affiliates as exercised, exchanged or converted into Common Stock in accordance with their respective terms).

5.11 Governmental Filings. The parties hereto shall make all material filings with any Governmental Entity required for the consummation of the Transactions.

5.12 Release. Effective as of, and subject to the consummation of, the sale of MBLV Holdings and TLG as contemplated by Section 7.2(a) hereunder, the Company, for itself and on behalf of each of its Affiliates, hereby irrevocably and unconditionally releases, acquits and forever discharges TLG, MBLV Holdings, and their respective subsidiaries (collectively, the “Entity Releasees”), and the TLG Principals and any other persons within the categories of persons entitled to indemnification by TLG or any of its subsidiaries under the operating agreements of TLG or any of its subsidiaries as in effect on or prior to the date hereof or MBLV Holdings or any of its subsidiaries under the operating agreements of MBLV Holdings or any of its subsidiaries as in effect on or prior to the date hereof (collectively, the “Individual Releasees”, and together with the Entity Releasees, the “Releasees”), of and from any and all manner of liability, claims, obligations, damages, costs, expenses, and causes of action whatsoever, of every kind and character, including costs and attorneys’ fees, which it, he or she ever had, may now have or which may hereinafter accrue, whether known or unknown, suspected or unsuspected, both at law and in equity (“Claims”); provided, that Individual Releasees are released only to the extent that such Individual Releasees would be entitled to indemnification by TLG or any of its subsidiaries with respect to such Claims under the operating agreements of TLG or any of its subsidiaries as in effect on or prior to the date hereof or by MBLV Holdings or any of its subsidiaries with respect to such Claims under the operating agreements of MBLV Holdings or any of its subsidiaries as in effect on or prior to the date hereof, in each case, as if such agreements continued to be in full force and effect through and following the date of such Claims; provided further, that no Releasee shall be released with respect to any obligations arising out of this Agreement, the Other Agreements, the Transition Services Agreement, the LGD Management Agreement and that no Entity Releasee shall be released with respect to (i) its obligations for contractual obligations (written or oral) of the Company or any of its subsidiaries that are not Entity Releasees (“Morgans Entities”) with a third party on behalf of any Entity Releasee prior to the Closing for the direct benefit of the business of the Entity Releasees, including, without limitation, in connection with the buildout of various leasehold interests of the Entity Releasees or (ii) those expenses incurred by a Morgans Entity in the ordinary course of business on behalf of an Entity Releasee prior to the Closing of a nature that has been reimbursed by such Entity Releasee in its ordinary course of business in the past.

5.13 Master Purchase Agreement. With respect to the Master Purchase Agreement, dated November 17, 2011 among the Buyer Parties (as defined therein), Andrew Sasson, Andy Masi and the Sellers (as defined therein)(the “Master Purchase Agreement”), following the Closing, the Morgans Securityholder agrees not to take any actions that would breach Section 5.8 of the Master Purchase Agreement and the Company agrees to cause Morgans Group and the other Buyer Indemnified Parties (as defined in the Master Purchase Agreement but excluding TLG and its Affiliates and Representatives) not to file any claims for indemnification pursuant to the Master Purchase Agreement, provided that nothing contained herein shall affect the claims for indemnification set forth in Section 3.3(d) of the Disclosure Letter.

ARTICLE 6

Conditions to Closing

6.1 Conditions to Each Party’s Obligation to Effect the Transactions. Subject to Section 6.5, the respective obligation of each party to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) The issuance of the shares pursuant to the Rights Offering shall occur simultaneously with the other Transactions contemplated hereby.

(b) No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Transactions by any Governmental Entity which prohibits, restrains, or makes illegal the consummation of the Transactions.

(c) Any waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated and all other material notices, reports, registrations and other filings with any Governmental Entity, and all material governmental consents, orders, approvals and waiting periods required for the consummation of the Transactions, in each case, the failure of which to obtain would materially impair the Yucaipa Parties’ or their Affiliates’ ability to operate the Delano Hotel after the Closing or could reasonably be expected to have a TLG Material Adverse Effect, shall, with respect to notices, reports registrations and other filings, have been made, with respect to consents, orders, and approvals, shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated.

(d) There shall not be pending any Actions, other than Actions brought by stockholders of the Company or Jason Kalisman, in connection with the Transactions, which could reasonably be expected to materially impair the Company’s ability to perform its obligations under this Agreement and the Other Agreements, taken as a whole, or result in a Material Adverse Effect as defined in the Delano Purchase Agreement after the Closing or could reasonably be expected to have a TLG Material Adverse Effect.

6.2 Conditions to Obligations of the Yucaipa Parties to Effect the Transactions. Subject to Section 6.5, the obligations of the Yucaipa Parties and their Affiliates to effect the Transactions are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Yucaipa Parties):

(a) The representations and warranties of the Company and the Morgans Subsidiaries set forth in this Agreement and the Other Specified Agreements that are qualified by reference to a material adverse effect shall be true and correct in all respects, and the representations and warranties of the Company and the Morgans Subsidiaries set forth in this Agreement and the Other Specified Agreements that are not so qualified shall be true and correct in all material respects, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect as of the date of this Agreement and the Other Specified Agreements, and as of the Closing as if made at such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); provided, that as of the Closing this Section 6.2(a) shall be applied to the representations and warranties of the Company contained in Section 3.4 without regard to (i) Actions brought by stockholders of the Company or Jason Kalisman, in connection with the Transactions or (ii) Actions brought against TLG or MBLV Holdings or their respective subsidiaries (and solely with respect to clause (ii), without limitation to the rights of the Yucaipa Parties to exclude the transfer of TLG at the Closing and the other transactions specified in Section 6.5 in accordance with the terms of such Section 6.5).

(b) The Company and the Morgans Subsidiaries shall have performed or complied in all material respects with all material obligations, agreements or covenants, as applicable, required by this Agreement and the Other Specified Agreements, taken as a whole, to be performed or complied with by it, unless the failure to perform or comply with such obligations, agreements or covenants, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.

(c) No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, issued or applicable to the Transactions by any Governmental Entity which (1) prohibits, or imposes any limitations on, the Yucaipa Parties’ or their subsidiaries’ or Affiliates’ ownership (or which imposes any limitations that would materially adversely affect its or their operation) of any portion of the respective businesses or assets being acquired in the Transactions, (2) imposes any requirement to divest, hold separate or otherwise dispose of any portion of their respective businesses or assets, or (3) imposes limitations on its or their ability to effectively control the respective businesses or operations being acquired in the Transactions, and no action or proceeding by any Governmental Entity shall be pending which seeks any of the results described in clauses (1) through (3); provided that this Section 6.2(c) shall not apply to statutes, rules, or regulations customarily imposing operational or suitability requirements on the types of businesses and assets being acquired in the Transactions.

(d) All of the conditions to the Morgans Securityholder’s obligations under Section 7(a) of the Investment Agreement shall have been met.

(e) All of the conditions to the Hotel Owner’s obligations under Section 4.6 of the Delano Purchase Agreement (excluding Section 4.6(a) thereunder) shall have been met.

(f) The Title Policy shall have been issued, or irrevocably committed to issue, pursuant to Section 4.6(d) of the Delano Purchase Agreement.

6.3 Conditions to Obligations of the Company to Effect the Transactions. The obligation of the Company and its Affiliates to effect the Transactions is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a) The representations and warranties of the Yucaipa Parties and their Affiliates set forth in this Agreement and the Other Specified Agreements that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of the Yucaipa Parties and their Affiliates set forth in this Agreement and the Other Specified Agreements that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement or such Other Specified Agreement, and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).

(b) The Yucaipa Parties and their Affiliates shall have performed or complied in all material respects with all material obligations, agreements and covenants, as applicable, required by this Agreement and the Other Specified Agreements, taken as a whole, to be performed or complied with by each of them.

(c) All of the conditions to the Company’s obligations under Sections 7(b) and (c) of the Investment Agreement shall have been met.

(d) All of the conditions to the Company’s obligations under Section 4.7 of the Delano Purchase Agreement (excluding Section 4.7(a) thereunder) shall have been met.

6.4 Frustration of Closing Conditions. None of the Yucaipa Parties or the Company may rely on the failure of any condition to its obligation to consummate the Transactions set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Transactions and the other transactions contemplated by this Agreement or otherwise comply with Section 5.1.

6.5 TLG Material Adverse Effect. Notwithstanding the foregoing, in the event that the failure to satisfy any condition to an obligation to consummate the Transactions set forth in Sections 6.1, 6.2 or 6.3, as the case may be, is due to a TLG Material Adverse Effect, which would not, if the TLG Transactions were no longer a part of this Agreement, constitute a Material Adverse Effect, such condition shall only be to the obligation of the Yucaipa Parties to acquire TLG and MBLV Holdings and consummate the TLG Transactions, and the Yucaipa Parties shall otherwise be required to perform their obligations under this Agreement, the Delano Purchase Agreement and the Investment Agreement, except that (a) the Existing Securities to be transferred to the Company at the Closing shall be reduced by the amount of Preferred Securities having a liquidation preference plus accumulated and unpaid dividends to the Closing Date equal to $30,000,000 and (b) the Company will not transfer to the Investors its equity interests in TLG, the TLG Notes Amendments and the TLG Termination Agreements will not become effective, the Assignment Agreement and the Agreement contemplated by Section 5.6 of the Disclosure Letter will not be executed and delivered and Andrew Sasson will not resign from the Board of Directors of the Company at the Closing.

ARTICLE 7

Closing and Closing Deliverables

7.1 Pre-Closing. The parties shall hold a pre-Closing (the “pre-Closing”) at 5:00 p.m. (or such other time as agreed to by all the parties) on the date of the scheduled expiration of the Rights Offering, at which the following documents will be provided to the other parties, without limitation of any of the rights and obligations of the parties hereunder (including no limitations on any of the conditions to Closing set forth in Article 6 or rights to terminate the Agreement pursuant to Article 8), and held in escrow until released by the delivering party at the Closing for delivery to the other parties:

7.1.1 The Company will deliver to the Yucaipa Parties:

(a) a secretary’s certificate executed by the Company’s secretary, in the form attached hereto as Exhibit D;

(b) a certificate executed by a duly authorized officer of the Company, in form and substance reasonably satisfactory to the Yucaipa Parties, which states that as of the pre-Closing, the Company has no knowledge that any of the conditions to Closing set forth in Article 6 will not be satisfied as of the Closing;

(c) all deliveries required by the Company under Section 4.2 (other than Section 4.2(k)) of the Delano Purchase Agreement and Section 7(a)(xi) of the Investment Agreement;

(d) certificates representing the Company’s interests in TLG, free and clear of Encumbrances, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank;

and

(e) the Transition Services Agreement duly executed by the Company;

(f) a certificate executed by a duly authorized officer of the Company, in form and substance reasonably satisfactory to the Yucaipa Parties, which states that the Company is not a foreign person, for purposes of satisfying the Company’s obligations under Treasury Regulation Section 1.1445-2(b)(2).

7.1.2 The Yucaipa Parties will deliver to the Company:

(a) certificates representing the Existing Securities, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(b) a certificate executed by a duly authorized officer of each Yucaipa Party, in form and substance reasonably satisfactory to the Company, which states that as of the pre-Closing, the Yucaipa Parties’ have no knowledge that any of the conditions to Closing set forth in Article 6 will not be satisfied as of the Closing;

(c) all items to be delivered by the Yucaipa Parties or their Affiliates at the pre-Closing under Section 4.3 (other than Section 4.3(e)) of the Delano Purchase Agreement and Section 7(b)(v) of the Investment Agreement; and

(d) a certificate executed by a duly authorized officer of each Yucaipa Party, in form and substance reasonably satisfactory to the Company, which states that each Yucaipa Party is not a foreign person, for purposes of satisfying each Yucaipa Party’s obligations under Treasury Regulation Section 1.1445-2(b)(2).

7.2 Closing. Subject to Sections 6.1, 6.2 and 6.3, the Closing shall occur at 1:00 p.m. (or such other time as agreed to by all the parties) New York City time, on the Business Day that sufficient funds are received pursuant to the Rights Offering to repay the indebtedness on the Delano Hotel. At the Closing, in addition to the delivery out of escrow of all items delivered at the pre-Closing pursuant to Section 7.1, which delivery out of escrow shall be made only upon the instructions of the delivering party,

(a) the Company will deliver to the Yucaipa Parties the Assignment Agreement duly executed by the Company, pursuant to which the Yucaipa Parties will cause TLG to deliver to the Company $6,500,000 in cash, and the Company will deliver to the Yucaipa Parties certificates representing Morgans Group’s interests in MBLV Holdings, free and clear of Encumbrances, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank; provided that the assignment of Morgans Group’s interests in MBLV Holdings pursuant to this Section 7.2(a) shall only occur following the effectiveness of the transfer of all of the Company’s equity interests in TLG;

(b) the Company, Morgans Group, TLG, and the Morgans Securityholder will execute and deliver the agreement contemplated by Schedule 5.6 and the Company and the Rights Agent under the Rights Agreement will execute and deliver the Rights Plan Amendment;

(c) the Company will cause the Hotel Manager to deliver the Subordination, Non-disturbance, and Attornment Agreement in accordance with the instructions of the Yucaipa Parties in the form attached hereto as Exhibit G;

(d) the Company will deliver to the Yucaipa Parties the amount of the “Adjustment” (as defined in the Delano Purchase Agreement) if required pursuant to Section 4.2(k) of the Delano Purchase Agreement; and

(e) the Yucaipa Parties will deliver to the Company the amount of the “Adjustment” (as defined in the Delano Purchase Agreement) if required pursuant to Section 4.3(e) of the Delano Purchase Agreement.

ARTICLE 8

Termination

8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transactions contemplated herein may be abandoned at any time prior to the Closing:

8.1.1 By the mutual written consent of the Yucaipa Parties and the Company.

8.1.2 By either of the Company or the Yucaipa Parties:

(a) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all reasonable best efforts to challenge such order, decree, ruling or other action;

(b) if the Closing shall not have occurred on or before June 15, 2013 (the “Outside Date”), provided, that, a party may not terminate the Agreement pursuant to this Section 8.1.2(b) if its failure to perform any of its obligations under this Agreement results in the failure of the Closing to occur by such time, provided, however, that the Outside Date shall be extended day-by-day for each day during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Transactions, provided further, however, that the Outside Date shall not be extended past July 15, 2013; or

(c) if the Investment Agreement shall have been terminated in accordance with its terms, the Delano Purchase Agreement shall have been terminated pursuant to Section 2.3(b) or Section 4.9 thereof, or any of the Other Agreements shall have been terminated in accordance with its terms.

8.1.3 By the Company:

(a) if the representations and warranties of the Yucaipa Parties or their Affiliates set forth in this Agreement and the Other Specified Agreements that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of the Yucaipa Parties or their Affiliates set forth in this Agreement and the Other Specified Agreements that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement or the date of such Other Specified Agreement, and as of the Closing as if made at such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); or

(b) if any of the Yucaipa Parties or their Affiliates shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement and the Other Specified Agreements, taken as a whole, to be performed or complied with by it, which inaccuracy or breach is incapable of being cured or has not been cured within thirty (30) Business Days after the Company gives written notice of such inaccuracy or breach to the Yucaipa Parties.

8.1.4 By the Yucaipa Parties:

(a) if the Special Committee, the Board of Directors, or any other committee of the Board of Directors shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to the Yucaipa Parties, the approval of this Agreement or the Transactions, or the Special Committee, the Board of Directors, or any other committee of the Board of Directors shall have resolved to take any of the foregoing actions;

(b) if the representations and warranties of the Company or its Affiliates set forth in this Agreement and the Other Specified Agreements that are qualified by reference to a material adverse effect shall not be true and correct in any respect, or if the representations and warranties of the Company or its Affiliates set forth in this Agreement and the Other Specified Agreements that are not so qualified shall not be true and correct in all material respects, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect as of the date of this Agreement and the Other Specified Agreements, and as of the Closing as if made at such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); provided, that as of the Closing this Section 8.1.4(b) shall be applied to the representations and warranties of the Company contained in Section 3.4 without regard to (i) Actions brought by stockholders of the Company or Jason Kalisman, in connection with the Transactions or (ii) Actions brought against TLG or MBLV Holdings or their respective subsidiaries; or

(c) if the Company or its Affiliates shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement and the Other Specified Agreements, taken as a whole, to be performed or complied with by it, unless the failure to perform or comply with such obligations, agreements or covenants, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, which inaccuracy or breach is incapable of being cured or has not been cured within thirty (30) Business Days after any Investor gives written notice of such inaccuracy or breach to the Company.

(d) Notwithstanding the foregoing, in the event the effect of any breach of any representation, warranty or covenant shall only be a TLG Material Adverse Effect, and not a Material Adverse Effect, the only remedy of the Yucaipa Parties hereunder shall be to terminate their obligation to acquire TLG and MBLV Holdings and consummate the TLG Transactions, and they shall otherwise be required to perform their obligations under this Agreement, the Delano Purchase Agreement and the Investment Agreement, except that (a) the Existing Securities to be transferred to the Company at the Closing shall be reduced by the amount of Preferred Securities having a liquidation preference plus accumulated and unpaid dividends to the Closing Date equal to $30,000,000 and (b) the Company will not transfer to the Investors its equity interests in TLG, the TLG Notes Amendments and the TLG Termination Agreements will not become effective, the Assignment Agreement and the agreement contemplated by Section 5.6 will not be executed and delivered and Andrew Sasson will not resign from the Board of Directors of the Company at the Closing; provided, however, that nothing in this Section 8.1.4(d) shall relieve the Company or any of its subsidiaries from liability for any breach (occurring prior to any termination of the Yucaipa Parties’ obligation to acquire TLG) of any of the covenants or agreements set forth in this Agreement.

8.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 8.2, 8.3, 8.4, 10.2, 10.4, 10.6, 10.8, 10.9, 10.10, and 10.11 hereof), and the Other Agreements, except to the extent of provisions therein that survive the termination thereof, shall forthwith become null and void, and except as set forth in Sections 8.3 and 8.4, there shall be no liability on the part of the parties hereto; provided, however, that nothing in this Section 8.2 shall relieve any party from liability for any breach (occurring prior to any such termination) of any of the covenants or agreements set forth in this Agreement.

8.3 Cancellation of Certain Existing Securities Upon Termination. In the event that the Company shall terminate this Agreement pursuant to Section 8.1.3, or rights to the remedies set forth in this Section 8.3 arise pursuant to the Investment Agreement or due to a default by the Purchaser (as defined in the Delano Purchase Agreement) pursuant to Section 6.1 of the Delano Purchase Agreement, then the Yucaipa Parties shall promptly surrender, and the Company shall be entitled to terminate and cancel, as applicable, Preferred Securities having a liquidation preference plus accumulated and unpaid dividends to the date of cancellation equal to $25,000,000 (the “Cancellation” and the Preferred Securities to be cancelled, the “Cancelled Securities”).

The Yucaipa Parties agree to (i) cooperate with the Company and (ii) promptly take any actions reasonably requested by the Company, in each case, to effect the Cancellation pursuant to this Section 8.3, including (a) delivery of the Cancelled Securities and (b) providing a written acknowledgement of cancellation. Notwithstanding the failure of the Yucaipa Parties to physically surrender such Cancelled Securities, the parties hereto acknowledge and agree that the Cancelled Securities shall be of no further force and effect even without such physical surrender. Notwithstanding anything contained in Section 8.2, in the event that the Yucaipa Parties effect the Cancellation pursuant to this Section 8.3, the Cancellation shall be deemed to be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company and its subsidiaries and Affiliates or any other person in connection with this Agreement, the Other Agreements, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other person shall be entitled to bring or maintain any claim, action or proceeding against the Yucaipa Parties or any other party to the Other Agreements arising out of or in connection with this Agreement, the Other Agreements, any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination.

8.4 Termination Fee.

(a) In the event that (i) the Yucaipa Parties shall terminate this Agreement pursuant to subsection (a) of Section 8.1.4, (ii) the Yucaipa Parties shall terminate the Investment Agreement pursuant to Section 10(a)(iv)(C) thereof, or (iii) the Company shall terminate the Investment Agreement pursuant to Section 10(a)(iii)(C) thereof, then the Company shall pay to the Yucaipa Parties (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee in an amount equal to $9,000,000 (the “Termination Fee”). The payment of the Termination Fee by the Company shall be deemed to be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Yucaipa Parties and their subsidiaries and Affiliates or any other person in connection with this Agreement, the Other Agreements, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Yucaipa Parties nor any other person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any other party to the Other Agreements arising out of or in connection with this Agreement, the Other Agreements, any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination.

(b) In the event that the Yucaipa Parties shall terminate this Agreement pursuant to this Article 8 other than pursuant to a termination for which the Termination Fee is payable, nothing contained in this Agreement shall relieve the Company or any of its subsidiaries from liability for any breach (occurring prior to any such termination) of any of the covenants or agreements set forth in this Agreement or the Other Agreements, or limit or preclude the Yucaipa Parties’ exercise of any rights or remedies that may now or subsequently be available to them at law or in equity.

ARTICLE 9

Indemnification

9.1 Indemnification. The representations and warranties, as limited by the provisions of this Section 9.1, contained in this Agreement shall survive the Closing Date for a period of six months except that (i) with respect to claims asserted pursuant to this Article 9, such claims shall survive until the date that they are finally liquidated or otherwise resolved, (ii) the representations and warranties set forth in Section 3.8 (the “Tax Representations”) shall survive the Closing until the expiration of the applicable statute of limitations with respect to any indemnifiable claim related to the breach of any such representation or warranty, (iii) the representations and warranties set forth in Sections 3.3(a) (third sentence), 3.3(b) (third sentence), and 3.3(f) (the “Intercompany and Capitalization Representations”) shall survive the Closing Date for a period of two years, and (iv) the representations and warranties set forth in Sections 3.1, 3.2(a), 3.3(a) (first sentence), 3.3(b) (first sentence), 3.7, 4.1, 4.2(a), 4.3, and 4.5 (the “Surviving Representations”) shall survive indefinitely.

(a) Subject to the limitations set forth in this Section 9.1, the Company hereby agrees to indemnify, pay and hold each Investor, and each of the respective officers, directors, employees and Affiliates of each Investor, and each of the respective direct and indirect beneficial owners of each Investor (the “Investor Indemnified Parties”) harmless to the fullest extent permitted by Applicable Law, from and against any and all Losses which may be imposed on, incurred by or asserted against such Investor Indemnified Party, in any manner relating to or arising out of (i) the breach by the Company of any representation or warranty set forth in this Agreement, provided that the obligation to indemnify with respect to breaches of representations or warranties which specifically address TLG (other than Section 3.8.1) shall not include breaches of such representations and warranties by the Company to the extent caused by the actions of the officers of TLG and its subsidiaries or either of its primary principals (Andrew Sasson and Andy Masi) (such officers and principals being collectively referred to as “TLG Principals”) unless such persons are acting at the direction of the Company or its Affiliates (other than TLG or any of its subsidiaries or any TLG Principal) or the Company had knowledge of such breaches on or prior to the date hereof; provided, further, that solely for the purposes of this clause (i), the representation and warranty contained in Section 3.8.13 shall be made to the knowledge of the Company with respect to any actions or events occurring prior to November 30, 2011 resulting in the liability of TLG or any of its subsidiaries for the Taxes of another person, or (ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Company contained in this Agreement; provided that the obligation to indemnify with respect to breaches, non-compliance or non-performance of any covenant, agreement or obligation applicable to the operation of TLG shall not include breaches, non- compliance or non-performance of any such covenants, agreements or obligations to the extent caused by the actions of a TLG Principal unless such TLG Principal is acting at the direction of an officer of the Company or its Affiliates (other than TLG or any of its subsidiaries or any TLG Principal); provided, however, that any claim by any Investor Indemnified Party under clause (i) above shall be made prior to the date on which the applicable representation and warranty expires pursuant to this Section 9.1 and that any claim by any Investor Indemnified Party under clause (ii) above shall be made within six months of the time performance of such covenant or agreement is contemplated.

(b) Subject to the limitations set forth in this Section 9.1, each Yucaipa Party severally but not jointly hereby agrees to indemnify, pay and hold the Company and its officers, directors, employees and Affiliates (each, a “Company Indemnified Party”) harmless to the fullest extent permitted by Applicable Law, from and against any and all Losses which may be imposed on, incurred by, or asserted against such Company Indemnified Party, in any manner relating to or arising out of (i) the breach by such Yucaipa Party of any representation or warranty set forth in this Agreement, or (ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of such Yucaipa Party contained in this Agreement; provided, however, that any claim by any Company Indemnified Party under clause (i) above shall be made prior to the date on which the applicable representation and warranty expires pursuant to this Section 9.1 and that any claim by any Company Indemnified Party under clause (ii) above shall be made within six months of the time performance of such covenant or agreement is contemplated.

(c) With respect to any claim by an Investor Indemnified Party for indemnification pursuant to Section 9.1(a)(i), (A) an Investor Indemnified Party shall only be entitled to indemnification to the extent that, and shall not be entitled to any indemnification until, the aggregate of all amounts subject to indemnification exceeds $150,000 (and then only for the amount by which such Losses exceed that amount), and (B) as to any particular indemnity claim or series of indemnity claims arising out of the same or related facts, events or circumstances, an Investor Indemnified Party shall be entitled to seek indemnity for such claim or claims only if such indemnity claim or series of related indemnity claims equals or exceeds $25,000, in which case the Investor Indemnified Party shall be entitled to seek indemnity for the full amount of such claim or claims. Notwithstanding the foregoing, (x) the maximum liability of the Company for indemnification claims pursuant to Section 9.1(a)(i), except in the case of a breach of a Surviving Representation, an Intercompany and Capitalization Representation, or a Tax Representation (but in this last case, only with respect to Taxes which are attributable to the operations of TLG and its Subsidiaries since November 30, 2011 through the Closing Date or with respect to Taxes owed which are attributable to the operations of MBLV and its Subsidiaries since August 8, 2012 through the Closing Date (collectively, the “Company Tax Liability”)) shall not exceed $1,500,000, and (y) the maximum liability of the Company for indemnification claims based on breaches of the Surviving Representations, the Intercompany and Capitalization Representations or the Company Tax Liability shall not exceed $15,000,000. For purposes of determining Losses under this Article 9, if it is determined that a breach of a representation and warranty has occurred (giving effect to any stated limitations for Material Adverse Effect and materiality), then the Investor Indemnified Parties shall, subject to the immediately preceding sentences of this Section 9.1(c), be entitled to indemnification for the full amount of the Losses arising from such breach without regard to whether and to what extent such Losses would be considered or qualified by “material” or would constitute or be qualified by “Material Adverse Effect” (and shall not increase the scope of the matters for which a representation and warranty is made, including any representations and warranties as to “material subsidiaries,” “material leases,” “Material Indebtedness” and “Material Contract”).

(d) A party hereto seeking indemnification under this Article 9 (the “Indemnified Party”) with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a Third Party (a “Third-Party Claim”) shall give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of such Third-Party Claim that might give rise to indemnified liabilities setting forth a description of those elements of such Third-Party Claim of which such Indemnified Party has knowledge; provided that any delay or failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is actually prejudiced by such delay or failure. The Indemnitor shall have the right at any time during which such Third-Party Claim is pending to select counsel (which counsel shall be reasonably satisfactory to the Indemnified Party) to defend and control the defense thereof and settle any Third-Party Claim for which they are responsible for indemnification hereunder (provided that the Indemnitor will not settle any such Third-Party Claim without (i) the appropriate Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, or (ii) obtaining an unconditional release of the appropriate Indemnified Party from all claims arising out of or in any way relating to the circumstances involving such Third-Party Claim) so long as in any such event the Indemnitor shall have stated in a writing delivered to the Indemnified Party that, as between the Indemnitor and the Indemnified Party, the Indemnitor is responsible to the Indemnified Party with respect to such Third-Party Claim to the extent and subject to the limitations set forth herein; provided, that if the Indemnitor has reasonably concluded, based on the written advice of counsel, that there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnitor, then the Indemnified Party shall be entitled to retain one separate firm of counsel reasonably acceptable to the Indemnitor, in which case the reasonable fees, disbursements and charges of such counsel will be at the expense of the Indemnitor. The Indemnified Party shall extend reasonable cooperation in connection with any such defense. All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend a matter not inconsistent with this Article 9) shall be paid to the Indemnified Party, as incurred, upon written notice thereof to the Indemnitor (regardless of whether it is ultimately determined that the Indemnified Party is not entitled to indemnification hereunder; provided that the Indemnitor may require the Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder). To the extent that the undertaking to indemnify, pay and hold harmless set forth herein may be unenforceable because it is violative of any Law or public policy, the Indemnitor shall contribute the maximum portion which it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties or any of them.

ARTICLE 10

General Provisions

10.1 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to this Agreement or any of the Other Agreements to assert any of its rights under this Agreement, any of the Other Agreements, or otherwise shall not constitute a waiver of such rights.

10.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 10.2 shall be void. Except as provided in Section 9.1 with respect to the Investor Indemnified Parties, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement and nothing set forth in this Agreement shall confer upon or give to, or be construed to confer upon or give to, any other Person (including any Affiliate of the Company or any of its respective members, shareholders, partners, directors, employees, officers or creditors or any successor thereto or assign thereof, or any third party claiming by or through any of the foregoing) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the obligations of Yucaipa Parties or their permitted assignees hereunder or any other provisions of this Agreement. Any Investor Indemnified Parties shall be entitled to enforce and rely on the provisions listed in the immediately preceding sentence as if they were a party to this Agreement.

10.3 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder, except that each Indemnified Party is an intended beneficiary of Section 9.1 and may enforce the provisions of such Section directly against the parties with obligations thereunder.

10.4 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by a nationally recognized overnight courier service (with tracking capability), and shall be deemed given when received, as follows:

if to a Yucaipa Party, to such Yucaipa Party:

c/o Yucaipa American Alliance Fund II, LLC

9130 W. Sunset Boulevard

Los Angeles, California 90069

Attention: Robert P. Bermingham

with a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071

Attention: Judith T. Kitano

Fax: (213) 683-4052

Email: judith.kitano@mto.com

if to the Company, to:

475 Tenth Avenue

New York, New York 10018

Attention: David Smail

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Robert W. Downes

Fax: (212) 558-3588

Email: downesr@sullcrom.com

10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

10.6 Entire Agreement. This Agreement and the Other Agreements, along with the Schedules and the Exhibits hereto and thereto, and the other agreements contemplated in any of the foregoing, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Other Agreements.

10.7 Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

10.8 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

10.9 Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement and the Other Agreements shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York, except that all actions and proceedings arising out of Sections 8.3 or 10.12 shall be heard in the state courts of Delaware located in Wilmington, Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement or the Other Agreements brought by any party hereto, except with respect to actions and proceedings arising out of Sections 8.3 or 10.12, as to which they submit to the exclusive jurisdiction of the state courts of Delaware located in Wilmington, Delaware, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Other Agreements or the transactions contemplated by this Agreement or the Other Agreements may not be enforced in or by any of the above-named courts.

10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.11 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Other Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Other Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

10.12 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement and the Other Agreements (including failing to take such actions as are required of them hereunder to consummate this Agreement and the Other Agreements) in accordance with their specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and the Other Agreements and to enforce specifically the terms and provisions hereof and thereof in the courts described in Section 10.9 without proof of damages or otherwise, this being in addition to (but without duplication of) any other remedy to which they are entitled under this Agreement and the Other Agreements, (b) the provisions set forth in Section 8.3 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and the Other Agreements and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right, the parties hereto and to the Other Agreements would not have entered into this Agreement or the Other Agreements. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, it being understood that the remedy of specific performance contemplated hereby requires the specific performance of all of the Transactions by all of the parties thereto. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and the Other Agreements and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such order or injunction.

10.13 No Personal Liability of Partners, Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of any of the Yucaipa Parties shall have any liability for any obligations of the Yucaipa Parties under this Agreement or for any claim based on, in respect of, or by reason of, the obligations of the Yucaipa Parties hereunder. The Company waives and releases all such liability. This waiver and release is a material inducement to the Yucaipa Parties’ entry into this Agreement. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of the Company shall have any liability for any obligations of the Company under this Agreement or for any claim based on, in respect of, or by reason of, the obligations of the Company hereunder. The Yucaipa Parties jointly and severally waive and release all such liability. This waiver and release is a material inducement to the Company’s entry into this Agreement.

10.14 Rights of Holders. Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

10.15 Construction. The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

10.16 Publicity. The Company and the Yucaipa Parties shall mutually agree on the content of the initial press release regarding the Transactions contemplated by this Agreement and the Other Agreements and, subject to compliance by any party hereto with applicable rules, regulations and requests of any Governmental Entity, including the Securities and Exchange Commission and the Nasdaq Stock Market, agree to reasonably consult on any further releases regarding such Transactions.

[Signature pages follow.]

IN WITNESS WHEREOF, the Company and the Yucaipa Parties have executed this Agreement as of the date first above written.

COMPANY:

MORGANS HOTEL GROUP CO.

By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Chief Financial Officer

[Investor signatures on following page.]

[Signature Page – Exchange Agreement]

YUCAIPA PARTIES:

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

By:	Yucaipa American Alliance Fund II, LLC
Its:	General Partner

By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Title: Vice President

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

By: Its:	Yucaipa American Alliance Fund II, LLC General Partner

By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Title: Vice President

YUCAIPA AGGREGATOR HOLDINGS, LLC

By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Title: Vice President

[Signature Page – Exchange Agreement]

EXHIBIT A

Delano Purchase Agreement

A-1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

(DELANO HOTEL, MIAMI BEACH, FLORIDA)

By and Between

MORGANS GROUP LLC

and

VINTAGE DECO HOSPITALITY, LLC

Dated as of March 30, 2013

-i-

(continued)

Page
ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties Regarding Seller	22

5.2 Representations and Warranties Regarding the Company	24

5.3 Representations and Warranties Regarding the Property	26

5.4 [Intentionally Omitted.]	27

5.5 Covenants of Seller	28

5.6 Representations and Warranties of Purchaser	28

5.7 Covenants of Purchaser and/or of Seller	29

5.8 Employees	31

ARTICLE VI
DEFAULT

6.1 Default by Purchaser	31

6.2 Default by Seller	31

ARTICLE VII
SURVIVAL, INDEMNIFICATION AND LIMITATIONS ON LIABILITY

7.1 Survival	31

7.2 Seller’s Indemnification	32

7.3 Purchaser’s Indemnification	32

7.4 Notice and Resolution of Claims	33

7.5 Limitations on Liability	34

7.6 Limit on Time for Assertion of Claims	35

7.7 Other Limitations on Indemnification	35

7.8 Interpretation	35

ARTICLE VIII
RISK OF LOSS

8.1 Minor Damage	36

8.2 Major Damage	36

8.3 Definition of “Major Loss”	36

ARTICLE IX
DISCLAIMERS AND WAIVERS

9.1 DISCLAIMERS	37

9.2 Repairs, Reserves, and Capital Expenditures	38

9.3 Effect and Survival of Disclaimers	39

-ii-

(continued)

-iii-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of March 30, 2013 (the “Effective Date”), by and between MORGANS GROUP LLC, a Delaware limited liability company (“Seller”), and VINTAGE DECO HOSPITALITY, LLC, a Delaware limited liability company (such entity or any assignee permitted under Section 10.1 below, “Purchaser”). Unless otherwise noted, all capitalized terms set forth in this Agreement shall have the meanings ascribed to them in Annex A attached hereto.

W I T N E S S E T H:

WHEREAS, Seller owns one hundred percent (100%) of the membership interests (the “Interests”) in Beach Hotel Associates LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company is the owner and holder of the fee simple estate in and to that certain plot, piece and parcel of land located at 1685 Collins Avenue, Miami Beach, Florida and more particularly described in Schedule 1.2(a) attached hereto (the “Land”), together with the hotel and all other improvements and fixtures (collectively, the “Improvements”) located on the Land (the Improvements and the Land are hereinafter sometimes collectively referred to as the “Real Property”) together with all Personal Property (as defined below);

WHEREAS, the Company has engaged Morgans Hotel Group Management, LLC, a Delaware limited liability company (“Manager”), to operate on the Real Property the hotel known as “The Delano” (the “Hotel”) pursuant to that certain Hotel Management Agreement dated as of June 23, 2011 by and between the Company and Manager (the “Existing Management Agreement”);

WHEREAS, concurrently herewith on the Effective Date, Morgans Hotel Group Co., a Delaware corporation and Affiliate of the Company (“MHGC”), and Yucaipa American Alliance Fund II, L.P., a Delaware limited partnership (“YAAF II”), Yucaipa American Alliance (Parallel) Fund II, L.P., a Delaware limited partnership (“YAAF II-P” and together with YAAF II, the “Investors”) and Yucaipa Aggregator Holdings, LLC are entering into that certain Exchange Agreement (the “Exchange Agreement”) pursuant to which the Investors have agreed to transfer the Existing Securities (as such term is defined in the Exchange Agreement) to MHGC and enter into certain other agreements, including that certain Investment Agreement dated as of the Effective Date (the “Investment Agreement”) in exchange for, among other things, the transfer to Purchaser of the Interests upon the terms and subject to the conditions set forth in the Exchange Agreement and this Agreement; and

WHEREAS, in accordance with the Exchange Agreement, Seller desires to sell, assign and transfer the Interests, to Purchaser pursuant to the terms and subject to the conditions of this Agreement and the Exchange Agreement, and Purchaser desires to purchase the Interests from Seller pursuant to the terms and subject to the conditions of this Agreement and the Exchange Agreement;

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WHEREAS, as of the Closing (as defined below), the Existing Management Agreement will be terminated at Seller’s sole cost and expense and the New Management Agreement (as defined below) between the Company and Manager will become effective;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Purchaser and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions set forth herein and in the Exchange Agreement, Seller agrees to sell, assign, transfer, deliver and convey to Purchaser, and Purchaser agrees to purchase and accept from Seller, the Interests.

1.2 Company Property. The Company’s assets are comprised of the entire fee simple estate in (a) and (b) below and all of the balance of the following:

(a) The Land as described in Schedule 1.2(a) attached hereto.

(b) The Improvements.

(c) All tangible personal property owned or leased by the Company that is (i) used in connection with the operation of the Real Property (including without limitation appliances, furniture, furnishings, equipment, signage, carpeting, draperies and curtains, tools and supplies, decorations, china, glassware, linens, silver, utensils, computers, computer equipment and manuals, all owned vehicles and other similar items of personal property) and (ii) located at the Hotel as of the Effective Date or added to the Real Property after the Effective Date but prior to the Closing Date, subject to use and depletion of such tangible personal property in the ordinary course. The tangible personal property described in this Section 1.2(c), is hereinafter referred to collectively as the “Personal Property”.

(d) All contracts or reservations for the use of guest rooms, ballroom and banquet facilities, conference facilities, meeting rooms or other facilities of the Hotel or located within the Improvements for the Closing Date and the period from and after the Closing Date (collectively, the “Bookings”), and any deposits held by or on behalf of the Company in connection with the Bookings and not previously applied as of the Effective Date (or between the Effective Date and the Closing Date in accordance with the provisions of this Agreement).

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(e) All contracts and agreements relating to the upkeep, repair, maintenance or operation of the Real Property or the Personal Property, including all deposits and credits thereunder, excluding any (i) Bookings, (ii) Space Leases, (iii) insurance policies, (iv) the Existing Management Agreement, and (v) any contract or agreement which is terminated or expires on or before the Closing Date (collectively, the “Assigned Agreements”);

(f) that certain Management Agreement, dated as of December 8, 2011 by and between the Company, as “Owner” and LGD Management, LLC, a Nevada limited liability company as “Operator” (the “LGD Management Agreement” and, together with the Assigned Agreements, the “Property Contracts”);

(g) All transferable licenses, franchises and permits owned or held by the Company and used in, necessary for the legal operation of, or relating to the ownership, occupancy or operation of the Property or any part thereof (including the Company’s interest in liquor licenses allowing for sale of alcoholic beverages at all or any part of the Hotel (the “Liquor Licenses”), subject to Purchaser’s compliance with any limitations or restrictions on transfer or assignment of any computer-related materials or software which are contained in any license or similar agreement (collectively, the “Permits”).

(h) All assignable telephone numbers, TWX numbers, post office boxes, signage rights, utility and development rights and privileges, site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the Real Property, the Personal Property or both (all of the property described in clauses (g) and (h) of this Section 1.2 that is not specifically deemed excluded being herein referred to, together with any goodwill of the Company in connection with the operation of the Hotel, collectively as the “Intangibles”).

(i) All: (i) food and beverages (subject to any legal restrictions pertaining to the sale or transfer of alcoholic beverages) that are in the Hotel as of the Closing Date; (ii) inventory held for sale by the Company to Hotel guests and others in the ordinary course of business including all opened and unopened retail inventory in any area at the Hotel conducting retail sales that is in the Hotel as of the Closing Date (provided, that Purchaser’s use of any such inventory that bears any Retained IP shall be subject to the use restrictions, if any, contained in the New Management Agreement) (collectively, “Retail Inventory”); (iii) engineering, maintenance and housekeeping supplies (including soap and cleaning materials, fuel and materials, stationery and printing items) that are in the Hotel as of the Closing Date (provided, that Purchaser’s use of any such inventory that bears any Retained IP shall be subject to the use restrictions, if any, contained in the New Management Agreement); and (iv) other supplies, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Real Property or the Personal Property that are in the Hotel as of the Closing Date (provided, that Purchaser’s use of any such inventory that bears any Retained IP shall be subject to the use restrictions, if any, contained in the New Management Agreement) (all of the foregoing being referred to herein as the “Consumable Inventory”).

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(j) Subject to Purchaser’s payment therefor pursuant to Section 4.4 hereof, the Company’s interest in the cash funds contained in “house banks” for the Hotel as of the Cut-Off Time, whether held in the name of the Company or the Hotel or Manager (defined below) and owned by the Company (collectively, the “House Bank Funds”).

(k) The Receivables to be paid for by Purchaser pursuant to Section 4.4.

(l) Any deposits made by the Company with utility companies or governmental agencies or authorities relating to the Real Property to the extent apportionment is made therefor pursuant to Section 4.4.

(m) The Company’s interest as lessor under leases of space in the Real Property (such leases, the “Space Leases”);

1.3 Property Defined.

(a) The Real Property, the Personal Property, the Bookings, the Property Contracts, the Intangibles, the Consumable Inventory, the Space Leases, the House Bank Funds, the Receivables, and the deposits referred to in Section 1.2(l) are hereinafter sometimes referred to collectively as the “Property”. Notwithstanding the foregoing, the Exchange Consideration shall be adjusted with respect to the House Bank Funds, the Receivables, and the other adjustment items described in Section 4.4.

(b) Notwithstanding anything to the contrary in Section 1.2 or Section 1.3(a), the following items are expressly excluded from the Property:

(i) All cash in Company Accounts (as defined below) other than the House Bank Funds shall be transferred to Seller at Closing subject to the terms of this Agreement.

(ii) Any tradenames, trademarks, service marks, symbols, logos or designs owned or licensed by Seller, MHGC or any of their respective Affiliates (collectively, the “Seller Group”) including, without limitation, the name of any restaurant, bar and/or lounge at the Hotel or any other Morgans Hotel, and any words or designs, marketing materials, concepts and trade dress (such as the menu and the items thereon) related thereto (collectively, the “Retained IP”). Notwithstanding the foregoing, it is acknowledged by Seller Group that any tradenames, trademarks, service marks, symbols, logos or designs that do not contain the word “Delano” and which are owned by TLG Acquisition LLC and its subsidiaries (collectively, “TLG”) related to any restaurant, bar or lounge at the Hotel shall be retained by TLG and the Seller Group shall relinquish any interest it has therein at Closing.

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(iii) Except to the extent of the Company’s rights therein (which rights, for the avoidance of doubt, shall be included in the Property), any tangible or intangible property (including, without limitation, fixtures, personal property or intellectual property) owned by: (A) the supplier, vendor, licensor, lessor or other party (other than the Company) under any Company Contract; (B) the tenant under the Space Leases; (C) Manager; (D) any employees; (E) any guests or customers of the Hotel; or (F) any other third party.

1.4 [Intentionally Omitted.]

1.5 Exchange Consideration. Seller shall sell and Purchaser shall purchase the Interests concurrently with delivery of the Existing Securities (as such term is defined in the Exchange Agreement) pursuant to the terms and subject to the conditions of the Exchange Agreement, and for such other consideration set forth in the Exchange Agreement (hereinafter, the “Exchange Consideration”).

1.6 Delivery of Exchange Consideration.

(a) The Investors and/or Purchaser shall deliver the Exchange Consideration to MHGC in accordance with the Exchange Agreement.

(b) All pro-rations, apportionments, and other adjustments to the Exchange Consideration provided for in this Agreement shall be aggregated into a single sum (the “Adjustment”) that represents either (i) a net amount due to Seller in excess of the Exchange Consideration (a “Seller Proration Payment”), or (ii) a net amount due to Purchaser as a credit against the Exchange Consideration (a “Purchaser Credit”). In the event of a Seller Proration Payment, Purchaser shall cause the amount of the Adjustment to be paid to or at the direction of the Seller on the Closing Date. In the event of a Purchaser Credit, Seller shall cause the amount of the Adjustment to be paid to or at the direction of the Purchaser on the Closing Date. For the avoidance of doubt, the aggregate Exchange Consideration to be delivered by the Purchaser at Closing pursuant to the Exchange Agreement shall not be adjusted pursuant to this Agreement, it being the intent of the parties hereto that all pro-rations, apportionments and other adjustments provided for herein be reflected in the Adjustment and paid pursuant to the terms of this Section 1.6(b).

(c) Seller and Purchaser agree that the purchase of the Interests by Purchaser pursuant to this Agreement shall, for federal and all applicable state or local income tax purposes, be treated as an acquisition of the Property, which consists of all of the assets owned by the Company. The Exchange Consideration will be allocated pursuant to the Exchange Agreement among the Real Property, the Property other than the Real Property, and the other assets contemplated to be transferred, conveyed or exchanged pursuant to the Exchange Agreement.

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1.7 Management Agreements. Purchaser acknowledges that the Hotel is being operated and managed by Manager pursuant the Existing Management Agreement. Effective as of the Closing and pursuant to an executed termination agreement delivered pursuant to Section 4.2(f), Seller shall cause the Manager to terminate the Existing Management Agreement effective as of the Closing and at Seller’s sole cost and expense, and the Company and Manager will enter into a hotel management agreement and related side letters (collectively, the “New Management Agreement”), all in the form of that attached to that certain Property Information Letter (the “Property Information Letter”) delivered by Seller on the date hereof to Purchaser and the Yucaipa Parties (as defined in the Exchange Agreement).

ARTICLE II

TITLE AND SURVEY

2.1 Title Commitment. Purchaser has obtained a commitment for title insurance with an effective date of March 5, 2013 (Title Order No. 4071112; Ref. No. NBU#180312092), a copy of which is attached hereto as Exhibit E-1 (the “Title Commitment”) covering the Real Property from Chicago Title Insurance Company (the “Title Company”) and has caused the Title Company to deliver to Purchaser a copy of each document referenced in the Title Commitment as an exception to title to the Real Property. Purchaser shall deliver to Seller, within five (5) days after receipt by Purchaser, a copy of any updates (each a “Title Update”) to the Title Commitment issued by the Title Company, provided that if Purchaser shall receive a Title Update less than five (5) days prior to the then scheduled Closing Date, then Purchaser shall deliver same to Seller prior to the Closing.

2.2 Survey. Seller has obtained and delivered to Purchaser and the Title Company, at Seller’s sole cost and expense, a survey of the Real Property prepared by Zurwelle-Whittaker, Inc. and dated August 29, 2012 (the “Survey”).

2.3 Approval of Title.

(a) All matters reflected in the pro forma ALTA title insurance policy (the “Pro Forma”) attached hereto as Exhibit E-2, have been approved by Purchaser. Seller shall, or shall cause the Company, prior to or concurrently with Closing, to remove, satisfy or cure all mortgages, deeds of trust, security agreements, construction or mechanics’ liens, tax liens, notices of commencement or other liens or charges encumbering the Real Property in a fixed sum (or capable of computation as or cured by the payment of a fixed sum) (collectively, “Monetary Encumbrances”) identified in Schedule B-1 of the Title Commitment as requirements for the issuance of the Pro Forma (the “Discharge Matters”), and shall take all actions necessary to discharge any of the matters identified in Schedule B-1 of the Title Commitment.

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(b) Purchaser shall have five (5) business days after receipt of a Title Update, if any, to notify Seller, in writing, of such objections as Purchaser may have to anything contained in such Title Update which would have a Material Adverse Effect (as defined in Annex 1 below) or, in the case of Monetary Encumbrances, relate to a sum equal to or in excess of $500,000 (collectively, “Material Title Matters”) other than Permitted Exceptions (and if Purchaser receives a Title Update less than (5) business days prior to a scheduled Pre-Closing Date, then Purchaser shall deliver such written notice to Seller prior to the Closing). In the event Purchaser shall notify Seller, in writing, of objections to Material Title Matters shown on a Title Update, Seller shall have the right, but not the obligation (other than as explicitly set forth in this Agreement), to cure, or cause the Company to cure, such objections. Within five (5) business days after receipt of Purchaser’s notice of objections (or, if sooner, two (2) business days prior to the Pre-Closing Date), Seller shall notify Purchaser in writing whether Seller elects to attempt to cure, or cause the Company to cure, any or all of such objections. If Seller elects not to attempt, or cause the Company to attempt, to cure any objections to Material Title Matters specified in Purchaser’s notice, or if Seller fails (for any reason or no reason) to effect a cure of those objections which it elected to attempt to cure prior to the Pre-Closing Date (or any date to which the Pre-Closing Date has been adjourned) and so notifies Purchaser in writing, or if Seller fails to respond to Purchaser’s notice within said five (5) business day period, within two (2) business days thereafter, Purchaser shall notify Seller in writing that it elects either to: (i) accept a conveyance of the Interests, with the Property then subject to the Permitted Exceptions and any Material Title Matter objected to by Purchaser which Seller is unwilling or unable to cure (each of which shall also be deemed to be Permitted Exceptions), without reduction of the Exchange Consideration; (ii) terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, (x) this Agreement and the Exchange Agreement shall terminate, and (y) thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Purchaser’s failure to notify Seller of termination of this Agreement within such two (2) business day period shall be deemed to be an irrevocable election under clause (i) above to accept a conveyance of the Property subject to the Permitted Exceptions and any Material Title Matter.

(c) Without in any way limiting Purchaser’s right to terminate this Agreement and the Exchange Agreement pursuant to Section 2.3(b), in no event and under no circumstances shall Seller have any responsibility or obligation of any kind or nature whatsoever (express or implied) to cure any title matter objected to by Purchaser other than (i) the Discharge Matters and (ii) any Monetary Encumbrance (x) voluntarily created, assumed, suffered, or consented to by Seller or the Company after the Effective Date (whether or not disclosed by a Title Update) or (y) of an involuntary nature which affects the Property and relate to a sum equal to or in excess of $100,000 individually or $500,000 in the aggregate (Monetary Encumbrances of the type described in the foregoing clauses (x) and (y), “New Monetary Encumbrances”). Seller shall, or shall cause the Company, prior to or concurrently with Closing, to remove, satisfy or cure all New Monetary Encumbrances.

2.4 Conveyance of Title. Notwithstanding anything contained herein to the contrary, at Closing, the Real Property shall be owned by the Company, subject to the following exceptions to title (the “Permitted Exceptions”):

(a) Those matters specifically set forth on the Pro Forma.

(b) Any state of facts shown on the Survey.

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(c) The lien of all ad valorem real estate taxes not yet due and payable as of the Closing Date, subject to adjustment as herein provided.

(d) All laws, ordinances, rules and regulations of the United States, the State of Florida, any city or other subdivision or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Real Property or the Hotel, as the same may now exist or may be hereafter modified, supplemented or promulgated (collectively, the “Legal Requirements”).

(e) All covenants, restrictions and utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Real Property or the Hotel, provided that, in the case of any of the foregoing items which shall not be of record as of the date hereof, the same do not materially adversely affect the present use of the Real Property or the Hotel.

(f) Any matters over which the Title Company is willing to insure at no additional cost to Purchaser.

(g) Any matters against which the Title Company is willing to provide affirmative insurance against collection from the Company or the Property or interference with the current use of the Real Property at no additional cost to Purchaser.

(h) Any other matter or thing affecting title to the Real Property disclosed by a Title Update that is not a Material Title Matter, a Discharge Matter, a New Monetary Encumbrance or was not objected to by Purchaser or is waived or deemed waived by Purchaser in accordance with Section 2.3 hereof.

(i) All violations of laws, rules, regulations, statutes, ordinances, orders or requirements of law and/or conditions giving rise to the same first issued after the Effective Date.

(j) Occupancy by transient guests of the Hotel and Bookings.

(k) The rights of the tenant under the Space Leases and any person claiming by, through or under such tenants to occupy the space as a tenant only.

2.5 Title Policy. No later than the Pre-Closing Date, Seller and Purchaser shall direct the Title Company to issue at the Closing an ALTA Owner’s Policy 2006 in the form of the Pro Forma including without limitation all endorsements available with such ALTA Owner’s Policy 2006 in Florida (the “Title Policy”), at Purchaser’s sole cost and expense, insuring the Company’s interest in and to the Real Property as of the Closing, subject to only the Permitted Exceptions.

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ARTICLE III

INSPECTION

3.1 Right of Inspection.

(a) Purchaser shall have the right, subject to the rights of guests of the Hotel and the tenants under the Space Leases and at no cost to Seller or the Company, to examine at such place or places at the Hotel or elsewhere as the same may be located, any operating files maintained by or for the benefit of Seller in connection with the leasing, operation, current maintenance and/or management of the Property (“Property Information”), including, without limitation, the Space Leases, the Property Contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Hotel, correspondence, tax certiorari, filings and papers including records used to prepare financial statements and documents relating to the amortization or depreciation of furniture, fixtures and equipment or other capital improvements, surveys, plans and specifications, warranties for services and materials provided to the Hotel, environmental audits and similar materials, materials related to Hotel Employees (as defined below) to the extent Seller and the Company are not prohibited by applicable contracts or law from disclosing such materials, and any other documents relating to the Property in the Company’s or Manager’s possession or control but in all cases excluding attorney client privileged material.

(b) Purchaser shall keep all Property Information confidential, provided that Purchaser may (i) deliver copies of Property Information to its attorneys, accountants and other advisors in connection with the acquisition of the Property and to current and prospective lenders and partners provided that such parties agree to maintain the confidentiality of such Property Information, and (ii) make such disclosures of the Property Information as are required by law, rule or regulation (including the rules or regulations promulgated by the Securities and Exchange Commission or the New York Stock Exchange to the extent such rules or regulations are applicable to such disclosure).

(c) Purchaser understands and agrees that any on-site inspections of the Property shall only be conducted during business hours with not less than one (1) day’s prior notice to Seller (which may be telephonic). Seller may have its respective representatives attend any such inspections. Such physical inspection shall not disturb Hotel guests or the tenant under the Space Leases nor unreasonably interfere with the use of the Property by Seller or Manager. Such physical inspection shall not be invasive in any respect, and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections and/or tests on the Real Property, Purchaser shall repair any damage to the Property caused by Purchaser or any of its agents, consultants or representatives in connection with Purchaser’s activities at the Property, and restore the Property to the original condition as existed prior to any such inspections and/or tests, at Purchaser’s sole cost and expense; provided that Purchaser shall not be required to fix, and shall not be responsible for, any pre-existing conditions at the Property or exacerbations thereof (other than any exacerbation caused by the gross negligence or willful misconduct of Purchaser or any of its agents, consultants, or representatives).

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(d) Purchaser shall not disrupt the Company’s, Manager’s or any tenant’s or guest’s activities on the Real Property and shall not contact Manager’s on-site managers or on-site employees, or any other employees working at the Hotel, any guests of the Property, any party to a Company Contract, the tenants under the Space Leases, any lender providing financing secured by the Real Property or any governmental authority without in each instance obtaining Seller’s prior consent, which consent may not be unreasonably withheld and shall be deemed to have been refused if Seller does not respond to a request made hereunder within 24 hours.

(e) Purchaser shall indemnify, defend, protect and hold Seller and the Company harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries directly arising out of or directly resulting from the inspection of the Property by Purchaser or its agents, employees, representatives, consultants or contractors and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend, protect and hold harmless Seller and the Company (in the case of termination) shall survive Closing or any termination of this Agreement; provided, however, that Purchaser shall not be required to indemnify or hold Seller and/or the Company, as applicable, harmless from any such liability, loss, cost, damage or injury resulting from the gross negligence or willful misconduct of Seller or the Company, as applicable, or any of their respective Affiliates, agents or employees or with respect to any condition existing at the Property prior to the Effective Date (or the exacerbation of any such condition) (other than any exacerbation caused by the gross negligence, or willful misconduct of Purchaser or any of its agents, consultants, or representatives). Purchaser agrees (i) that prior to entering the Property, Purchaser shall obtain and maintain, and shall cause each of its contractors and agents to maintain (and shall deliver evidence thereof in the form of a policy certificate satisfactory to Seller thereof), at no cost or expense to Seller or the Company, commercial general liability insurance from an insurer reasonably acceptable to Seller in the amount of Two Million Dollars ($2,000,000) with combined single limit for personal injury or property damage per occurrence, such policies to name Seller, the Company and Manager as additional insured parties, which insurance shall provide coverage against any claim for personal injury or property damage caused by Purchaser or its agents, employees, representatives or consultants in connection with any such tests and investigations, and (ii) to keep the Property free from all liens and encumbrances on account of any inspections and/or tests made by or for the benefit of Purchaser (other than inchoate liens that secure amounts that are paid prior to delinquency). Purchaser’s insurance may not be canceled or amended prior to Closing except upon not less than thirty (30) days’ prior written notice to Seller. Purchaser’s obligations under this Section 3.1 shall survive a termination of this Agreement.

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3.2 Reports. Seller has made, and may hereafter make, available to Purchaser environmental, engineering, soils and other reports regarding the physical condition of the Property in Seller’s possession (the “Reports”) as requested by Purchaser. PURCHASER ACKNOWLEDGES THAT THE REPORTS HAVE BEEN, OR WILL BE, MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER AS TO THEIR ACCURACY OR COMPLETENESS OF FACTS OR OPINIONS SET FORTH THEREIN AND THAT ANY RELIANCE BY PURCHASER ON SUCH REPORTS IN CONNECTION WITH THE PURCHASE OF THE INTERESTS IS UNDERTAKEN AT PURCHASER’S SOLE RISK. PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM THE REPORTS. PURCHASER HAS CONDUCTED ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

ARTICLE IV

CLOSING

4.1 Time and Place; Pre-Closing.

(a) Subject to the provisions of Sections 4.6, 4.7, and 4.8, the consummation of the transaction contemplated hereby and by the Exchange Agreement (“Closing”), as evidenced by the concurrent (i) delivery to Seller of the Exchange Consideration pursuant to the Exchange Agreement, and (ii) delivery to Purchaser of the Assignment of Interests executed by Seller, shall occur on the date provided for the Closing in the Exchange Agreement (the “Closing Date”). The Exchange Consideration, the Assignment of Interests, and the other documents and other items required to be delivered pursuant to Section 4.2 and Section 4.3 shall be delivered, held, and released at the Closing in the manner prescribed by Article 7 of the Exchange Agreement. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

(b) Notwithstanding anything herein to the contrary, the parties shall “pre-close” the sale of the Interests on the date that “pre-closing” occurs under the Exchange Agreement (the “Pre-Closing Date”). The term “pre-close” shall mean that no later than 5:00 p.m. (New York time) on the Pre-Closing Date (i) Seller shall deliver to Purchaser or the Title Company (as applicable), to be held in escrow until released by the Seller at the Closing, all of the documents and items required to be delivered by Seller pursuant to Section 4.2, (other than Section 4.2(k)) and (ii) Purchaser shall deliver to Seller or the Title Company (as applicable), to be held in escrow until released by the Purchaser at the Closing, all of the documents and other items required to be delivered by Purchaser pursuant to Section 4.3 (other than Sections 4.3(a) and 4.3(e)). With respect to the closing adjustments to be made between the parties pursuant to Section 4.4, the adjustments shall continue to be made effective as of the Cut-Off Time, but on the closing statement executed by the parties on the Pre-Closing Date, the parties shall in good faith estimate those adjustments which are not capable of being finalized prior to the Cut-Off Time, and the parties shall reconcile said estimated adjustments pursuant to Section 4.4(k).

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4.2 Seller’s Closing Obligations and Deliveries. At Closing, subject to Section 4.1 above, Seller shall make the following deliveries and take the following actions:

(a) Execute and deliver to Purchaser one (1) original counterpart of an Assignment of Membership Interests (the “Assignment of Interests”), in the form attached hereto as Exhibit A and made part hereof.

(b) Deliver to Purchaser and the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller.

(c) Deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, in the form attached hereto as Exhibit B (the “FIRPTA Affidavit”).

(d) If not already delivered to Purchaser, deliver to Purchaser, originals, or, if unavailable, copies of the Property Contracts and the licenses and Permits, if any, in the possession or control of the Company or any member of the Seller Group, together with such leasing and property files and records which are in the possession or control of the Company, any member the Seller Group, and any keys to security deposit boxes and to the Hotel. The location of such items at the Hotel on the Closing Date in a location identified in writing from Seller to Purchaser shall constitute delivery to Purchaser.

(e) Deliver to Purchaser an executed counterpart closing statement consistent with this Agreement setting forth the Adjustment and otherwise in a customary form mutually acceptable to each of Seller and Purchaser.

(f) Deliver a Purchaser a copy of the termination agreement executed by the Company and Manager, which has the effect of terminating the Existing Management Agreement effective as of the Closing Date.

(g) Deliver to the Title Company (with a copy to Purchaser) a commercially reasonable title affidavit sufficient to allow the Title Company to issue the Title Policy subject to the Permitted Exceptions (the “Title Affidavit”).

(h) Deliver to Purchaser two (2) original counterpart copies of the New Management Agreement.

(i) Deliver to Purchaser two (2) original counterparts of such certificates, applications, forms and other documents as may be required to be submitted to the Florida Department of Professional Business Regulations, Division of Alcoholic Beverages and Tobacco in order to evidence the change in ownership of the Company (the “ABT Transfer Materials”).

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(j) Deliver to Purchaser a release and acknowledgement of the cancellation of any and all intercompany debts, payables or other Liabilities of the Company to Seller, Manager or any of their respective Affiliates (other than any debts, payables or Liabilities arising under the New Management Agreement from and after the Closing), in the form attached hereto as Exhibit G, duly executed by Seller, Manager and each Affiliate thereof that is a holder or obligee in respect of any such debts, payables or Liabilities, which release shall be effective on the Closing Date at a time immediately prior to the assignment of the Interests to Purchaser at Closing.

(k) In the event of a Purchaser Credit, deliver to or at the direction of Purchaser the amount of the Adjustment.

(l) Subject to Section 5.7(b), deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.3 Purchaser’s Closing Obligations and Deliveries. At Closing, Purchaser and, with respect to the Exchange Consideration only, the Investors, shall make the following deliveries and take the following actions:

(a) Deliver the Exchange Consideration pursuant to the terms and subject to the conditions set forth in the Exchange Agreement.

(b) Deliver to Seller the same number of original executed counterparts of the instruments described in Sections 4.2(a), 4.2(e), 4.2(h) and 4.2(i).

(c) Deliver to Title Company such evidence as Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

(d) Deliver to Seller two (2) original counterpart copies of the New Management Agreement.

(e) In the event of a Seller Proration Payment, deliver to or at the direction of Seller the amount of the Adjustment.

(f) Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

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4.4 Prorations, Credits and Other Adjustments. At Closing, other than the House Bank Funds which are adjusted for in this Section 4.4, all cash on hand or on deposit in any operating account or other account or reserve, security deposits with respect to any Booking as of the Closing Date, utility and governmental agency deposits, deposits held in connection with any Property Contracts to be assumed by Purchaser, whether any of the foregoing are held in the name of the Company or otherwise held on behalf of the Company (the “Company Accounts”) shall be transferred to Seller, and Purchaser and Seller shall prorate all items of income and expense attributable to the ownership and operation of the Hotel which are customarily prorated between a purchaser and seller for a hotel. For clarification it is the intent of the parties that unless specifically outlined differently below that Seller is responsible for all revenues and expenses of the Hotel and the Company attributable to the time prior to Cutoff Time and Purchaser is responsible for all revenues and expenses of the Hotel and the Company attributable to the time after the Cutoff time. At Closing, Purchaser and Seller shall make the prorations, credits, and other adjustments provided for below in, and in accordance with the procedures set forth in, this Section 4.4. Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Purchaser and with Purchaser’s reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments to the Exchange Consideration at Closing required under this Section 4.4 or under any other provision of this Agreement. As soon as Purchaser and Seller have agreed upon the Preliminary Statement, they shall each execute a counterpart thereto and exchange such executed counterparts between one another. The net amount shown as owing to Seller or Purchaser in the Preliminary Statement shall constitute the Adjustment pursuant to Section 1.6(b), subject to any post-Closing adjustments required to be made pursuant to Section 4.4(k).

(a) Proration of Property Taxes.

(i) All real estate ad valorem taxes, general assessments and special assessments and all personal property ad valorem taxes assessed against the Hotel (collectively, “Property Taxes”) with respect to the tax year in which Closing occurs shall be prorated between Purchaser and Seller as of the Closing Date. If the amount of any such Property Taxes is not ascertainable on the Closing Date, the proration for such Property Taxes shall be based on the property tax rates set forth in the most recent available bill and the latest assessed valuation of the Property; provided, however, that after the Closing, Seller and Purchaser shall re-prorate the Property Taxes in accordance with Section 4.4(k) below and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. Purchaser shall give Seller written notice of the actual amounts of any such bills within five (5) business days after receipt thereof. If, at the time of the Closing, the Hotel is subject to a special assessment or assessments which are payable by the Company and which are or may become payable in installments, then, for the purposes of this Agreement, all of the installments of any such special assessment or assessments which are not delinquent on the Closing Date and which may be paid thereafter shall be equitably apportioned between Seller and Purchaser based upon their respective periods of ownership.

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(ii) Any proceedings or claims pending as of the Effective Date to contest any Property Taxes for any taxable period which encompasses any period prior to the date of the Closing shall be assigned by the Company to Seller, and Seller shall retain the right to continue and settle such proceedings or claims and shall be entitled to any refunds or abatements of Property Taxes awarded in such proceedings or claims or in any proceedings instituted by Purchaser to the extent the Property Taxes, refunds or abatements relate to periods of time prior to the Closing Date. After the Effective Date, without the prior written consent of Purchaser (which shall not be withheld unreasonably), Seller shall not, and shall not permit the Company to (A) institute any proceeding to contest any Property Taxes for any period that includes any period after the Closing Date or (B) settle any pending proceeding that relates to Property Taxes payable for any period that includes any period after the Closing Date. Seller shall be responsible for any fees or charges that may now or in the future be billed by its or the Company’s tax certiorari attorneys for services performed prior to the Closing Date (whether with respect to the current tax year or any prior tax year). In addition, Seller shall instruct the Company’s tax certiorari attorneys to turn over to Purchaser all files and materials relating to the current tax year.

(b) General Proration of Expenses. Unless otherwise set forth below, Seller shall receive credit for any pre-paid expenses and Purchaser will receive credit for any unpaid expenses payable post-Closing with respect to the period prior to the Closing based on actual usage or if actual usage is not determinable on a per-diem calculation. The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Purchaser as of the Closing Date:

(i) All charges and expenses under any Property Contracts.

(ii) All utility charges (but excluding any utility deposits). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, Purchaser and Seller shall endeavor to have the utility read the meter as close as practicable to the Closing Date, render a final bill payable by Seller based on such reading, Seller shall pay a per diem for any day prior to Closing that does not show on such meter reading and Purchaser shall thereafter be responsible for all subsequent bills relating to such service.

(iii) Prepaid expenses of the Hotel, excluding insurance but including without limitation, the expense of all transferable licenses and permits obtained in connection with the operation of the Hotel.

(iv) All amounts allocable to the pre-Closing period with respect to the agreement with Boucher Brothers Management, Inc. executed in 2013 prior to the Closing (but with an effective date in 2012); provided that the any payment required upon execution of such agreement and any retroactive management or other fee increase shall be allocated as an expense of Seller.

(v) All other Hotel operating expenses, other than employment expenses (which are covered by Section 4.4(c)).

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(c) Employment Expenses. All salaries, bonuses, other compensation and employment benefits for unused vacation, holiday, sick leave and personal days if, and to the extent, that amounts are accrued and vested and unused prior to the Closing Date, together with F.I.C.A., unemployment and other payroll taxes and benefits due with respect to the employment of Hotel Employees by Manager, shall be prorated between Seller and Purchaser as of the Closing Date, with accrued vacation and other benefits due to Hotel Employees being determined in accordance with past practices. Manager shall pay the salaries and related benefits that are payable to any Hotel Employees for work performed at the Hotel on the Closing Date, whether prior to or following the time of Closing, and such costs for the Closing Date shall be for the account of Purchaser except to the extent incurred in connection with operations the revenue from which is allocated to Seller in the event that the Cut-Off Time with respect to such items is extended until the early morning of the Closing Date.

(d) Hotel Revenues.

(i) At Closing, Purchaser shall receive credit for one-half (1/2) of all revenues from the Hotel guest rooms and facilities occupied on the evening immediately preceding the Closing Date, including without limitation any sales taxes, room taxes, occupancy taxes and other taxes charged to guests in such rooms that the Company is obligated to remit to the applicable taxing authorities, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the evening immediately preceding the Closing Date. All revenues from restaurants, bars, lounges, vending machines and other service operations conducted at the Property shall be allocated based on whether the same accrued before or after the Cut-Off Time, and Seller shall cause the Company to cause the Manager to separately record sales occurring before and after the Cut-Off Time at the Property. Notwithstanding the foregoing, all revenues from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall receive a credit for the revenues from, and be responsible for the operating costs reasonably attributable to, such services and operations even though such revenues were generated two (2) hours after the Cut-Off Time.

(ii) Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by the Company, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with: (A) one-day functions commencing prior to the Cut-Off Time being allocable to Seller; (B) functions commencing after the Cut-Off Time being allocable to Purchaser; and (C) multi-day functions being allocated on a pro rata basis between Seller and Purchaser according to when the event commences and is scheduled to end in relation to the Cut-Off Time.

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(iii) At Closing, all accounts receivable of the Hotel and all related operations (collectively, the “Receivables”) shall be retained by the Company, and Seller shall receive a proration credit in an amount equal to the face value of Receivables as set forth on Manager’s books (including, without limitation, Receivables accrued in connection with hotel reservations, the use of guest rooms, as reflected on the guest ledger). Purchaser shall have no right to any adjustment to the prorations with respect to the Receivables on or after Closing for inability to collect outstanding Receivables or otherwise.

(iv) Any operating revenues not otherwise provided for in this Section 4.4, shall be prorated between Purchaser and Seller as of Closing.

(v) Any rents payable under the Space Lease shall be prorated between Purchaser and Seller as of Closing.

(e) Hotel Payables. At Closing, Purchaser shall receive a proration credit equal to the aggregate amount of all outstanding accounts payable for the Hotel as of the Closing Date (“Hotel Payables”) as set forth in a schedule attached to the Preliminary Statement and shall indemnify, defend and hold Seller harmless against any claim for all such Hotel Payables for which Purchaser receives a proration credit (the “Prorated Hotel Payables”). The Company shall retain the obligation to (i) satisfy all Prorated Hotel Payables and (ii) pay for any (A) consumables or other items ordered by or for the benefit of the Company in the ordinary course of business but which are not yet received as of the Closing Date and (B) items or services listed on a purchase order log prepared by Manager which are not yet received as of the Closing Date, which list shall be updated by Manager immediately prior to Closing. There shall not be any adjustment to the Exchange Consideration in connection with the liabilities described in clauses (ii)(A) and (ii)(B) above.

(f) Credit for Deposits. Purchaser shall receive a proration credit equal to the aggregate amount of advance deposits that shall have been received by the Company prior to the Cut-Off Time on account of Bookings and other reservations for use or occupancy of the Property after the Cut-Off Time. Purchaser also shall receive a proration credit for any security deposits paid (and not previously applied) under the Space Leases.

(g) Credit for Cash Banks. Seller shall receive a credit at Closing in an amount equal to all House Bank Funds actually received by Purchaser.

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(h) Regarding Hotel Prorations Generally. Unless this Section 4.4 expressly provides otherwise: (i) all prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time at the Hotel (the “Cut-Off Time”) on the Closing Date; (ii) all prorations shall be made on an actual daily basis; and (iii) for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts for the Lodging Industry, as reasonably modified by Manager for use at the Hotel consistent with past practices within the twelve (12) months preceding the Closing, and otherwise in accordance with generally accepted accounting principles. Except as otherwise expressly provided herein, in any case in which Purchaser receives a credit at Closing on account of any obligation of the Company hereunder, Seller shall have no liability for such obligation to the extent of the credit so given, Purchaser shall, or shall cause the Company to, pay and discharge the same, and Purchaser shall indemnify, defend and hold Seller harmless Seller with respect thereto.

(i) Vouchers. Purchaser (i) shall, or shall cause the Company to, honor all outstanding unexpired gift certificates, coupons or other writings issued by the Company or its affiliates prior to the Closing Date that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount or for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Hotel (collectively, “Vouchers”) and the Company shall retain all liability, if any, for all outstanding Vouchers as of the Closing Date; (ii) shall receive a credit against the Exchange Consideration payable at Closing in the amount of the Vouchers listed on a schedule delivered to Purchaser no later than three (3) business days prior to the Pre-Closing Date; and (iii) shall indemnify, defend and hold Seller and the members of Seller Group harmless from and against all claims, liabilities, costs and expenses arising out of a violation of this Section 4.4(i) with respect to the Vouchers listed on such schedule from and after the Closing Date.

(j) Utility and Other Deposits. At Closing, Seller shall be entitled to receive and retain all refundable cash or other deposits posted with utility companies serving the Property or any governmental agencies or authorities or posted pursuant to any Assigned Agreement.

(k) Final Statement; Post-Closing Adjustments. Except for prorations for Property Taxes, which shall be adjusted within fifteen (15) business days of receipt of the tax bill for the tax year in which the Closing occurs, Purchaser and Seller shall make a one-time post-Closing adjustment of any item of income and expense subject to adjustment as provided above which was either incomplete or incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) as of the Closing. Purchaser will prepare and deliver to Seller for its review and approval a statement of prorations (the “Final Statement”) on or before the date that is sixty (60) days following the Closing Date. The party in whose favor the original incorrect adjustment or error was made (the “Adjusting Party”) shall cause the sum necessary to correct such prior incorrect adjustment or error to be paid to the other party, within ten (10) days after completion of the Final Statement. Without limitation on either party’s right to seek resolution pursuant to Section 4.4(l) of a dispute with respect to the prorations provided for herein, such adjustment shall be final and no further adjustment to the prorations provided for herein shall be made.

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(l) Resolution of Disputes. In the case of a dispute with regard to the adjustments provided for by this Section 4.4, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is thirty (30) days after the delivery of the original notice of the claimed adjustment by Purchaser or Seller, but not to exceed ninety (90) days after Closing, then the parties shall, upon the written request of either party to the other, submit such dispute to PricewaterhouseCoopers (the “Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Purchaser and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), the Adjusting Party shall cause the amount resulting from such adjustment or determination to be shall be paid in accordance with Section 4.4(k) within ten (10) business days after the date on which such agreement or determination shall have been made.

(m) Survival. The provisions of this Section 4.4 shall survive Closing for a period of six (6) months.

4.5 Closing Costs.

(a) Transfer Taxes. At Closing, Seller and Purchaser shall complete, sign and acknowledge any and all forms, if any, required for this transaction with respect to State of Florida and/or Miami-Dade County transfer, documentary stamps and/or recordation tax requirements (the “Transfer Tax Laws”). Seller and Purchaser each shall pay fifty percent (50%) of any of the following which are applicable: (i) the taxes imposed under the Transfer Tax Laws, (ii) all bulk sales taxes, sales tax on the sale of the Personal Property (or any part thereof) or any other sales taxes and (iii) any filing fees in connection with the consummation of the transactions contemplated by this Agreement on the Closing Date.

(b) Seller Closing Costs. At Closing, Seller shall also pay: (i) occupancy, hotel or other taxes payable with respect to the operation of the Hotel through the Cut-Off Time; (ii) one-half of all fees and expenses charged by the Title Company in respect of the administration of the transactions contemplated by this Agreement (specifically excluding the premium for the Title Policy or the cost of any endorsements thereto); (iii) the cost of the Survey and any modifications or updates to the Survey; and (iv) all recording and filing fees relating to clearance of the Discharge Matters or any other title matter which Seller agrees to remove pursuant to the terms of this Agreement.

(c) Purchaser Closing Costs. At Closing, Purchaser shall also pay: (i) 100% of the (A) premium for the Title Policy, and (B) cost of any endorsements to the Title Policy, and (ii) one-half of all fees and expenses charged by the Title Company in respect of the administration of the transactions contemplated by this Agreement.

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(d) Other Costs. All other costs and expenses incident to this transaction and the Closing thereof shall be paid in a manner consistent with custom for similar transactions in the city where the Hotel is located. Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of a party’s default, such defaulting party shall pay all cancellation fees charged by the Title Company in connection with such cancellation.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) All of the conditions precedent for the benefit of the Investors set forth in the Exchange Agreement shall have been satisfied (or waived by the Investors pursuant to the terms of the Exchange Agreement).

(b) All of the representations and warranties of Seller contained in Sections 5.1 and 5.2(a), 5.2(b), 5.2(c), 5.2(e)(iv), and 5.2(i)(i) shall be true and correct in all material respects as of the Closing Date; provided that such representations and warranties that are qualified as to materiality shall (to the extent so qualified) be true and correct in all respects. It is understood that if there is a breach of any representation or warranty of Seller contained in the balance of Section 5.2 or Section 5.3 as of the Closing Date, such breach shall not constitute a failure of a condition precedent to, or otherwise excuse, the obligation of Purchaser to consummate the transactions contemplated by this Agreement. Nothing in this Section 4.6(b) shall limit Purchaser’s right to pursue its remedies provided in, and subject to, Article VII in the event that any representation or warranty of Seller set forth in Section 5.1, 5.2, or 5.3 is inaccurate as of the Closing.

(c) Deutsche Bank AG New York Branch (“DB”) shall not have failed to fund the loan described in the commitment letter (“Commitment Letter”) from DB and Deutsche Bank Securities Inc. (“DBSI”) dated as of this date and addressed to the Investors because the conditions precedent described in either Sections 5(a) or 5(d) (but with respect to Section 5(d), solely as it relates to the representations and warranties set forth on Exhibit C to the Commitment Letter) of the Commitment Letter are not satisfied; provided that DB’s failure to fund such loan on the basis that the condition in Section 5(d) of the Commitment Letter has not been satisfied shall not be deemed to constitute a failure to satisfy the condition set forth in this paragraph if (x) DBAG has notified Sponsor (as defined in the Commitment Letter) that it has determined, in its sole discretion, that the events, occurrences or circumstances that, individually or in the aggregate, have caused the condition in Section 5(d) to fail to be met with respect to any representation or warranty set forth on Exhibit C thereto (other than due to the occurrence of any casualty or condemnation) have caused, or could reasonably be expected to cause, the Administrative Agent (as defined in the Commitment Letter) or the Lenders (as defined in the Commitment Letter) to suffer any Losses (as defined in the Commitment Letter) in an aggregate amount of $5,000,000 or less and (y) the Sponsor shall have failed to provide a joint and several indemnity to DB in accordance with Section 5 of the Commitment Letter for any such Losses up to a maximum aggregate amount of $5,000,000.

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(d) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of Sections 4.2 and 4.5(a) and shall have paid all amounts required to be paid by Seller pursuant to the terms of Section 4.5.

(e) The Title Company shall be irrevocably committed to issue as of the Closing, subject only to payment of title premiums, the Title Policy.

(f) New Monetary Encumbrances shall have been removed, satisfied or cured as provided in the last sentence of Section 2.3(c).

Except as expressly set forth in this Section 4.6, any claim that Seller has not performed and observed in all material respects all covenants, obligations and agreements of this Agreement to be performed and observed by Seller as of the Closing Date shall not constitute a failure of a condition precedent to, or otherwise excuse, the obligation of Purchaser to consummate the transactions contemplated by this Agreement, and Purchaser’s sole and exclusive remedy therefor shall be to close the transactions contemplated by this Agreement and pursue its remedies provided in, and subject to, Article VII.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in writing in its sole discretion:

(a) All of the conditions precedent for the benefit of MHGC set forth in the Exchange Agreement (including delivery of the Exchange Consideration) shall have been satisfied (or waived by the Investors pursuant to the terms of the Exchange Agreement).

(b) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(c) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date, other than any such covenants, obligations or agreements that are qualified as to materiality, which (to the extent so qualified) Purchaser shall have performed and observed in all respects.

(d) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of Sections 4.3 and 4.5(a) and shall have paid all amounts required to be paid by Seller pursuant to the terms of Section 4.5.

4.8 Conditions Precedent to Obligation of Seller and Purchaser. Notwithstanding anything herein to the contrary but subject to the remainder of this Section 4.8, the obligation of Seller and Purchaser to consummate the transaction hereunder shall be subject to the substantially simultaneous consummation of the transactions described in the Exchange Agreement. This condition precedent may only be waived by both Seller and Purchaser in writing.

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4.9 Failure or Waiver of Conditions Precedent. If any of the conditions set forth in Sections 4.6, 4.7, or 4.8 are not fulfilled (other than as a result of a default or breach by either party of their obligations hereunder (in which case the provisions of Article VI shall apply)), or waived on or before the Closing Date, the sole and exclusive remedy available to the party benefited by such conditions shall be to terminate this Agreement by written notice to the other party, in which event this Agreement, the Exchange Agreement, and the Investment Agreement shall terminate and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder or thereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement or the Exchange Agreement. Either party benefited by a condition set forth in Sections 4.6 or 4.7, as applicable, may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of such condition.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties Regarding Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and as of the Closing Date:

(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing under the laws of Delaware. Seller has the full right, power and authority to enter into this Agreement and to transfer the Interests pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made or consummated by Seller, subject to any consent rights of parties to the Assigned Agreements or any consents or approvals required for the transfer of any Permits. The person signing this Agreement on behalf of Seller is duly authorized to do so and to deliver it to Purchaser, and this Agreement is enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws.

(b) No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated herein will not: (i) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any agreement, Organizational Document (or organizational document of Seller), or instrument by which any of Seller, the Company or the Property is bound, subject to any consent rights of parties to the Assigned Agreements or any consent of approvals required for the transfer of any Permits; (ii) constitute or result in the violation or breach by Seller or the Company of any judgment, order, writ, injunction or decree issued against or imposed upon Seller or the Company or result in the violation of any applicable law, rule or regulation of any governmental authority, which in the case of any of the foregoing would have a Material Adverse Effect.

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(c) Litigation/Condemnation. Except as set forth on Schedule 5.1(c) attached to the Property Information Letter, there is no litigation, arbitration or other proceeding which is pending against (or, to Seller’s knowledge, is threatened to be filed against) Seller or the Company (or to Seller’s knowledge pending against any other party), that arises out of the ownership of the Property, or that affects the Property, an adverse determination of which is reasonably likely and would, individually or in the aggregate, have (i) a Material Adverse Effect or (ii) a material adverse impact on Seller’s ability to perform its obligation hereunder. Seller has not received written notice of any condemnation proceedings against the Property nor, to Seller’s knowledge, are any such proceedings threatened.

(d) Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations.

(e) Interests.

(i) Seller is the sole legal and beneficial owner of the Interests, free and clear of all Liens. Seller is, and for the five (5) years preceding the Effective Date has been, the sole member of the Company. The Interests constitute all of the issued and outstanding membership or other equity interests in the Company, have been duly authorized and validly issued to Seller in compliance with all applicable laws and the Current LLC Agreement, are fully paid and non-assessable, and are held free and clear of all liens, mortgages, pledges, charges, security interests, options, rights of others, equitable interests, claims, or encumbrances of any kind (collectively, “Liens”).

(ii) Except for the Interests, (A) there are no existing options, warrants, calls, preemptive rights, rights of first refusal, equity appreciation, phantom stock or similar rights, indebtedness having general voting rights or voting debt or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued equity interests of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any equity interests or voting debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (B) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Interests or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

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5.2 Representations and Warranties Regarding the Company. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and as of the Closing Date:

(a) Organization and Authority of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in the State of Florida, and has all requisite limited liability company power and authority to own the Property and to carry on its business as it is now conducted. For the five (5) years preceding the Effective Date, the Company has not failed to preserve its existence as a limited liability company under the laws of the State of Delaware.

(b) Organizational Documents. The Seller has caused true, correct and complete copies of all of the following to be delivered to Purchaser (collectively, the “Organizational Documents”): (i) the Company’s certificate of limited partnership and all amendments thereto and restatements thereof, (ii) the Company’s certificate of conversion from a limited partnership to a limited liability company, (iii) the Company’s certificate of formation and all amendments thereto and restatements thereof, and (iv) the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated July 13, 2011 (the “Current LLC Agreement”). The Current LLC Agreement is in full force and effect and the rights, preferences and privileges of the Interests are as set forth in the Current LLC Agreement. Other than the Current LLC Agreement, there is no voting trust, voting agreement, proxy or other agreement or understandings with respect to the voting of the equity interests of the Company.

(c) No Officers and Directors. The Company does not have, and in the five (5) years preceding the Effective Date has not had, any officers or directors The Seller does not have, and in the five (5) years preceding the Effective Date has not had, any officers or directors.

(d) No Subsidiaries. The Company does not own, and in the five (5) years preceding the Effective Date has not owned, directly or indirectly, any equity interest or other ownership interest in any other Person.

(e) Assets and Business Activities.

(i) Other than the Property and assets related thereto and the funds in the Company Accounts, the Company owns no other assets.

(ii) The Company is not engaged, and in the five (5) years preceding the Effective Date has not engaged, directly or indirectly, in any business or activities other than ownership of the Property and operation of the Hotel, and does not have any Liabilities other than those arising from its ownership of the Property and operation of the Hotel.

(iii) In the five (5) years preceding the Effective Date the Company has not owned, (A) any real property other than the Real Property, or (B) any material assets other than (x) amounts realized through the operation of the Property and the Hotel, and (y) personal property and intangible property incidental to or necessary or convenient for the operation of the Hotel.

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(iv) The Company is not, and in the five (5) years preceding the Effective Date has not been, (A) the subject of any petition, either voluntary or involuntary, seeking to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or (B) the subject of an assignment for the benefit of creditors.

(f) Indebtedness. As of the Closing, the Company shall not be obligated under and shall not be responsible for any Indebtedness other than trade payables incurred in the ordinary course of ownership and operation of the Property.

(g) Contracts. The Property Contracts, together with any Bookings, Space Leases, insurance policies, the Existing Management Agreement, and any contract or agreement which is terminated or expires on or before the Closing Date are the sole Contracts to which the Company is a party or by which it or any of its assets are bound.

(h) No Employees. The Company does not employ, nor in the five (5) years preceding the Effective Date has not employed, any employee(s). The Seller does not employ, nor in the five (5) years preceding the Effective Date has not employed, any employee(s). The Company does not have (and is not providing, sponsoring or participating in), and in the five (5) years preceding the Effective Date has not had (and has not provided, sponsored or participated in), any employee benefits or employee benefit plans.

(i) Taxes.

(i) Company has not (nor has Seller on its behalf) made a “check-the-box” election to be taxed as a corporation pursuant to Treas. Reg. § 301.7701-3, and the Company is, and at all times in the five (5) years preceding the Effective Date has been, properly classified as an entity disregarded as separate from Seller for U.S. federal income Tax purposes in accordance with Treas. Reg. § 301.7701-3;

(ii) The Company has provided Purchaser with true, correct, and complete copies of all material Tax Returns for the five (5) years preceding the Effective Date, all of which have been timely filed with the appropriate Tax Authorities;

(iii) The Company has paid in full all Taxes which are or have become due and payable and would be delinquent if not paid (whether or not shown on any Tax Return) other than those currently payable without penalty or interest;

(iv) The Company is not currently the beneficiary of any extension of time in which to file a Tax Return;

(v) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes or Tax Returns is currently in force;

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(vi) No Audits are presently pending with regard to any Taxes or Tax Returns of the Company, and no such Audit is threatened, and no deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Company. No material adjustments have been asserted as a result of any Audit which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of the Company that, if raised with respect to any other period not so audited, would be expected to result in a proposed deficiency for any period not so audited;

(vii) The Company is not a party to, is not bound by, and does not have any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement, agreement where liability is determined by reference to the Tax liability of a third party, or any similar agreement, contract, or arrangement, and the Company does not have any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person;

(viii) All amounts required to be collected or withheld by the Company with respect to Taxes have been duly collected or withheld and any such amounts that were or are required to be remitted to any Tax Authority have been duly and timely remitted.

5.3 Representations and Warranties Regarding the Property. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and as of the Closing Date:

(a) Violations of Law. Except as set forth on Schedule 5.3(a) attached to the Property Information Letter, the Company has not received written notices of violations of applicable Legal Requirements with respect to the Property that would have a Material Adverse Effect.

(b) Space Leases. Other than the Space Leases listed on Schedule 5.3(b) attached hereto, (i) there are no material leases or other agreements currently affecting the Hotel (other than Bookings) pursuant to which any party has a right to occupy all or any portion of the Property and (ii) the Company has made available to Purchaser true, correct and complete copies of the Space Leases. To Seller’s knowledge, there is no existing default by Seller or any tenant under any of the Space Leases and the Space Leases are in full force and effect. For purposes of this Section 5.3(b), a “material” lease or agreement is one that applies to more than 500 square feet of space for more than 30 days or requires payments in excess of $50,000 in any 12 month period.

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(c) Property Contracts. Other than the Property Contracts listed on Schedule 5.3(c) attached hereto, (i) there are no material Property Contracts that will affect the Property or be binding on or payable by the Company following the Closing, and (ii) the Company has made available to Purchaser true, correct and complete copies of the material Property Contracts (other than the Property Contracts listed in items 60, 68, 69, 72, and 73 on Schedule 5.3(c)). To Seller’s knowledge, there is no existing default by Seller or any other party under any of the material Property Contracts. For purposes of this Section 5.3(c), a “material” Property Contract is a Property Contract that is reasonably likely to require payments in excess of $50,000 in any 12 month period or is not terminable without penalty or premium on 30 days’ notice or less. Notwithstanding any of the foregoing, each of the Property Contracts listed in items 59 through 73 on Schedule 5.3(c) is terminable without penalty or premium on 30 days’ notice or less.

(d) Employment Contracts. Except as set forth on Schedule 5.3(d) attached to the Property Information Letter, there are no currently effective employment contracts or collective bargaining agreements with respect to the Property or the Hotel.

(e) Financial Information. Seller has provided to Purchaser true, accurate and complete copies of (i) third party reports regarding the physical condition of the Property received by the Company within the two (2) year period prior to the Effective Date and (ii) the financial statements of the Company for calendar years 2009, 2010 and 2011 (restated as necessary to reflect equity compensation amounts relating to such periods).

(f) Permits. To Seller’s knowledge, Schedule 5.3(f) contains a true, correct and complete list of all licenses, franchises and permits held by Seller and used in or relating to the ownership, occupancy or operation of the Property or any part thereof as of the Effective Date. Except as otherwise disclosed to Purchaser on Schedule 5.3(f), (i) the Company has not received any written notice of any uncured violations of any Permit and (ii) all of the Permits described on Schedule 5.3(f) are in full force and effect, except to the extent that any such violation or the failure of any such Permit to be in full force and effect would not have a Material Adverse Effect.

(g) Tax Contests. To Seller’s knowledge, except as set forth on Schedule 5.3(g) attached to the Property Information Letter, neither Seller nor the Company is contesting any Property Taxes with respect to the Property.

(h) Environmental Conditions. There are no employees, officers or directors of Seller and/or the Company with knowledge of any “Recognized Environmental Conditions” or “Historic Recognized Environmental Conditions,” as those terms are defined in that certain Phase I Environmental Site Assessment of Delano Hotel dated as of September 24, 2012 (the “Phase I Report”), except to the extent set forth in the Phase I Report.

5.4 [Intentionally Omitted.]

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5.5 Covenants of Seller. Between the Effective Date and the Closing Date:

(a) Seller shall cause the Company to carry on the business of the Property as a full-service hotel in the ordinary course and, to the extent reasonably practicable, in a manner consistent with prior practice.

(b) Seller shall use commercially reasonable efforts to cause the Company to maintain the Property in its present order and condition, normal wear and tear and damage from casualty and condemnation excepted.

(c) Seller shall not permit the Company to remove or permit to be removed any material portion of the Personal Property except as necessary for repairs or replacements of worn out or obsolete items.

(d) Seller shall cause the Company to maintain or cause Manager to maintain its property and casualty insurance coverage on the Property until the Closing consistent with prior practice.

(e) Prior to entering into any new service contract, equipment lease or space lease, or modifying any existing Property Contracts or Spaces Leases, that would bind the Company following Closing that would, if the New Management Agreement were in effect at the time, require the consent of the “owner” thereunder, Seller shall not permit the Company to enter into such service contract, equipment lease or space lease or modify such Company Contract or Space Lease without first obtaining Purchaser’s consent thereto (which may only be granted or withheld by Purchaser in accordance with the standard set forth in the New Management Agreement).

(f) [Intentionally Deleted.]

(g) Subject to the limitations set forth in this Agreement, Seller shall, or cause the Company to, file all required Tax Returns and pay all Taxes due and owing in accordance with applicable law and consistent with past practice.

5.6 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date and as of the Closing Date:

(a) ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.

(b) Organization and Authority. Purchaser has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so, and this Agreement is enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws.

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(c) No Breach. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default under any agreement or instrument by which Purchaser is bound or affected which would have a material adverse impact on the ability of Purchaser to timely close the acquisition of the Property pursuant to the terms of this Agreement; or (ii) constitute or result in the violation or breach by Purchaser of any judgment, order, writ, injunction or decree issued against or imposed upon Purchaser or result in the violation of any applicable law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material adverse impact on the ability of Purchaser to timely complete the acquisition of the Property pursuant to this Agreement.

(d) No Consents. Other than those that will be obtained, filed or given, as applicable, prior to Closing, no consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Purchaser is required in connection with the execution, delivery and performance of Agreement or the consummation of the transactions contemplated.

(e) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser an adverse determination of which would, individually or in the aggregate, reasonably be expected to materially and adversely interfere with the consummation of the transactions contemplated by this Agreement.

(f) Patriot Act Compliance. Neither Purchaser nor any entity controlled by Purchaser (i) is in violation of any applicable anti-money laundering or anti-bribery laws and regulations, (ii) is a person or entity listed on the Lists; (iii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iv) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

5.7 Covenants of Purchaser and/or of Seller.

(a) Guest Reservations. Purchaser shall cause the Company to honor all reservations made in the ordinary course of business at the Hotel and in accordance with this Agreement (including honoring the rates at which such reservations were made, including reservations made on a wholesale, reward points redemption, or other basis), or for any related conference, banquet, or meeting space or any other facilities in connection with the Hotel made by the Company on or prior to the Cut-Off Time for periods on or after the Closing Date. The provisions of this Section 5.7(a) shall survive Closing for a period of six (6) months or any earlier termination of this Agreement.

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(b) Consents. Without limitation on Seller’s obligation to deliver the ABT Transfer Materials pursuant to Section 4.2(i) or perform the actions required pursuant to Section 5.7(c), Seller shall use commercially reasonable efforts (which shall not require the payment of money to any third party other than Seller’s attorneys) to obtain any consents or approvals required under the Property Contracts or Permits with respect to the assignment Interests on or prior to the Closing, provided that if such consents or approvals are not granted, it shall not constitute a failure of condition or otherwise excuse Purchaser’s obligation to consummate the transactions under this Agreement, nor shall Purchaser have any right to assert a claim against Seller following Closing with respect thereto. Purchaser shall reasonably cooperate with any attempts or requests to obtain such consents or approvals, as applicable.

(c) Correction Matters. Between the Effective Date and the Closing, Seller shall cause the Company to diligently prosecute towards completion, at Seller’s sole cost and expense, the following matters (collectively, the “Correction Matters”): (i) the transfer to the name of the Company of all Permits disclosed on Schedule 5.3(f), and (ii) any work or other action required to cause all Permits disclosed on Schedule 5.3(f) to be in “effective” as opposed to “pending” status under applicable Legal Requirements (including without limitation curing all violations of applicable Legal Requirements to the extent required to allow such Permits to be in “effective” status); provided that if the Correction Matters are not completed prior to the Closing, it shall not constitute a failure of condition or otherwise excuse Purchaser’s obligation to consummate the transactions under this Agreement. From and after the Closing, Seller and Purchaser shall jointly pursue and diligently prosecute towards completion the Correction Matters. Seller shall be responsible for all costs incurred from and after August 1, 2012 in connection therewith (including, without limitation, professional fees, inspection fees, permit fees or costs of any corrective work) up to a sum equal to $200,000, and Seller shall have no further liability therefor. All costs incurred in excess of $200,000 shall be borne by Purchaser. Purchaser’s obligations under this Section 5.7(c) shall survive the Closing without limitation.

(d) Books and Records. For a period of four (4) years after Closing in case of Seller’s need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, Purchaser shall keep the books and records for the Property with respect to the period of Seller’s ownership of the Company (to the extent that such records were provided to Purchaser pursuant to Section 4.2(d) and Seller did not retain copies thereof), at Purchaser’s expense, and allow Seller and its agents or representatives reasonable access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all books and records at Seller’s cost and expense, which right shall survive the Closing.

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5.8 Employees. For purposes of this Agreement, “Hotel Employees” means collectively, all individuals employed at the Hotel by Manager as of the Closing Date, irrespective of whether such individuals are active or on leaves of absence or otherwise inactive but still employed at the Hotel. Purchaser agrees that to the extent permitted under the New Management Agreement it will cause the Company to cause the Manager to continue to employ, following the Closing, the Hotel Employees (the “Continuing Employees”) so that no layoff, closing or other termination notices shall be required and Seller shall not otherwise incur any liability pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act. 29 U.S.C. 2101-2109 (the “Federal WARN Act”) or other similar state or local law applicable to the Company, the Hotel, Manager or the Property. Purchaser further agrees that the Company or, as the case may be, the Manager shall be required to retain and discharge, in accordance with their terms, all obligations and liabilities of the Company or Manager with respect to costs of termination of any Hotel Employee after the Closing including, without limitation, any severance claim made after the Closing or arising from the transactions contemplated by this Agreement. Purchaser’s obligations under this Section 5.8 shall survive the Closing without limitation.

ARTICLE VI

DEFAULT

6.1 Default by Purchaser. If the sale of the Interests as contemplated hereunder is not consummated due to Purchaser’s default hereunder, Seller shall be entitled, as its sole and exclusive remedies, to those remedies set forth in Section 8.3 and 10.12 of the Exchange Agreement, to the extent applicable. After Closing has occurred, except for post-closing adjustments described in Section 4.4, Seller’s sole and exclusive remedies for any claims against Purchaser hereunder shall be: (a) to assert any legal or equitable claims against Purchaser for Purchaser’s obligation to pay attorneys’ fees and costs under Section 10.15; and (b) to pursue claims under, and subject to, Article VII hereunder.

6.2 Default by Seller. If (x) the sale of the Interests as contemplated hereunder is not consummated due to Seller’s default hereunder, or (y) prior to Closing Seller defaults hereunder and, with respect to any default under this clause (y) only, such default shall continue for five (5) days after notice to Seller, then Purchaser shall be entitled, as its sole and exclusive remedies, to the remedies set forth in Sections 8.4 and 10.12 of the Exchange Agreement, to the extent applicable. After Closing has occurred, except for post-closing adjustments described in Section 4.4, Purchaser’s sole and exclusive remedies for any claims against Seller hereunder shall be: (a) to assert any legal or equitable claims against Seller for Seller’s obligation to pay attorneys’ fees and costs under Section 10.15; and (b) to pursue claims under, and subject to, Article VII hereunder.

ARTICLE VII

SURVIVAL, INDEMNIFICATION AND LIMITATIONS ON LIABILITY

7.1 Survival. Subject to the provisions of Section 7.6, the representations and warranties (a) of Seller set forth in Section 5.1 (other than Section 5.1(c)) and Section 5.2 of this Agreement shall survive the Closing for a period of six (6) years, (b) of Seller set forth in this Agreement, other than as set forth in the foregoing clause (a), shall survive the Closing for a period of six (6) months, and (c) of Purchaser set forth in this Agreement shall survive Closing for a period of six (6) months.

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7.2 Seller’s Indemnification. From and after the Closing, Seller shall, subject to the provisions of this Section 7.1 and Section 7.5, defend, indemnify, save and hold Purchaser, the Company and its Affiliates, and each of their respective employees, contractors, managers, members, successors, officers, directors, and agents (collectively, “Purchaser Indemnitees”) harmless from and against any and all losses, injuries, claims, penalties, Liabilities, fines, damages, costs or expenses (including, without limitation, reasonable attorneys’ fees and costs) (collectively, “Losses”) arising out of, resulting from or relating to any of the following (regardless of whether a Third Party Claim is involved or not):

(a) the inaccuracy of any representation or warranty of Seller;

(b) the failure by Seller to perform or fulfill any covenant or agreement of Seller contained in this Agreement;

(c) in connection with the Property, any physical or personal injury or death caused to any person or damage to property of unaffiliated third parties, to the extent such injury, death, or damage occurred prior to the Closing Date; and/or

(d) any Liability attributable to the ownership or operation of the Property (excluding the physical or environmental condition thereof except as expressly set forth herein) that arises out of, results from or relates to any period prior to, up through, and including the Closing, other than (x) Liabilities arising under the Property Contracts, (y) Liabilities actually pro-rated pursuant to Section 4.4 (including all Prorated Hotel Payables) either at the Closing or thereafter pursuant to Section 4.4(k), or (z) Liabilities waived by Purchaser pursuant to Section 9.1.

7.3 Purchaser’s Indemnification. From and after the Closing, Purchaser shall, subject to the provisions of this Section 7.3, defend, indemnify, save and hold harmless Seller and its Affiliates, and their respective employees, contractors, officers, directors, and agents (collectively, “Seller Indemnitees”) from and against any and all Losses arising out of, resulting from or relating to any of the following (regardless of whether a Third Party Claim is involved or not):

(a) the inaccuracy of any representation or warranty of Purchaser;

(b) the failure by Purchaser to perform or fulfill any covenant or agreement of Purchaser contained in this Agreement other than any such failure as to which Seller had knowledge on or before the Closing Date;

(c) in connection with the Property, any physical or personal injury or death caused to any person or damage to property of unaffiliated third parties, to the extent such injury, death, or damage occurred on or after the Closing Date (other than any Liabilities of any Seller Indemnitees under the New Management Agreement); and/or

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(d) any Liability attributable to the ownership or operation of the Property that arises out of, results from or relates to any period after the Closing, other than (x) Liabilities actually pro-rated pursuant to Section 4.4 (including all Prorated Hotel Payables) either at the Closing or thereafter pursuant to Section 4.4(k); and (y) Liabilities of any Seller Indemnitees arising under the New Management Agreement, any other agreements with Manager or Seller effective as of or following the Closing, or this Agreement or the Exchange Agreement.

7.4 Notice and Resolution of Claims.

(a) Notice. Each Person entitled to assert a claim for a breach of a representation or warranty or for indemnification pursuant to this Agreement (an “Indemnitee”) shall give written notice to the breaching or indemnifying party or parties (the “Indemnifying Party”) promptly after obtaining knowledge of any claim that it may, as applicable. The notice shall set forth in reasonable detail the claim and the basis therefor. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations hereunder, except to the extent that the failure materially prejudices the ability of the Indemnifying Party to contest that claim.

(b) Defense of Third Party Claims. If a claim for breach or indemnification pursuant to this Agreement shall arise from any action made or brought by a third party that would reasonably be expected to result in indemnifiable Losses (a “Third Party Claim”), the Indemnifying Party may assume the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, who shall be reasonably acceptable to Indemnitee, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this Article VII unless (i) the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party that use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the expense of the Indemnifying Party, in each of which cases the reasonable expenses of counsel to the Indemnitee shall be reimbursed by the Indemnifying Party). In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel (other than local counsel) for all Indemnitees with respect to any claim indemnified under this Article VII; provided that an Indemnitee shall be entitled to employ separate counsel at the expense of the Indemnifying Party if the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party that use of such other counsel would give rise to a conflict of interest, in which case the reasonable expenses of counsel to such Indemnitee shall be reimbursed by the Indemnifying Party. Notwithstanding the foregoing, (A) no Indemnifying Party shall be entitled to settle any Third Party Claim without the Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as part of the settlement the Indemnitee is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnitee or require the Indemnitee to admit any fault, culpability or failure to act by or on behalf of the Indemnitee, and (B) no Indemnitee shall be entitled to settle any Third Party Claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the Third Party claim is for money damages only and such settlement does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnifying Party and as part of such settlement the Indemnifying Party is released from all liability (for indemnification pursuant to this Article VII and otherwise) with respect to such Third Party Claim. If the Indemnifying Party does not notify the Indemnitee within twenty (20) Business Days after receipt of the Indemnitee’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnitee shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such actions by the Indemnitee shall be paid by the Indemnifying Party.

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7.5 Limitations on Liability. Except for post-closing adjustments described in Section 4.4:

(a) For all claims asserted from and after the Closing Date pursuant to Section 7.2(a) (other than breaches of Seller’s representations contained in Section 5.1, Section 5.2, and the final sentence of Section 5.3(c)), Section 7.2(b) (other any breach of Seller’s covenant contained in the last sentence of Section 2.3(c)), Section 7.3(a) or Section 7.3(b):

(i) Seller shall not have any obligation or liability to any Purchaser Indemnitee hereunder unless and until the aggregate amount of uninsured Losses incurred or suffered by the Purchaser arising hereunder shall have exceeded $500,000, in which case Seller shall be obligated and liable only with respect to such excess.

(ii) Purchaser shall not have any obligation or liability to any Seller Indemnitee hereunder unless and until the aggregate amount of uninsured Losses suffered by the Seller Indemnitees arising hereunder shall have exceeded $500,000, in which case Purchaser shall be obligated and liable only with respect to such excess.

(iii) The aggregate liability of Seller shall not exceed $5,000,000.

(iv) The aggregate liability of Purchaser shall not exceed $5,000,000.

(b) The aggregate liability of Seller or Purchaser (as applicable) for claims pursuant to Section 7.2(a) (relating to any breach of Seller’s representations contained in Section 5.1, Section 5.2, or the final sentence of Section 5.3(c) only), Section 7.2(b) (relating to Seller’s covenant in the last sentence of Section 2.3(c) only), Section 7.2(c), Section 7.2(d), Section 7.3(c), or Section 7.3(d), shall not be subject to any thresholds or limits.

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7.6 Limit on Time for Assertion of Claims. Neither Seller nor Purchaser shall have any obligation or liability pursuant to this Agreement, respectively, for (a) any breach of any representation or warranty (or any claim for indemnification on the basis of such a breach) unless notice of a claim asserting such breach or claim shall have been given prior to the termination of the applicable survival period therefor set forth in Section 7.1 (and if such notice shall have been given prior to such termination, then the claim for indemnity with respect thereto shall survive indefinitely until such claim is finally resolved) and (b) any other claim for indemnification pursuant to Section 7.2 (other than Section 7.2(a)) or Section 7.3 (other than Section 7.3(a)) unless notice of such claim asserting such claim shall have been given prior to the date that is six (6) years after the Closing Date.

7.7 Other Limitations on Indemnification. No Seller Indemnitee shall be entitled to seek or obtain contribution from, or indemnification by, and each Seller Indemnitee agrees that it will not make any claim for contribution or indemnification against, the Company or any of its Affiliates, whether under any organizational documents of the Company (including the Current LLC Agreement) or any such Affiliate, this Agreement, applicable limited liability company laws or other Legal Requirements or otherwise, in respect of any amounts due from Seller to (or any claim against Seller by) Purchaser or any other Purchaser Indemnitee under this Article VII, and Seller (on its own behalf and on behalf of any Affiliate thereof) will hold each of the Purchaser Indemnitees harmless and will indemnify the Purchaser Indemnitees in respect of all such amounts due from Seller to (or any claim against Seller by) Purchaser or any other Purchaser Indemnitee under this Article VII and shall not seek to join the Company, Purchaser or any Affiliate thereof in connection with any suit arising under this Agreement.

7.8 Interpretation. Each of Seller and Purchaser intend that this Agreement be interpreted as if this Agreement provided only for the purchase and sale of the Property rather than the purchase and sale of the Interests. Accordingly it is the intent of the parties that (a) all Liabilities that would have been retained by or remained with the Company as a seller of the Property to Purchaser on terms consistent with this Agreement shall be covered by and subject to the indemnification obligations of the Seller to the Purchaser Indemnitees pursuant to Section 7.2, and (b) all Liabilities that would have been transferred to or after the Closing incurred by Purchaser as a purchaser of the Property on terms consistent with this Agreement shall be covered by and subject to the indemnification obligations of the Purchaser to the Seller Indemnitees pursuant to Section 7.3.

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ARTICLE VIII

RISK OF LOSS

8.1 Minor Damage. In the event of loss or damage to the Real Property or any portion thereof (other than loss or damage of a nature that that is not expected to cost more than $100,000 to repair) Seller shall promptly inform Purchaser thereof. In the event of loss or damage to the Real Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided the Company shall retain all right, title and interest to any claims and proceeds it may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (other than business interruption proceeds attributable to the period prior to Closing and proceeds in respect of amounts expended by or on behalf of the Company prior to Closing to restore the Property). In such event, the Adjustment shall be adjusted in favor of Purchaser by an amount equal to the deductible amount under the Company’s insurance policy with respect to such loss or damage and not paid by the Company prior to Closing and the Company shall retain all of its rights to proceeds under the applicable policy with respect to any claim for the applicable loss (other than business interruption proceeds attributable to the period prior to Closing, which shall belong to Seller, and proceeds in respect of amounts expended by or on behalf of the Company prior to Closing to restore the Property). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

8.2 Major Damage. In the event of a “major” loss or damage to the Real Property, Purchaser may, upon notice in writing to Seller delivered within ten (10) days after Seller sends Purchaser written notice of the occurrence of such major loss or damage, terminate this Agreement by written notice to Seller, in which event this Agreement and the Exchange Agreement shall terminate and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder or thereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement or the Exchange Agreement. If Purchaser fails for any reason to deliver written notice of termination to Seller within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed to Closing under this Agreement and the Exchange Agreement. If Purchaser elects, or is deemed to have elected, to proceed with Closing, the Company shall retain all right, title and interest to any claims and proceeds it may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (other than business interruption proceeds attributable to the period prior to Closing, which shall belong to Seller, and proceeds in respect of amounts, if any, expended by or on behalf of the Company prior to Closing to make any reasonably necessary emergency repairs to the Property). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

8.3 Definition of “Major” Loss or Damage. For purposes of Sections 8.1 and 8.2, “major” loss or damage refers to the following (a) loss or damage to the Real Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of a licensed independent architect or registered professional engineer with a minimum of ten (10) years’ experience related to commercial real estate construction selected by Seller and approved by Purchaser, equal to or greater than $90,000,000 or (b) any loss due to a condemnation which permanently and materially adversely modifies or impairs the continued operation of the Hotel.

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ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1 DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING: IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, PROFITABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION RELATING TO THE COMPANY OR THE PROPERTY PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY OR THE COMPANY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING THE PROPERTY SHALL BE CONVEYED FROM SELLER TO PURCHASER THROUGH THE CONVEYANCE OF THE INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE INTERESTS, THE COMPANY THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY AND ANY ACTUAL OR PROPOSED BUDGETS FOR THE PROPERTY) MADE OR FURNISHED BY SELLER, THE COMPANY, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER OR THE COMPANY, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING. PURCHASER REPRESENTS TO SELLER THAT PURCHASER IS A SOPHISTICATED INSTITUTIONAL INVESTOR WITH SUBSTANTIAL EXPERIENCE AND EXPERTISE WITH INVESTMENT PROPERTIES AND HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE COMPANY AND THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE COMPANY AND THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH

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RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING. UPON CLOSING AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS RELATING TO THE CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY EXCEPT FOR FRAUD, AND THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING.

THE WAIVERS AND RELEASES SET FORTH IN THE IMMEDIATELY PRECEDING PARAGRAPH INCLUDE CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S WAIVER OR RELEASE OF SELLER AND THE OTHER PARTIES REFERENCED IN THIS SECTION.

9.2 Repairs, Reserves, and Capital Expenditures. Purchaser acknowledges and agrees that except as provided in this Agreement, (a) Seller shall have no obligation to make any repairs, replacements, improvements or alterations to the Property or to expend any funds therefor, including, without limitation, any reserves that may be held for such purpose, and (b) Purchaser shall not be entitled to a credit to the Exchange Consideration at Closing in the event capital expenditures actually made at the Hotel for any year are less than the budgeted amount as of the date of the Closing.

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9.3 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Interests has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1 Assignment. Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without first obtaining Seller’s written approval which may be given or withheld in Seller’s sole discretion; provided that Purchaser may assign all or any portion of this Agreement to one or more commonly controlled alternative investment vehicles (“AIVs”) or to one or more entities in which the Investors or such AIVs hold, directly or indirectly, all of the equity interests. Any assignment by Purchaser of this Agreement shall not relieve Purchaser of its obligations under this Agreement and any permitted assignee must expressly assume the obligations of Purchaser in writing.

10.2 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) legible facsimile transmission or PDF transmission completed before 5:00 p.m. (Los Angeles time) on a business day sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service, as of the date actually received, or, in the case of facsimile transmission or PDF transmission, as of the date of the facsimile transmission or PDF transmission provided that an original of such facsimile or PDF is also sent to the intended addressee by means described in clauses (a), or (b) above. Notices may be given by a party’s counsel on behalf of such party as if such party had given such notice itself. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Purchaser:

c/o Yucaipa American Alliance Fund II, LLC

9130 W. Sunset Boulevard

Los Angeles, California 90069

Attention: Robert P. Bermingham

Fax: (310) 789-7201

With a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Judith T. Kitano

Fax: (213) 683-4052

Email: judith.kitano@mto.com

39

If to Seller:

Morgans Group LLC

475 Tenth Avenue

New York, New York 10018

Attention: David Smail

Fax:

Email: david.smail@morganshotelgroup.com

With a copy (which shall not constitute notice) to:

Hogan Lovells

555 13th Street NW

Washington DC 20004

Attention: Bruce G. Gilchrist

Fax: (202) 637-5910

Email: bruce.gilchrist@hoganlovells.com

10.3 Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by Seller and Purchaser.

10.4 Calculation of Time Periods; Time is of the Essence. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Real Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., New York time.

10.5 Successors and Assigns. Subject to the limitations on assignment set forth in Section 10.1 above, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.6 Entire Agreement. This Agreement, including the Exhibits, the Schedules, the Exchange Agreement, the Investment Agreement, and the other agreements contemplated in any of the foregoing contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.7 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, (a) execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property, and (b) obtain sellers’ permits for any sales activities conducted at the Property prior to Closing and/or obtain “sale for resale certificates” for any Personal Property that may be sold after the Closing. The provisions of this Section 10.7 shall survive Closing.

40

10.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. In order to expedite the transaction contemplated herein, telecopied, facsimile or PDF signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied, facsimile or PDF document, are aware that the other party will rely on the telecopied, facsimile or PDF signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.9 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.10 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.10 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.11 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.12 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Exhibit or Schedule	Title
Exhibit A	Form of Assignment of Interests
Exhibit B	Form of FIRPTA Affidavit
Exhibit C	[intentionally deleted]

41

Exhibit or Schedule	Title
Exhibit D	[intentionally deleted]
Exhibit E-1	Title Commitment
Exhibit E-2	Pro Forma Title Policy
Exhibit F	[intentionally deleted]
Exhibit G	Form of Intercompany Release

Schedule 1.1(a)	Description of the Land
Schedule 5.1(c)	Litigation/Condemnation
Schedule 5.3(a)	Violations of Law
Schedule 5.3(b)	Space Leases
Schedule 5.3(c)	Property Contracts
Schedule 5.3(d)	Employment Agreements
Schedule 5.3(f)	Permits
Schedule 5.3(g)	Tax Contests

10.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits, schedules or amendments hereto. Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

10.15 Attorney’s Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs.

10.16 No Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

10.17 Exclusivity. Seller agrees neither it, nor any other member of the Seller Group will solicit, accept, negotiate, or otherwise pursue any offer related to the sale or other transfer or conveyance of the Property unless and until this Agreement is terminated in accordance with the provisions contained herein.

42

10.18 No Recordation. Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records.

10.19 No Brokerage Commissions. No real estate or other broker has been retained or is or will be owed a commission or other compensation in connection with transaction contemplated by this Agreement. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will indemnify, defend, protect and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 10.19 shall survive Closing or earlier termination of this Agreement.

10.20 Confidentiality. Prior to the Closing, this Agreement, the terms hereof and the Property Information shall be treated as “Evaluation Material” in accordance with that certain letter agreement dated September 7, 2012 executed between Purchaser and Seller (the “Confidentiality Agreement“). The parties acknowledge and agree that effective as of the Closing, the Confidentiality Agreement shall terminate and be of no further force or effect.

[THE SIGNATURES ARE ON THE FOLLOWING PAGE.]

43

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date above first written.

Seller:	MORGANS GROUP LLC, a Delaware limited liability company

By:
Name: Richard Szymanski
Title: Chief Financial Officer

[Signature Page – PSA]

Purchaser:	VINTAGE DECO HOSPITALITY, LLC, a Delaware limited liability company

By:
Name: Robert P. Bermingham
Title: Vice President

[Signature Page – PSA]

Annex I

Definitions

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.

“Audit” or “Audits” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Contract” means any contract, agreement, mortgage, instrument, license, lease, binding sales or purchase order or other legally binding commitment.

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any Person or entity alleging or seeking to establish a basis for liability (including, without limitation, potential liability for investigatory costs, cleanup costs, corrective measures, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or remediation of environmental contamination, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or the exposure of any Person or property to, Materials of Environmental Concern.

“Governmental Entity” means any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (in each case, whether foreign or domestic).

“Indebtedness” means with respect to any Person (i) all indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, mortgage, debenture, or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (excluding, for the avoidance of doubt, any trade payables incurred in the ordinary course of business), (iv) any indebtedness secured by any Lien on any asset of such Person, (v) any amounts outstanding under any letters of credit, bankers acceptance or similar instrument issued for the account or responsibility of such Person, in each case, including interest, fees and prepayment premiums or penalties thereon, (vi) any payment obligation of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) any capital lease with respect to which such Person is a party or otherwise liable as lessee or obligor, (viii) without duplication, all accrued and unpaid interest on and any premiums, penalties, fees and expenses, change of control payments or similar contractual charges in respect of any Indebtedness repaid at the Closing or that are triggered by the transactions contemplated by this Agreement, and (ix) without duplication, all guarantees with respect to liabilities of a type described in any of clauses (i) through (viii) above.

“Liabilities” means any and all debts, liabilities, obligations, guarantees, and commitments of any kind or nature (whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, whether matured or unmatured, whether fixed, absolute or contingent, and whether or not recorded or reflected, or required to be recorded or reflected, on books and records or financial statements), including those arising, reported or claimed under any law (including all Taxes), order or Contract and including all fees, costs, expenses, damages, losses, fines, penalties and assessments relating thereto.

“Material Adverse Effect” means a material negative impact on the ownership or operation of the Property as a whole for a material period of time following Closing, including, but not limited to, the cessation of operations of the Hotel or any material component thereof, excluding any such impact on the food and beverage facilities resulting from the actions of any of the officers of TLG or its subsidiaries or either of its primary principals (Andrew Sasson and Andy Masi) (such officers and principals being collectively referred to as “TLG Principals”) other than actions (i) taken at the direction of the Company, the Seller or their Affiliates (other than TLG, any of its subsidiaries, or any TLG Principal) or (ii) of which the Company, the Seller or their Affiliates (other than TLG, any of its subsidiaries, or any TLG Principal) had knowledge on or prior to the Effective Date.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, petroleum and petroleum products, asbestos, asbestos containing materials, polychlorinated biphenyls, mold or microbial matters and any other substance that is currently regulated by an Environmental Law.

“Person” means an individual, a partnership, a limited liability company, an association, a joint venture, a corporation, a business, a trust, an unincorporated organization, any other entity or a government or any department, agency, authority, instrumentality or political subdivision thereof.

“Seller’s Knowledge” means the actual knowledge of J.P. Oliver and Steve Marblestone (provided that, in no event shall such person have any personal liability arising under this Agreement), and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, employee, agent or representative of Seller or any of its affiliates.

“Tax” or “Taxes” means any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, gains, net proceeds, net worth, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, workers compensation, disability, payroll, employment, social contributions, fuel, excess profits, occupancy, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” or “Tax Authorities” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the collection and administration of any Taxes.

“Tax Return” or “Tax Returns” mean any federal, state, local, and foreign tax returns, declarations, statements, claims for refunds, reports, schedules, forms, and information returns and any amendments thereto.

(b) The following terms are defined in the Section of this Agreement set forth after such term below:

Defined Term	Section

Adjusting Party	4.4(k)
Adjustment	1.5(b)
Agreement	Preamble
AIVs	10.1
Assignment of Interests	4.2(a)
Bookings	1.2(d)
Closing	4.1(a)
Closing Date	4.1(a)
Company	Recitals
Confidentiality Agreement	10.20

Consumable Inventory	1.2(i)
Commitment Letter	4.6(c)
Continuing Employees	5.8
Cut-Off Time	4.4(h)
DB	4.6(c)
DBSI	4.6(c)
Discharge Matters	2.3(a)
Effective Date	Preamble
Exchange Agreement	Recitals
Exchange Consideration	1.5
Existing Management Agreement	1.7
Federal WARN Act	5.8
Final Statement	4.4(k)
FIRPTA Affidavit	4.2(c)
Hotel	Recitals
Hotel Employees	5.8
Hotel Payables	4.4(e)
House Bank Funds	1.2(j)
Improvements	Recitals
Indemnitee	7.4(a)
Indemnifying Party	7.4(a)
Intangibles	1.2(g)
Interests	Recitals
Investment Agreement	Recitals
Investors	Recitals
Land	Recitals
Legal Requirements	2.4(d)
LGD Management Agreement	1.1(f)
Losses	7.2
Major Loss	8.3
Manager	1.7
Material Title Matter	2.3(b)
MHGC	Recitals
New Management Agreement	1.7
NYSE	10.20
Outside Accountants	4.4(l)
Permits	1.2(g)
Permitted Exceptions	2.4
Personal Property	1.2(c)
Pre-Closing Date	4.1(b)
Preliminary Statement	4.4
Property	1.3(a)
Property Information	3.1(a)
Purchaser	Preamble
Purchaser Credit	1.6(b)
Purchaser Indemnitees	7.2

Real Property	Recitals
Receivables	4.4(d)(iii)
Reports	3.2
Retail Inventory	1.2(i)
Retained IP	1.1(b)(ii)
SEC	10.20
Seller	Preamble
Seller Group	1.1
Seller Indemnitees	7.2
Seller Proration Payment	1.6(b)
Space Leases	1.2(b)
Survey	2.2
Taxes	4.4(a)(i)
Third Party Claim	7.4(b)
Title Affidavit	4.2(g)
Title Company	2.1
Title Policy	2.5
Title Commitment	2.1
Title Update	2.1
TLG	1.2(b)(ii)
Transfer Tax Laws	4.5(a)
Vouchers	4.4(i)
YAAF II	Recitals
YAAF II-P	Recitals

EXHIBIT A

Assignment of Membership Interests

FOR VALUE RECEIVED, Morgans Group LLC, a Delaware limited liability company (“Transferor”), hereby assigns, transfers and delivers all of its right, title and interest in and to all of the membership interests in Beach Hotel Associates LLC, a Delaware limited liability company, to Vintage Deco Hospitality, LLC, a Delaware limited liability company.

Dated effective as of [            ], 2013.

Transferor:	MORGANS GROUP LLC, a Delaware limited liability company

By:
Name:
Its:

-i-

EXHIBIT B

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a “United States real property interest” must withhold tax if the transferor is a foreign person. For U.S. federal income tax purposes (including section 1445 of the Code), the owner of a disregarded entity (which entity has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.

In order to inform the Yucaipa Parties, as that term is defined in the Exchange Agreement, dated as of             , 2013 by and among Morgans Hotel Group Co., Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P., and Yucaipa Aggregator Holdings, LLC (collectively, the “Transferee”), that withholding of tax is not required upon the disposition of a United States real property interest by Morgans Group LLC, a Delaware limited liability company (the “Transferor”), the undersigned hereby certifies and declares the following on behalf of the Transferor:

•	The Transferor is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

•	The Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as such terms are defined in the Code and the Treasury Regulations promulgated thereunder).

•	The Transferor’s United States employer identification number is: .

•	The office address for the Transferor is:

475 Tenth Avenue

New York, New York 10018

The Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained in this certification could be punished by fine, imprisonment or both.

-ii-

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Executed this             day of             , 2013.

TRANSFEROR:

MORGANS GROUP LLC, a Delaware limited liability company

By:
Name:
Title:

-iii-

EXHIBIT E-1 and EXHIBIT E-2

See attached

-iv-

Chicago Title Insurance Company

15951 SW 41st Street, Suite 800

Weston, FL 33331

954-217-1744

Chicago Title Insurance Company

Rev. 3/15/13

COMMITMENT FOR TITLE INSURANCE

SCHEDULE A

Order No.: 4071112

Customer Reference: NBU# 180312092 Delano Hotel

1.	Effective Date: March 5, 2013 at 8:00 AM

2. Policy or Policies to be issued:	Premium: $TBD

A.	ALTA Owners 2006 with Florida Modifications

Proposed Insured: Beach Hotel Associates, LLC, a Delaware limited liability company and Vintage Deco Hospitality, LLC, a Delaware limited liability company, as their interests may appear

Proposed Amount of Insurance: $120,000,000.00

A.	ALTA Loan 2006 with Florida Modifications

Proposed Insured: Deutsche Bank, its successors and/or assigns, as their interests may appear

Proposed Amount of Insurance: $100,000,000.00

3.	The estate or interest in the land described or referred to in this Commitment is:

Fee Simple

4.	Title to the Fee Simple estate or interest in the land is at the Effective Date vested in:

Beach Hotel Associates, LLC, a Delaware limited liability company

5.	The land referred to in this Commitment is described in Exhibit "A" attached hereto and made part hereof.

Countersigned:

BY:
Authorized Officer or Agent

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

1 of 8

Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION I

REQUIRMENTS

The following are requirements to be complied with:

1.	Instrument(s) necessary to create the estate or interest to be insured must be properly executed, delivered and duly filed for record.

(a)	It is the understanding of the company that the contemplated transaction will involve the sale or transfer of the membership interest in the titleholder identified at item 2 of Schedule A hereof, not the transfer of the record title. The Owner’s Policy to be issued hereunder will reflect an effective date that corresponds to the date of acquisition of the membership interests.

(b)	Mortgage in the amount of $ from Beach Hotel Associates, LLC, a Delaware limited liability company and Vintage Deco Hospitality, LLC, a Delaware limited liability company, as their interests may appear in favor of Deutsche Bank.

2.	Payment to or for the account of the grantors or mortgagors of the full consideration for the estate or interest to be insured.

3.	INTENTIONALLY DELETED.

~~4.~~	~~To terminate the notice(s) of commencement recorded on November 16, 2011 in Official Records Book 27895, Page 4180, it is recommended that the issuing agent contact the underwriting department at least 3-5 business days prior to closing to discuss requirements. Each situation is considered on a case-by-case basis. After the construction lien risk has been evaluated in accordance with the guidelines contained in Underwriting Bulletin 2011-04 and approved by the Company, for each notice of commencement referenced above, the issuing agent must:~~

~~a. Record notice of termination together with a contractor's final payment affidavit pursuant to Section 713.132, Florida Statutes. The notice of termination must be sworn and subscribed to by the appropriate party(ies) and be properly served upon the contractor and each person who gave notice to owner.~~

~~b. Obtain final waivers and releases of lien from any lienors showing as unpaid in the contractor's final payment affidavit.~~

~~c. Provide original, signed copy of the Company's indemnity agreement to the underwriting department.~~

~~d. Comply with any additional requirements deemed necessary by the Company.~~

~~5.~~	~~To terminate the notice(s) of commencement recorded on January 20, 2012 in Official Records Book 27968, Page 3196, it is recommended that the issuing agent contact the underwriting department at least 3-5 business days prior to closing to discuss requirements. Each situation is considered on a case-by-case basis. After the construction lien risk has been evaluated in accordance with the guidelines contained in Underwriting Bulletin 2011-04 and approved by the Company, for each notice of commencement referenced above, the issuing agent must:~~

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

2 of 8

Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION I

REQUIREMENTS

~~a. Record notice of termination together with a contractor's final payment affidavit pursuant to Section 713.132, Florida Statutes. The notice of termination must be sworn and subscribed to by the appropriate party(ies) and be properly served upon the contractor and each person who gave notice to owner.~~

~~b. Obtain final waivers and releases of lien from any lienors showing as unpaid in the contractor's final payment affidavit.~~

~~c. Provide original, signed copy of the Company's indemnity agreement to the underwriting department.~~

~~d. Comply with any additional requirements deemed necessary by the Company.~~

6.	To terminate the notice(s) of commencement recorded on June 4, 2012 in Official Records Book 28134, Page 1113, it is recommended that the issuing agent contact the underwriting department at least 3-5 business days prior to closing to discuss requirements. Each situation is considered on a case-by-case basis. After the construction lien risk has been evaluated in accordance with the guidelines contained in Underwriting Bulletin 2011-04 and approved by the Company, for each notice of commencement referenced above, the issuing agent must:

a. Record notice of termination together with a contractor's final payment affidavit pursuant to Section 713.132, Florida Statutes. The notice of termination must be sworn and subscribed to by the appropriate party(ies) and be properly served upon the contractor and each person who gave notice to owner.

b. Obtain final waivers and releases of lien from any lienors showing as unpaid in the contractor's final payment affidavit.

7.	Satisfaction of the following described Mortgage and related security instruments:

a)	Mortgage in favor of Deutsche Bank Trust Company Americas, dated July 28, 2011, recorded July 29, 2011, in Official Records Book 27774, Page 357:

b)	Assignment of Leases and Rents in Official Records Book 27774, Page 396; and

c)	UCC-1 Financing Statement in Official Records Book 27774, Page 407.

8.	Proof of payment of any outstanding assessments in favor of Miami-Dade County, Florida, any special taxing district and any municipality. NOTE: If this requirement is not satisfied the following exception will appear on Schedule B:

Any outstanding assessments in favor of Miami-Dade County, Florida, any special taxing district and any municipality.

9.	Proof of payment of service charges for water, sewer, waste and gas, if any, through the date of closing. NOTE: If this requirement is not met the following exception will appear on Schedule B:

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

3 of 8

Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION I

REQUIRMENTS

Any lien provided for by Florida Statutes in favor of any city, town, village or port authority for unpaid service charges for service by any water, sewer, waste or gas system supplying the insured land or service facilities.

10.	A survey, satisfactory to the Company, must be furnished. If said survey should disclose building setback lines, easements, encroachments, overlaps, boundary line disputes, or other adverse matters, they will appear as exceptions in Schedule B of the Owner's Policy and Schedule B, Part 1 of the Loan Policy to be issued.

11.	Furnish Owner's/Mortgagor's Affidavit establishing that: All sums due for labor and/or materials for any work performed on the property have been paid and that no liens or encumbrances against the property other than as stated herein, are outstanding.

12.	Furnish Owner's Affidavit establishing the rights of parties in possession.

NOTE: Same may be included in the above Affidavit.

13.	To terminate the notice of commencement recorded on November 13, 2012 in Official Records Book 28356, Page 1646, it is recommended that the issuing agent contact the underwriting department at least 3-5 business days prior to closing to discuss requirements. Each situation is considered on a case-by-case basis. After the construction lien risk has been evaluated in accordance with the guidelines contained in Underwriting Bulletin 2011-04 and approved by the Company, for each notice of commencement referenced above, the issuing agent must:

a. Record notice of termination together with a contractor's final payment affidavit pursuant to Section 713.132, Florida Statutes. The notice of termination must be sworn and subscribed to by the appropriate party(ies) and be properly served upon the contractor and each person who gave notice to owner.

b. Obtain final waivers and releases of lien from any lienors showing as unpaid in the contractor's final payment affidavit.

14.	To terminate the notice of commencement recorded on November 21, 2012 in Official Records Book 28367, Page 1636, it is recommended that the issuing agent contact the underwriting department at least 3-5 business days prior to closing to discuss requirements. Each situation is considered on a case-by-case basis. After the construction lien risk has been evaluated in accordance with the guidelines contained in Underwriting Bulletin 2011-04 and approved by the Company, for each notice of commencement referenced above, the issuing agent must:

a. Record notice of termination together with a contractor's final payment affidavit pursuant to Section 713.132, Florida Statutes. The notice of termination must be sworn and subscribed to by the appropriate party(ies) and be properly served upon the contractor and each person who gave notice to owner.

b. Obtain final waivers and releases of lien from any lienors showing as unpaid in the contractor's final payment affidavit.

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

4 of 8

Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION I

REQUIRMENTS

NOTE: Taxes for the year 2012 under Folio No. 02-3234-019-0550 were paid on December 4, 2012 in the amount of $1,247,857.30.

THIS IS A PRELIMINARY COMMITMENT THAT REQUIRES SENIOR UNDERWRITING REVIEW AND OVER-THE-LIMIT AUTHORIZATION. ACCORDINGLY, THIS COMMITMENT IS NOT EFFECTIVE TO BIND THE COMPANY UNTIL THE NECESSARY APPROVAL IS OBTAINED AND IT IS UNDERSTOOD THAT THIS COMMITMENT MAY BE SUBJECT TO FURTHER REQUIREMENTS AND/OR EXCEPTIONS AS MAY THEN BE DEEMED NECESSARY.

END OF SCHEDULE B – SECTION I

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

5 of 8

Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION II

EXCEPTIONS

Schedule B of the policy or policies to be issued will contain exceptions to the following matters unless the same are disposed of to the satisfaction of the Company:

1.	Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed insured acquires for value of record the estate or interest or mortgage thereon covered by this Commitment.

2.	Taxes and assessments for the year 2013 and subsequent years, which are not yet due and payable.

3.	Standard Exceptions:

A.	Easements, claims of easements, boundary line disputes, overlaps, encroachments or other matters not shown by the public records which would be disclosed by an accurate survey of the Land.

B.	Rights or claims of parties in possession not shown by the public records.

C.	Any lien, or right to a lien, for services, labor, or materials heretofore or hereafter furnished, imposed by law and not shown by the public records.

D.	Taxes or assessments which are not shown as existing liens in the public records.

NOTES ON STANDARD EXCEPTIONS:

Item 3A will be deleted from the policy upon receipt of an accurate survey of the land acceptable to the Company. Items 3B, 3C, and 3D will be deleted from the policy upon receipt of an affidavit-indemnity acceptable to the Company, stating (i) who is in possession of the land, (ii) whether improvements to the land have been made or are contemplated to commence prior to the date of closing, which improvements will not have been paid for in full prior to the closing, and (iii) that there are no taxes or assessments which are not shown as existing liens in the public records.

4.	INTENTIONALLY DELETED.

5.	Gold Coast Cablevision Hotel/Motel Bulk Rate Agreement for Cable Television Service, filed June 28, 1995, in Official Records Book 16830, Page 2299.

6.	INTENTIONALLY DELETED.

7.	Declaration of Restrictive Covenants recorded in Official Records Book 22715, Page 509.

8.	INTENTIONALLY DELETED.

9.	Title is not insured to any lands or improvements lying easterly of the Erosion Control Line as recorded in Plat Book 105, Page 62.

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

6 of 8

Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

SCHEDULE B SECTION II

EXCEPTION

10.	The rights, if any, of the public to use as a public beach or recreational area, any part of the land lying between the body of water abutting said land described in Schedule A and the natural line of vegetation, bluff, extreme high water line or other apparent boundary separating the publicly used area from the upland private area, and any right of access thereto.

11.	Title is not insured to any lands or improvements lying below the mean high water line of the Atlantic Ocean adjacent thereto.

12.	Declaration of Restrictive Covenants by and between Beach Hotel Associates, LLC, a Delaware limited liability company, and the City of Miami Beach, Florida, a municipality of the State of Florida, dated October 25, 2012, filed November 9, 2012 in Official Records Book 28352, page 1904, together with Subordination of Mortgagee filed November 9, 2012 in Official Records Book 28352, page 1912.

13.	The following matters shown on that certain survey prepared by Eddie Martinez of Zurweille-Whittaker, last certified September 5, 2012 under Job No. :

a)	Planters, parking station, curbs, gutters and wood fence extending into the right-of-way of 17th Street.

b)	Wooden doorway, 0.05’ curb and concrete and ficus hedge extending into the right-of-way of Collins Avenue.

c)	Walking path, boardwalk and concrete encroaching easterly of the Erosion Control Line.

Note: The survey must be certified to Chicago Title Insurance Company and the Insured.

NOTE: Coastal Construction Control Line Plat recorded at Plat Book 74, at Page 25 which plat depicts the Coastal Construction Control Line set for Miami-Dade County as affecting the lands described in this commitment.

NOTE: All recording references in this commitment/policy shall refer to the public records of Miami-Dade County, Florida, unless otherwise noted.

NOTE: In accordance with Florida Statutes section 627.4131, please be advised that the insured hereunder may present inquiries, obtain information about coverage, or receive assistance in resolving complaints, by contacting Chicago Title Insurance Company, 15951 SW 41st Street, Suite 800, Weston, FL 33331; Telephone 954-217-1744.

Searched By: Patrick Quirk

END OF SCHEDULE B – SECTION II

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

7 of 8

Order No.: 4071112 Customer Reference: NBU# 180312092 Delano Hotel

EXHIBIT “A”

Lots 9, 10, 11 and 12, in Block 29 of FISHER'S FIRST SUBDIVISION OF ALTON BEACH, a subdivision of Miami-Dade County, Florida, according to the Plat thereof duly recorded upon the Public records of Miami-Dade County, Florida in Plat Book 2, Page 77 thereof;

Also that tract of land shown on plat of FISHER'S FIRST SUBDIVISION OF ALTON BEACH, according to the Plat thereof recorded in Plat Book 2, Page 77, Public Records of Miami-Dade County, Florida, described as follows:

Begin at the Southeast corner of Lot 9 in Block 29 as shown on plat of FISHER'S FIRST SUBDIVISION OF ALTON BEACH, according to the Plat thereof recorded in Plat Book 2, Page 77, Public Records of Miami-Dade County, Florida; thence run in a Northerly direction along the Easterly line of said Block 29 of the aforesaid plat and the Northerly extension thereof a distance of 136.897 feet, more or less, to the point of intersection of the center line of 17th Street; thence run Easterly along the center line of 17th Street; extended, a distance of 204.17 feet, more or less, to the point of intersection of said center line of 17th Street extended Easterly to the Erosion Control Line of the Atlantic Ocean, said Line recorded in Plat Book 105, Page 62, Public Records of Miami-Dade County, Florida, thence run Southerly along the said Erosion Control Line, a distance of 137.465 feet to the intersection of the extension Easterly of the Southerly Line of referenced Lot 9, thence run Westerly along the Easterly extension of Lot 9, a distance of 200.96 feet, more or less, to the Point of Beginning.

Less and except, however, that certain portion of such land as was appropriated and taken by the City of Miami Beach, Florida, in that certain eminent domain or condemnation proceeding a final judgment for which was recorded in Deed Book 3106, Page 96, which covers that portion of the premises lying northerly of the northerly line of said Block 29 extended easterly to the Erosion Control Line recorded in Plat Book 105, Page 62 of the Public Records of Miami-Dade County, Florida.

Copyright American Land Title Association. All rights reserved.

The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment (6/17/06) (with FL Modifications)

8 of 8

SCHEDULE A

Name and Address of Title Insurance Company:

Chicago Title Insurance Company

15951 SW 41 Street

Weston, FL 33331

File No.:	4071112	Policy No.:	pro forma
Address Reference:	1685 Collins Ave., Miami Beach)
(For information only)		Amount of Insurance: $ 120,000,000.00
		Premium: $tbd

Date of Policy: DATE AND TIME OF TRANSFER OF MEMBERSHIP INTERESTS

1.	Name of Insured:

Beach Hotel Associates LLC, a Delaware limited liability company and Vintage Deco Hospitality, LLC, a Delaware limited liability company, as their interests may appear

2.	The estate or interest in the land that is encumbered by this policy is:

Fee simple

3.	Title is vested in:

Beach Hotel Associates LLC, a Delaware limited liability company

4.	The land referred to in this policy is described as follows:

Lots 9, 10, 11 and 12, in Block 29 of FISHER’S FIRST SUBDIVISION OF ALTON BEACH, a subdivision of Miami-Dade County, Florida, according to the Plat thereof duly recorded upon the Public records of Miami-Dade County, Florida in Plat Book 2, Page 77 thereof;

Also that tract of land shown on plat of FISHER’S FIRST SUBDIVISION OF ALTON BEACH, according to the Plat thereof recorded in Plat Book 2, Page 77, Public Records of Miami-Dade County, Florida, described as follows:

Begin at the Southeast corner of Lot 9 in Block 29 as shown on plat of FISHER’S FIRST SUBDIVISION OF ALTON BEACH, according to the Plat thereof recorded in Plat Book 2, Page 77, Public Records of Miami-Dade County, Florida; thence run in a Northerly direction along the Easterly line of said Block 29 of the aforesaid plat and the Northerly extension thereof a distance of 136.897 feet, more or less, to the point of intersection of the center line of 17th Street; thence run Easterly along the center line of 17th Street; extended, a distance of 204.17 feet, more or less, to the point of intersection of said center line of 17th Street extended Easterly to the Erosion Control Line of the Atlantic Ocean, said Line recorded in Plat Book 105, Page 62, Public Records of Miami-Dade County, Florida, thence run Southerly along the said Erosion Control Line, a distance of 137.465 feet to the intersection of the extension Easterly of the Southerly Line of referenced Lot 9, thence run Westerly along the Easterly extension of Lot 9, a distance of 200.96 feet, more or less, to the Point of Beginning.

Less and except, however, that certain portion of such land as was appropriated and taken by the City of Miami Beach, Florida, in that certain eminent domain or condemnation proceeding a final judgment for which was recorded in Deed Book 3106, Page 96, which covers that portion of the premises lying northerly of the northerly line of said Block 29 extended easterly to the Erosion Control Line recorded in Plat Book 105, Page 62 of the Public Records of Miami-Dade County, Florida.

SCHEDULE B

EXCEPTIONS FROM COVERAGE

This policy does not insure against loss or damage, and the Company will not pay costs, attorneys' fees, or expenses that arise by reason of:

1.	Taxes and assessments for the year 2012 and subsequent years, which are not yet due and payable.

~~2.~~	~~Easements, claims of easements, boundary line disputes, overlaps, encroachments or other matters not shown by the public records which would be disclosed by an accurate survey of the land.~~

~~3.~~	~~Rights or claims of parties in possession not shown by the public records.~~

~~4.~~	~~Any lien, or right to a lien, for services, labor, or materials heretofore or hereafter furnished, imposed by law and not shown by the public records.~~

~~5.~~	~~Taxes or assessments which are not shown as existing liens in the public records.~~

~~6.~~	~~Any claim that any portion of the insured land is sovereign lands of the State of Florida, including submerged, filled or artificially exposed lands accreted to such land.~~

~~7.~~	~~Any lien provided by Chapter 159, Florida Statutes, in favor of any city, town, village or port authority for unpaid service charges for service by any water, sewer or gas system supplying the insured land.~~

8.	Gold Coast Cablevision Hotel/Motel Bulk Rate Agreement for Cable Television Service, filed June 28, 1995, in Official Records Book 16830, Page 2299.

9.	Declaration of Restrictive Covenants recorded in Official Records Book 22715, Page 509.

10.	Title is not insured to any lands or improvements lying easterly of the Erosion Control Line as recorded in Plat Book 105, Page 62.

11.	The rights, if any, of the public to use as a public beach or recreational area, any part of the land lying between the body of water abutting said land described in Schedule A and the natural line of vegetation, bluff, extreme high water line or other apparent boundary separating the publicly used area from the upland private area, and any right of access thereto.

12.	Title is not insured to any lands or improvements lying below the mean high water line of the Atlantic Ocean adjacent thereto.

13.	Declaration of Restrictive Covenants by and between Beach Hotel Associates LLC, a Delaware limited liability company, and the City of Miami Beach, Florida, a municipality of the State of Florida, dated October 25, 2012, filed November 9, 2012 in Official Records Book 28352, page 1904, together with Subordination of Mortgagee filed November 9, 2012 in Official Records Book 28352, page 1912.

14.	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, made by Beach Hotel Associates LLC, a Delaware limited liability company, to Deutsche Bank Trust Company Americas, as Agent, for itself, the Issuing Bank and for certain Lenders party to the Credit Agreement, dated as of July 28, 2011, recorded July 29, 2011 in Official Records Book 2774, page 357, as assigned to Deutsche Bank Trust Company Americas, by Assignment of Mortgage, dated , 2013, made by Deutsche Bank Trust Company Americas, as Agent, for itself, the Issuing Bank and for certain Lenders, to Deutsche Bank Trust Company Americas, as Agent for itself and the Lenders, recorded , 2012 in Official Records Book , page , and as amended and restated by Amended and Restated Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated , 2013, made by Beach Hotel Associates LLC to Deutsche Bank Trust Company Americas, as Agent for itself and the Lenders, recorded , 2013 in Official Records Book , page .

15.	Assignment of Leases and Rents from Beach Hotel Associates, LLC, a Delaware limited liability company in favor of Deutsche Bank Trust Company Americas, dated , 2013, filed , 2013 in Official Records Book , page .

16.	UCC-1 Financing Statement, Beach Hotel Associates, LLC, a Delaware limited liability company – Debtor, Deutsche Bank Trust Company Americas– Secured Party, dated , 2013, filed , 201 in Official Records Book , page .

17.	The following matters shown on that certain survey prepared by Eddie Martinez of Zurweille-Whittaker, dated August 29, 2012, last revised March 28, 2013:

a)	Planters, parking station, curbs, gutters and wood fence extending into the right-of-way of 17th Street.

b)	Wooden doorway, 0.05’ curb and concrete and ficus hedge extending into the right-of-way of Collins Avenue.

c)	Walking path, boardwalk and concrete encroaching easterly of the Erosion Control Line.

NOTE: Coastal Construction Control Line Plat recorded at Plat Book 74, at Page 25 which plat depicts the Coastal Construction Control Line set for Miami-Dade County as affecting the lands described in this commitment.

NOTE: All recording references in this commitment/policy shall refer to the public records of Miami-Dade County, Florida, unless otherwise noted.

This is a pro forma policy furnished to or on behalf of the party to be insured. It does not reflect the present status of title and is not a commitment to insure the estate or interest as shown herein, nor does it evidence the willingness of the Company to provide any affirmative coverage shown herein. Any such commitment must be an express written undertaking or appropriate forms of the Company.

THE TELEPHONE NUMBER TO PRESENT INQUIRIES OR OBTAIN INFORMATION ABOUT COVERAGE AND TO PROVIDE ASSISTANCE IS 1-800-669-7450

THIS POLICY VALID ONLY IF SCHEDULE B IS ATTACHED

30609	5 of 8	ALTA Owner’s Policy (6/17/06) (with Florida Modifications)

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association

ENDORSEMENT

RESTRICTIONS, ENCROACHMENTS, MINERALS – OWNER’S POLICY – IMPROVED LAND

Attached to Policy No.

PRO FORMA

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures the Insured against loss or damage sustained by reason of:

1.	The existence, at Date of Policy, of any of the following unless expressly excepted in Schedule B:

(a)	Present violations on the land of any enforceable covenants, conditions or restrictions, or any existing improvements on the land which violate any building setback lines shown on a plat of subdivision recorded or filed in the public records.

(b)	Any instrument referred to in Schedule B as containing covenants, conditions or restrictions on the land which, in addition, (i) establishes an easement on the land; (ii) provides for an option to purchase, a right of first refusal or the prior approval of a future purchaser or occupant; or; (iii) provides a right of reentry, possibility of reverter or right of forfeiture because of violations on the land of any enforceable covenants, conditions or restrictions.

(c)	Any encroachment of existing improvements located on the land onto adjoining land, or any encroachment onto the land of existing improvements located on adjoining land.

(d)	Any encroachment of existing improvements located on the land onto that portion of the land subject to any easement excepted in Schedule B.

(e)	Any notices of violation of covenants, conditions and restrictions relating to environmental protection recorded or filed in the public records.

2.	Damage to existing buildings:

(a)	Which are located on or encroach upon that portion of the land subject to any easement excepted in Schedule B, which damage results from the exercise of the right to maintain the easement for the purpose for which it was granted or reserved;

(b)	Resulting from the future exercise of any right existing at Date of Policy to use the surface of the land for the extraction or development of minerals excepted from the description of the land or excepted in Schedule B.

3.	Any final court order or judgment requiring the removal from any land adjoining the land of any encroachment, other than fences, landscaping or driveways, excepted in Schedule B.

4.	Any final court order or judgment denying the right to maintain any existing building on the land because of any violation of covenants, conditions or restrictions or building setback lines shown on a plat of subdivision recorded or filed in the public records at Date of Policy.

Whenever in this endorsement the words "covenants, conditions or restrictions" appear, they shall not be deemed to refer to or include the terms, covenants, conditions or limitations contained in an instrument creating a lease.

As used in paragraphs 1(a) and 4, the words "covenants, conditions or restrictions" shall not be deemed to refer to or include any covenants, conditions or restrictions relating to environmental protection.

This endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the face amount thereof.

DATED: DATE OF RECORDING
CHICAGO TITLE INSURANCE COMPANY

Authorized Signatory

ALTA 9.2-06 Restrictions, Encroachment, Minerals- Owner’s Policy-Improved Land (6/16/06)(with Florida modifications)
81E10509	1 of 1

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ENDORSEMENT

SURVEY

Attached to Policy No.

PRO FORMA

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company hereby acknowledges the lands described in Schedule A are the same lands described in the survey prepared by Eddie Martinez of Zurweille-Whittaker, dated August 29, 2012, last revised March 28, 2013, however, the Company does not insure the accuracy or completeness of said survey.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv)increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsement

ENDORSEMENT

CONTIGUITY

Attached to Policy No.

PRO FORMA

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures the Insured herein against loss or damage by virtue of any inaccuracy in the following statement, to wit:

The Parcels set forth in the legal description are contiguous to each other along their common boundary lines, and taken as a tract, constitute one parcel of land.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

MIAMI 3615197.1 80111/41545

DATED: DATE OF RECORDING
CHICAGO TITLE INSURANCE COMPANY

PRO FORMA
Authorized Signatory

1 of 1	Contiguity endorsement

EXHIBIT G

Form of Intercompany Release

FOR VALUE RECEIVED, Morgans Group LLC, a Delaware limited liability company (the “Seller”), Morgans Hotel Group Management, LLC, a Delaware limited liability company (the “Manager”), for themselves and on behalf of each of their Affiliates (each, a “Releasing Person”), hereby irrevocably and unconditionally release, acquit and forever discharge Beach Hotel Associates LLC (the “Company”) from, and acknowledge cancellation of, any and all intercompany debts, payables or other Liabilities of the Company to Seller, Manager or any of their respective Affiliates (other than any debts, payables or Liabilities arising under the New Management Agreement from and after the Closing), whether known or unknown, suspected or unsuspected, both at law and in equity, which each Releasing Person now has, has ever had or may have against the Company. The foregoing release shall become effective on the date hereof immediately prior to the assignment of the Interests to Purchaser at Closing.

Capitalized terms used but not defined herein have the meanings assigned to them in that certain Membership Interest Purchase Agreement (Delano Hotel, Miami Beach, Florida), dated as of March     , 2013, by and between the Seller and Vintage Deco Hospitality, LLC.

Dated effective as of [            ], 2013.

Seller:	MORGANS GROUP LLC, a Delaware limited liability company

By:
Name:
Its:

Manager:	MORGANS HOTEL GROUP MANAGEMENT, LLC, a Delaware limited liability company

By:
Name:
Its:

-i-

EXHIBIT B

Investment Agreement

B-1

Execution Version

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of March 30, 2013, is made by and between Yucaipa Aggregator Holdings, LLC (the “Investor”), a Delaware limited liability company wholly owned by Yucaipa American Alliance Fund II, L.P. (“YAAF II”) and Yucaipa American Alliance (Parallel) Fund II, L.P. (“YAAF II-Parallel” and together with YAAF II, the “YAAF Funds”), on the one hand, and Morgans Hotel Group Co., a Delaware corporation (the “Company”), on the other hand.

WHEREAS, the Company proposes to distribute, at no charge, (i) to each holder of record of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) as of a record date to be set by the Board of Directors (the “Board”) of the Company (the “Record Date”) transferable rights (the “Common Stock Rights”) and (ii) to each holder of Common Stock Units (as defined below) as of the Record Date transferable warrants (the “Rights Warrants,” and together with the Common Stock Rights, the “Rights”) to subscribe for and purchase a number of shares of Common Stock that, if exercised in full by all such holders, will provide gross proceeds to the Company of $100 million (the “Rights Offering”);

WHEREAS, each holder of a Common Stock Right and each holder of a Rights Warrant will be entitled (the “Basic Subscription Right”) to purchase up to such holder’s pro rata portion of a total of 16,666,666 shares of Common Stock (the “Offered Shares,” which shall be deemed to include for all purposes any Unsubscribed Shares referred to herein and issuable pursuant hereto), which is equal to the quotient of (x) $100 million divided by (y) a subscription price (the “Subscription Price”) equal to $6.00 per share, rounded down to the nearest whole share;

WHEREAS, subject to the terms and conditions of the Rights Offering, each holder of a Right that exercises in full its Basic Subscription Right will be entitled to subscribe for additional shares of Common Stock at the Subscription Price (the “Over-Subscription Privilege”), to the extent that holders of Rights do not subscribe for and purchase all of the Offered Shares available under the Basic Subscription Right;

WHEREAS, in order to facilitate the Rights Offering, the Investor (acting at the request of the special committee of the Board (the “Special Committee”)) and the Company wish to enter into this Agreement, pursuant to which and upon the terms and subject to the conditions set forth herein, to the extent that the Offered Shares are not all subscribed for and purchased in the Rights Offering by holders of Rights prior to the Expiration Time (as defined below), the Company shall sell to the Investor and the Investor shall purchase from the Company upon expiration of the Rights Offering, at the Subscription Price, that number of Offered Shares that are not subscribed for and purchased by holders of Rights upon exercise thereof under the Basic Subscription Right and the Over-Subscription Privilege;

WHEREAS, the Board has approved the Rights Offering; and

WHEREAS, the Special Committee has approved this Agreement and the transactions contemplated hereby, including, without limitation, the sale and purchase of the Common Stock and the entry by the Company and the Investor concurrently herewith into a Registration Rights Agreement in the form attached hereto to as Annex A (the “Registration Rights Agreement”);

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:

1. Rights Offering.

(a) On the terms and subject to the conditions set forth herein, the Company shall distribute, at no charge, to (i) the holder of record of each share of Common Stock outstanding as of the close of business on the Record Date (each, a “Common Stock Holder”) one Common Stock Right for each whole share of Common Stock owned by such Common Stock Holder as of the close of business on the Record Date and (ii) the holder of each Common Stock Unit outstanding as of the close of business on the Record Date (each, an “Equity Holder” and together with the Common Stock Holders, the “Eligible Holders”) one Rights Warrant for each Common Stock Unit held by such Equity Holder as of the close of business on the Record Date. Each Right shall entitle the Eligible Holder to purchase, at the Subscription Price per whole share, a number of shares of Common Stock, which is equal to the quotient of (x) the Offered Shares divided by (y) the total of the number of shares of Common Stock plus the number of Common Stock Units outstanding as of the close of business on the Record Date. Fractional shares of Common Stock resulting from the exercise of the Rights shall be eliminated by rounding down to the nearest whole share; provided, however, that if as a result of such rounding, any Eligible Holder is unable to purchase even one Offered Share, such Eligible Holder’s fractional share shall be rounded up so that such Eligible Holder shall have the ability to purchase one Offered Share. No Rights shall be distributed or issued with respect to any Common Stock held in the treasury of the Company. Each Right shall be transferrable separately from the underlying shares of Common Stock or Common Stock Units, as the case may be, on account of which such Right was distributed. For purposes of this Agreement, (a) Eligible Holders and holders to which Rights have been validly transferred are collectively referred to as “Holders,” each individually being a “Holder” and (b) “Common Stock Units” refers to non-managing membership units (other than non-managing membership units underlying long-term incentive plan units) of Morgans Group LLC, the Company’s operating company, issued pursuant to such operating company’s limited liability operating agreement.

(b) The Rights (including under both the Basic Subscription Right and the Over-Subscription Privilege) may be exercised during a period (the “Rights Exercise Period”) commencing on the date of mailing of the Rights Offering Prospectus (as defined below) or Rights Offering Prospectus Supplement (as defined below), as applicable, to Holders (the “Rights Offering Commencement Date”) and ending at 5:00 p.m., New York City Time, on such date as shall be determined by the Special Committee in its sole discretion and set forth in the Rights Offering Prospectus, which date shall be no earlier than the 16th day after the Rights Offering Commencement Date and no later than the 30th day after the Rights Offering Commencement Date (the “Expiration Time”), subject to extension by the Special Committee with the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed), but in no event to a date later than five (5) Business Days prior to the Outside Date (as defined below).

2

(c) Each Holder that wishes to exercise all or a portion of its Rights under the Basic Subscription Right shall (i) during the Rights Exercise Period return a duly executed document to a subscription agent selected by the Company (the “Subscription Agent”) electing to exercise all or a portion of the Rights held by such Holder and (ii) pay in immediately available funds an amount equal to the full Subscription Price for the number of shares of Common Stock that such Holder elects to purchase pursuant to the instructions set forth in the Rights Offering Registration Statement (as defined below) and related materials not later than the Expiration Time to an escrow account established for the Rights Offering. At the Closing (as defined below), subject to the satisfaction (or permitted waiver) of the conditions to the Rights Offering, the Company shall issue to each Holder that validly exercised its Rights under the Basic Subscription Right the number of Offered Shares to which such Holder is entitled based on such exercise. The obligation of the Company to consummate the Rights Offering shall be subject to the conditions set forth in Section 7(c) (which may not be waived, in whole or in part, by the Company without the prior written consent of the Investor).

(d) Each Holder that exercises in full its Basic Subscription Right shall be entitled under the Over-Subscription Privilege to subscribe for additional shares of Common Stock at the Subscription Price, up to a maximum of 50% of the number of shares that such Holder has exercised its right to purchase pursuant to its Basic Subscription Right, in accordance with the instructions set forth in the Rights Offering Registration Statement and related materials to the extent that other Holders elect not to exercise all of their respective Rights to subscribe for and purchase all of the Offered Shares under the Basic Subscription Right. If the number of Offered Shares remaining after the exercise of Rights under the Basic Subscription Right (the “Remaining Offered Shares”) is not sufficient to satisfy all requests for Offered Shares in accordance with the terms of the Over-Subscription Privilege, the Holders that effectively exercised their Rights under the Over-Subscription Privilege shall be allocated such Remaining Offered Shares pro rata among the Holders exercising the Over-Subscription Privilege in proportion to the number of shares of Common Stock for which such Holders exercised Basic Subscription Rights, relative to the number of shares or Common Stock Units owned as of the close of business on the Record Date by all Holders. If this pro rata allocation results in any Holder receiving a greater number of shares than the Holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such Holder shall be allocated only that number of shares for which the Holder over-subscribed, and the remaining shares shall be allocated among all other Holders exercising the Over-Subscription Privilege on the same pro rata basis described above who have not then been allocated the full amount of their requests for Offered Shares; provided, it shall be a term of the Rights Offering that no Holder or group of affiliated Holders shall be entitled to exercise its Over-Subscription Privilege to the extent that, after giving effect to such purchase of shares, any such Holder would become the Beneficial Owner (as such term is defined in the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between the Company and Mellon Investor Services LLC, as amended through the date hereof and including the amendments set forth in the Rights Plan Amendment attached as Exhibit C to the Exchange Agreement (the “Stockholder Protection Rights Agreement”)) of 15.0% or more of the shares of Common Stock that will be outstanding as of the Closing after giving effect to the issuance of all of the Offered Shares. The foregoing proration process shall be repeated until all of the Remaining Offered Shares have been allocated. At the Closing, subject to satisfaction (or permitted waiver) of the conditions to the Rights Offering, the Company shall issue to each Holder that validly exercised its Over-Subscription Privilege the number of Offered Shares to which such Holder is entitled based on such exercise and its full exercise of its Basic Subscription Right.

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(e) The terms of the Rights Offering may, but shall not be required to, provide for guaranteed delivery procedures.

(f) The aggregate gross proceeds from the sale of the Offered Shares pursuant to the Rights Offering and the sale of the Unsubscribed Shares (as defined below) to the Investor pursuant hereto shall be used by the Company as described in “Use of Proceeds” in the Rights Offering Prospectus or Rights Offering Prospectus Supplement, and to pay all fees and expenses associated with the Rights Offering and this Agreement.

2. Sale and Purchase of Unsubscribed Shares; Escrow of Payments; Fees and Expenses.

(a) Upon the terms and subject to the conditions set forth in this Agreement, to the extent that all of the Offered Shares are not subscribed for and purchased in the Rights Offering by holders of Rights prior to the Expiration Time (including upon exercise of Rights under the Basic Subscription Right and the Over-Subscription Privilege), (i) the Company shall sell to the Investor and the Investor shall purchase from the Company at the Closing, at the Subscription Price (without any discount), the positive number of Offered Shares, if any, issuable pursuant to Rights which is equal to (A) the Offered Shares minus (B) the number of shares of Common Stock validly subscribed for and purchased under the Basic Subscription Right and the Over-Subscription Privilege, which, for the avoidance of doubt, shall include the number of shares of Common Stock validly subscribed for and purchased upon exercise of the Common Stock Rights and the Rights Warrants (such shares of Common Stock equal to such difference of (A) minus (B), in the aggregate, the “Unsubscribed Shares”).

(b) The Company hereby agrees and undertakes to certify to the Investor in writing as promptly as practicable, and in any event (subject to receipt by the Company of such information from the Subscription Agent) by 5:00 p.m., New York City Time, on the first Business Day after the date of the Expiration Time, by electronic mail or facsimile transmission (i) a true and accurate determination of the aggregate number of Rights validly exercised by Holders under the Basic Subscription Right and the Over-Subscription Privilege pursuant to the Rights Offering as of the Expiration Time and the aggregate Subscription Price therefor, and (ii) a true and accurate determination of the aggregate number of Unsubscribed Shares, if any (such certification, the “Certificate of Offering Results”). “Business Day” has the meaning ascribed to the term “business day” in Rule 14d-1(g) under the Securities Exchange Act of 1934, as amended and in effect on the date hereof (the “Exchange Act”).

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(c) The closing of the purchase of the Offered Shares to be purchased in the Rights Offering, and, if applicable, the purchase of the Unsubscribed Shares to be purchased by the Investor hereunder (the “Closing”) shall occur at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 1:00 p.m., New York City Time, on the later of the fourth Business Day following the date of the Expiration Time and the date of satisfaction of the conditions set forth in Section 7 (or waiver thereof by the party or parties entitled to waive such conditions), or such other time and date as shall be agreed upon by the Company and the Investor (the “Closing Date”). Subject to satisfaction of the closing conditions for the Rights Offering, the Company shall, prior to the Closing Date, deliver to the Subscription Agent a certificate of acceptance of all valid subscriptions received in the Rights Offering. At the Closing, the Investor shall purchase, and the Company shall sell, only such number of Unsubscribed Shares as are listed in the Certificate of Offering Results, as the Certificate of Offering Results may be amended by mutual agreement of the Company and the Investor prior to the Closing. Delivery of the Unsubscribed Shares shall be made by the Company at the Closing in book-entry form to the account of the Investor against payment by the Investor of the Subscription Price therefor by wire transfer of immediately available funds to the account designated in writing by the Company. At the Closing, the Company shall also deliver to the Investor a certificate, dated as of the Closing Date, of the transfer agent for the Common Stock confirming the issuance to the Investor of the Unsubscribed Shares, if any, and all other documents and certificates required to be delivered to the Investor pursuant to Section 7(a).

(d) All Unsubscribed Shares shall be delivered at the Closing with any and all issue, stamp, transfer, sales and use, or similar taxes or duties payable in connection with such delivery duly paid by the Company.

(e) The Company shall notify, or cause the Subscription Agent to notify, the Investor at least once each week during the Rights Exercise Period and on each Business Day during the five Business Days prior to the date of the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by the Investor, of the aggregate number of Rights known by the Company or the Subscription Agent to have been validly exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(f) The Company shall pay all of its own fees and expenses associated with the Rights Offering, including, without limitation, filing and printing fees, fees and expenses of any subscription and information agents, its counsel and financial advisor and accounting fees and expenses, costs associated with clearing the Offered Shares for sale under applicable state securities laws, and listing fees. The Company shall reimburse the Investor for all reasonable and documented out-of-pocket third-party fees and expenses incurred by the Investor in connection with the negotiation, execution and delivery of this Agreement and any of the transactions or filings contemplated by this Agreement, including all reasonable fees and disbursements of legal counsel to the Investor and any filing fees and other expenses incurred in connection with any filings that are required to be made with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”), subject to a maximum aggregate reimbursement amount of $250,000.

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(g) The Investor and the Company hereby agree that it is the intent of all parties that the Investor, by virtue of acting hereunder, shall not be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended and in effect on the date hereof (the “Securities Act”), or deemed to be engaged in broker-dealer activity requiring registration under Section 15 of the Exchange Act, and each of the Investor and the Company shall in the fulfillment of their respective obligations hereunder act in accordance with this mutual understanding.

3. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with the Investor, as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Closing Date, after giving effect to the transactions contemplated hereby:

(a) Organization and Qualification. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own its properties and conduct its business as currently conducted. The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which the nature of its properties or business requires such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. For the purpose of this Agreement, “Material Adverse Effect” means any circumstance, event, change or development that, individually or in the aggregate, would have or reasonably be expected to have or result in (i) any material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) any prohibition or material adverse effect on the ability of the Company, subject to the approvals and other authorizations set forth in Section 3(f), to consummate any of the transactions contemplated by this Agreement, provided, however, that any effect caused by or resulting from the following shall not constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect on or with respect to the Company or its Subsidiaries: (I) general changes or developments in the industry in which the Company and its Subsidiaries operate, (II) political instability, acts of terrorism or war, (III) any change affecting the United States economy generally or the economy of any region in which the Company or any of its Subsidiaries conducts business that is material to the business of the Company and its Subsidiaries, (IV) any change in the price or trading volume of the Company’s outstanding securities (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (V) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (VI) the announcement of the execution of this Agreement or the Exchange Agreement, dated as of the date hereof, among the Company, the Investor and the YAAF Funds (the “Exchange Agreement”), or the pendency of the consummation of the Rights Offering, or the performance of this Agreement, the Exchange Agreement and the transactions contemplated hereby or thereby, including compliance with the covenants set forth herein or therein, (VII) any litigation commenced by any stockholder of the Company or Jason Kalisman relating to or arising out of the Rights Offering, this Agreement, the Exchange Agreement or the transactions contemplated hereby and thereby or (VIII) any change in any applicable law, rule or regulation or United States generally accepted accounting principles (“GAAP”) or interpretation thereof after the date hereof, unless and to the extent, in the case of clauses (I), (II), (III) and (VIII) above, such effect has had or would reasonably be expected to have a disproportionate adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties, operations or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other affected persons. For the purposes of this Agreement, a “Subsidiary” of any person means, with respect to such person, any corporation, limited liability company, partnership, joint venture or other legal entity, the accounts of which would be consolidated with and into such person’s consolidated financial statements if such financial statement were prepared in accordance with GAAP.

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(b) Corporate Power and Authority. The Company has the requisite corporate power and authority to enter into, execute, and deliver this Agreement, the Registration Rights Agreement and each other agreement, document, and instrument to which it will be a party or which it will execute and deliver in connection with the transactions contemplated by this Agreement (this Agreement, the Registration Rights Agreement and such other agreements (excluding the Exchange Agreement), documents, and instruments delivered pursuant to the terms hereof, collectively, the “Transaction Agreements”) and to perform its obligations hereunder and thereunder, including the issuance of the Rights and the Offered Shares (including the Unsubscribed Shares). The Company has taken all necessary corporate action required for the due authorization of the Transaction Agreements, including the issuance of the Rights and the Offered Shares.

(c) Execution and Delivery; Enforceability. This Agreement is and each other Transaction Agreement will be, at or prior to the Closing, duly and validly executed and delivered by the Company, and this Agreement constitutes and each such other Transaction Agreement constitutes, or, when executed and delivered, will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, or by general principles of equity.

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(d) Capitalization; Issuance. As of March 22, 2013, the authorized capital of the Company consists of 200,000,000 shares of Common Stock, of which 32,347,464 shares are issued and outstanding and (i) 1,424,740 shares are reserved for issuance upon exercise of outstanding options, (ii) 2,663,181 shares are reserved for issuance upon vesting or conversion of outstanding restricted stock units and long-term incentive plan units underlying non-managing membership units of Morgans Group LLC, (iii) 954,065 shares are reserved for issuance upon conversion of outstanding Common Stock Units, (iv) 7,858,755 shares are reserved for issuance upon conversion of outstanding convertible notes, (v) 12,500,000 shares are reserved for issuance upon exercise of outstanding warrants, and (vi) an indeterminate number of shares of Common Stock may become issuable, subject to future stockholder approval of the additional shares available for such issuance, under the Company’s Outperformance Award Program if certain performance objectives set forth therein are achieved, as described in publicly filed award agreements and in accordance with the terms thereof. Any shares of Common Stock (A) issued after December 31, 2012 and outstanding as of the date hereof were issued solely pursuant to obligations referred to in any of clauses (i) through (v) of the preceding sentence and (B) to be issued after the date hereof and outstanding as of the Closing will consist only of the Offered Shares and shares issued pursuant to obligations referred to in any of clauses (i) through (v) of the preceding sentence. The issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive or similar rights. The distribution of the Rights and the issuance of the Offered Shares have been duly and validly authorized and when such Offered Shares are issued and delivered against payment therefor as contemplated by the terms and conditions of the Rights Offering or this Agreement, as the case may be, will be duly authorized, validly issued and delivered and fully paid and nonassessable, free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights. Upon the distribution by the Company of the Rights, the Rights will be duly and validly issued, free and clear of all taxes, liens, preemptive rights, rights of first refusal and similar rights, and enforceable in accordance with their terms, and holders of the Rights will be entitled to the rights described in the Rights certificates.

(e) No Conflict. Each of the distribution of the Rights, the sale, issuance and delivery of the Offered Shares upon exercise of the Rights, the issuance and delivery of the Unsubscribed Shares in accordance with the terms hereof, the consummation of the Rights Offering by the Company, and the execution and delivery by the Company of the Transaction Agreements and performance of and compliance with all of the provisions hereof and thereof by the Company and the consummation of the transactions contemplated herein and therein, following amendment of the Stockholder Protection Rights Agreement pursuant to the Rights Plan Amendment attached as Exhibit C to the Exchange Agreement, (i) except as described on Schedule A attached hereto, will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any lien under, or result in any “change of control” or, cause any related trigger or acceleration of rights under, any indenture, mortgage, deed of trust, loan agreement, or other agreement, plan or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or by-laws of the Company or any of the organizational or governance documents of its Subsidiaries, and (iii) will not result in any violation of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, law, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration, lien, termination or impairment which would not reasonably be expected to have a Material Adverse Effect.

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(f) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any third party or any court or other legislative, executive or judicial governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the distribution of the Rights, the sale, issuance and delivery of the Offered Shares upon exercise of the Rights, the issuance and delivery of the Unsubscribed Shares in accordance with the terms hereof, the consummation of the Rights Offering by the Company, and the execution and delivery by the Company of the Transaction Agreements and performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (i) the registration under the Securities Act of the issuance of the Rights and the Offered Shares pursuant to the exercise of Rights, (ii) such consents, approvals, authorizations, registrations or qualifications (y) as may be required under state securities or “blue sky” laws in connection with the purchase of the Unsubscribed Shares by the Investor, or the distribution of the Rights and the sale of the Offered Shares to Holders, or (z) pursuant to the rules of The Nasdaq Stock Market LLC (the “Nasdaq Stock Market”) and (iii) to the extent applicable, any filings with respect to, and the expiration or early termination of the waiting period under the HSR Act, relating to the acquisition of the Unsubscribed Shares as contemplated hereunder.

(g) Rights Offering Registration Statement and Rights Offering Prospectus. The Company has prepared and filed with the United States Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act, and the rules and regulations promulgated thereunder, a registration statement (No. 333-167867) on Form S-3, relating to certain securities to be issued from time to time by the Company, including without limitation, Common Stock and rights to purchase Common Stock. The Company proposes to file with the Commission pursuant to Rule 424 of the regulations promulgated under the Securities Act a prospectus supplement specifically relating to the Offered Shares (including, without limitation, the Unsubscribed Shares). Such registration statement, as amended at the time it became effective, including the information, if any, deemed pursuant to Rule 430B of the regulations promulgated under the Securities Act to be part of the registration statement at the time of its effectiveness, is referred to herein as the “Rights Offering Registration Statement.” The term “Base Prospectus” means the prospectus dated July 23, 2010 included in the Registration Statement, including all information incorporated by reference therein. The term “Rights Offering Prospectus Supplement” means the prospectus supplement specifically relating to the Offered Shares (including, without limitation, the Unsubscribed Shares) in the form first filed with the Commission pursuant to Rule 424 of the regulations promulgated under

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the Securities Act, after the date and time that this Agreement is executed and delivered by the parties hereto, including all information incorporated by reference therein. The term “Rights Offering Prospectus” means the Base Prospectus together with the Rights Offering Prospectus Supplement. The term “Preliminary Rights Offering Prospectus” means any preliminary form of the prospectus in the form filed with the Commission pursuant to Rule 424 of the regulations promulgated under the Securities Act. Any reference in this Agreement to the Rights Offering Registration Statement, any Rights Offering Preliminary Prospectus or the Rights Offering Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Rights Offering Registration Statement or the date of such Preliminary Rights Offering Prospectus or the Rights Offering Prospectus, as the case may be, and any reference to “amend,” “amendment” or “supplement” with respect to the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus or the Rights Offering Prospectus shall be deemed to refer to and include any documents filed after such date under the Exchange Act that are deemed to be incorporated by reference therein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Offering Registration Statement and the Rights Offering Prospectus. The term “Investment Decision Package” means the Rights Offering Prospectus, together with any Issuer Free Writing Prospectus used by the Company to offer the Offered Shares to Holders pursuant to the Rights Offering. The term “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 of the rules promulgated under the Securities Act) prepared by or on behalf of the Company or used or referred to by the Company in connection with the Rights Offering. The term “Securities Act Effective Date” means the date and time as of which the Rights Offering Registration Statement, or the most recent post-effective amendment thereto, was declared effective by the Commission. The Rights Offering Registration Statement and the Investment Decision Package, and all of the documents incorporated by reference therein, at the time they become effective and at the Closing Date and Rights Offering Closing Date, as applicable, (i) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made not misleading and (ii) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act.

(h) SEC Reports. The Company has filed all SEC Reports since December 31, 2010. Such SEC Reports, including, without limitation, all financial statements and schedules included therein, at the time filed, or in the case of any of the SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act. “SEC Reports” means all reports, forms, statements and other documents (and all amendments and supplements thereto) required to be filed by the Company with the Commission pursuant to the Securities Act and the Exchange Act.

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(i) Nasdaq Stock Market Compliance. The Company is not in violation of any of the rules or policies of the Nasdaq Stock Market, including the applicable listing requirements of the Nasdaq Stock Market, in any material respects.

(j) Interim Events. Since December 31, 2012, except as set forth in the SEC Reports filed prior to the date of this Agreement or as otherwise disclosed to the Board at a duly called meeting of the Board held prior to the date of this Agreement, there have not been any events, changes or occurrences that have had or would reasonably be expected to have a Material Adverse Effect.

(k) No Broker’s Fee. Except as disclosed in writing by the Company to the Investor on or before the date hereof, the Company has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the Rights Offering and the issuance of the Offered Shares contemplated hereby.

(l) Absence of Agreements. Except as provided in this Agreement, there are no agreements, understandings or arrangements between the Company and any person relating to the Rights Offering or the purchase of any Offered Shares, it being agreed that the foregoing shall not be deemed to restrict the Company, following written notice to the Investor of the terms thereof and identifying the applicable Holder, from entering into agreements, understandings or arrangements with any existing Holder of its Common Stock whereby such Holder agrees to exercise, in full or in part, its Basic Subscription Right or Over-Subscription Privilege.

(m) DGCL Section 203. The Board has taken all action necessary or appropriate under Section 203 of the General Corporation Law of the State of Delaware to approve the acquisition by Investor of the Unsubscribed Shares pursuant to this Agreement so that such Section 203 shall not apply to such transactions.

4. Representations and Warranties of the Investor. The Investor represents and warrants and agrees with the Company as set forth below. Each such representation, warranty and agreement is made as of the date hereof and as of the Closing Date.

(a) Formation. The Investor has been duly formed and is validly existing as a limited liability company in good standing under the laws of the jurisdiction of its formation.

(b) Power and Authority. The Investor has the requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder and has taken all necessary limited liability company action required for the due authorization of the Transaction Agreements.

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(c) Execution and Delivery. This Agreement is and each other Transaction Agreement will be, at or prior to the Closing, duly and validly executed and delivered by the Investor and constitutes, or, when executed and delivered, will constitute, a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.

(d) No Registration. The Investor understands that the Unsubscribed Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the Investor’s investment intent with respect to its purchase of the Unsubscribed Shares and the accuracy of representations and warranties and compliance with covenants as expressed herein or otherwise made pursuant hereto.

(e) Investment Intent. The Investor is acquiring its portion of the Unsubscribed Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with the Securities Act, the rules and regulations promulgated thereunder, and any applicable state securities or “blue sky” laws, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing such Unsubscribed Shares, except in compliance with the Securities Act, the rules and regulations promulgated thereunder, and any applicable state securities or “blue sky” laws.

(f) Securities Laws Compliance. The Unsubscribed Shares will not be offered for sale, sold or otherwise transferred by the Investor except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any applicable state securities or “blue sky” laws.

(g) Sophistication. The Investor is an “accredited investor” within the meaning of Rule 501(a) of the regulations promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares being acquired hereunder. The Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding its portion of the Unsubscribed Shares for an indefinite period of time). Without derogating from or limiting in any manner whatsoever the representations and warranties of the Company, the Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the information contained herein. Notwithstanding the foregoing, nothing contained herein shall operate to modify or limit in any respect the representations and warranties of the Company or to relieve it from any obligations to the Investor for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

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(h) Legended Securities. The Investor understands and acknowledges that, upon the original issuance thereof and until such time as the same is no longer required under any applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or applicable state securities laws, the Company and its transfer agent shall make such notation in the stock book and transfer records of the Company as may be necessary to record that the Unsubscribed Shares have not been registered under the Securities Act and that the Unsubscribed Shares may not be resold without registration under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements thereof.

(i) No Conflict. The purchase of its portion of the Unsubscribed Shares by the Investor, the execution and delivery by the Investor of each of the Transaction Agreements to which it is a party and the performance of and compliance with all of the provisions hereof and thereof by the Investor, and the consummation by the Investor of the transactions contemplated herein and therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party or by which the Investor is bound, (ii) will not result in any violation of the provisions of the certificate of formation, limited liability company operating agreement, or similar governance documents of the Investor, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Investor, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration or lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely affect the ability of the Investor, subject to the filings and other matters referred to in clause (i) of Section 4(j), to perform its obligations under this Agreement.

(j) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or other legislative, executive or judicial governmental agency or body having jurisdiction over the Investor is required to be obtained or made by the Investor for the purchase of its portion of the Unsubscribed Shares in accordance with the terms hereof and the execution and delivery by the Investor of this Agreement or the other Transaction Agreements to which it is a party and performance of and compliance by the Investor with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (i) to the extent applicable, any filings with respect to, and the expiration or early termination of the waiting period under, the HSR Act relating to the acquisition of the Unsubscribed Shares as contemplated hereunder, and (ii) any consent, approval, authorization, order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely affect the Investor’s performance of its obligations under this Agreement.

(k) Information Furnished. Information relating to the Investor furnished to the Company in writing by the Investor expressly for use in the Rights Offering Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

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5. Additional Covenants of the Company. Without derogating from the obligations of the Company set forth elsewhere in this Agreement, the Company agrees with the Investor as set forth below.

(a) Registration Statement.

(i) As promptly as reasonably practicable following the date of this Agreement and the Record Date, the Company shall prepare and file the Rights Offering Prospectus or Rights Offering Prospectus Supplement, as applicable.

(ii) The Rights Offering Prospectus or Rights Offering Prospectus Supplement filed with the Commission shall be consistent in all material respects with the last forms of such documents provided to the Investor and its counsel to review prior to the filing thereof. The Company shall: (x) provide the Investor with a reasonable opportunity to review any Rights Offering Prospectus or Rights Offering Prospectus Supplement that is filed or amended on or after the date hereof prior to its filing with the Commission and shall duly consider in good faith any comments of the Investor and its counsel; (y) advise the Investor promptly of the time when any Rights Offering Prospectus or Rights Offering Prospectus Supplement has been filed and shall furnish the Investor with copies thereof; and (z) advise the Investor promptly after it receives notice of any comments or inquiries by the Commission (and furnish the Investor with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Rights Offering Prospectus or Rights Offering Prospectus Supplement, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for amending or supplementing any Rights Offering Prospectus or Rights Offering Prospectus Supplement or for additional information, and in each such case, provide the Investor with a reasonable opportunity to review any such comments, inquiries, request or other communication from the Commission and to review any responses thereto and any amendment or supplement to any Rights Offering Prospectus or Rights Offering Prospectus Supplement before any filing thereof with the Commission, and to duly consider in good faith and cooperate with the Investor in a reasonable manner to incorporate any comments of the Investor and its counsel and in the event of the issuance of any stop order or of any order preventing or suspending the use of any Rights Offering Prospectus or Rights Offering Prospectus Supplement or suspending any such qualification, to use promptly its reasonable best efforts to obtain its withdrawal.

(iii) The Company shall take all action as may be necessary and appropriate so that the Rights Offering and the issuance and sale of the Unsubscribed Shares, and the other transactions contemplated by this Agreement, are effected in accordance with the applicable provisions of the Securities Act, the Exchange Act, the rules and regulations promulgated under the Securities Act and the Exchange Act, any state or foreign securities or “blue sky” laws, and the rules of the Nasdaq Stock Market.

(iv) If during the Rights Exercise Period, any event occurs as a result of which the Investment Decision Package, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Investment Decision Package to comply with applicable law, the Company shall promptly notify the Investor of any such event and prepare an amendment or supplement to the Investor Decision Package that is reasonably acceptable in form and substance to the Investor that will correct such statement or omission or effect such compliance.

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(b) Listing. The Company shall use its reasonable best efforts to list and maintain the listing of the Common Stock, including the Offered Shares and the Unsubscribed Shares, on the Nasdaq Stock Market. For the avoidance of doubt, the Company undertakes no obligation to list the Rights on the Nasdaq Stock Market or any other securities exchange.

(c) No Stabilization. The Company shall not take, directly or indirectly, any action designed to or that would or would reasonably be expected to cause or result in any stabilization or manipulation of the price of the shares of Common Stock in violation of Regulation M under the Exchange Act.

(d) Ordinary Course of Business; Actions Regarding Conditions. During the period from the date of this Agreement to the Closing Date, the Company for itself and on behalf of its Subsidiaries agrees to use its commercially reasonable efforts to preserve substantially intact their business organizations and goodwill, to keep available the services of those of their present officers and employees who are integral to the operation of their businesses as presently conducted; and the Company shall not take any action or omit to take any action that would or would reasonably be expected to result in the Company’s failure to satisfy the conditions to the Agreement set forth in Section 7.

(e) Commercially Reasonable Efforts. The Company shall use its commercially reasonable efforts (and shall cause its Subsidiaries to use their respective reasonable efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its or their part under this Agreement and applicable laws to cooperate with the Investor and to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to:

(i) prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity;

(ii) defend any lawsuits or other actions or proceedings, whether judicial or administrative, challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

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(iii) execute, deliver and file, as applicable, any additional ancillary instruments, documents, or agreements necessary to consummate the transactions contemplated by this Agreement, the Registration Rights Agreement and the other Transaction Agreements and to fully carry out the purposes of this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby.

(f) Public Disclosure. The Company shall prepare and timely file a copy of this Agreement with the Commission in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall not, nor shall it permit any of its affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Investor; provided, that the Company may, without any prior consent of the Investor (but after prior consultation with the Investor to the extent reasonably practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable laws or by the rules of the Nasdaq Stock Market

(g) Management Rights Agreements. The Company and the Investor acknowledge and agree that those certain Management Rights Agreements, dated as of October 15, 2009, by and among the Company and each of the YAAF Funds shall continue in full force and effect following the Closing for so long as the Investor (or any affiliate thereof or any YAAF Fund) holds any shares of Common Stock.

6. Additional Covenants of the Investor. The Investor agrees with the Company as follows:

(a) Information. The Investor shall provide the Company with such information as the Company reasonably requests regarding the Investor for inclusion in the Rights Offering Registration Statement.

(b) Commercially Reasonable Efforts. The Investor shall use its commercially reasonable efforts to take all actions, and do all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to cooperate with the Company and to consummate and make effective the transactions contemplated by this Agreement, including executing, delivering and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby and thereby, including using commercially reasonable efforts to:

(i) prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained by Investor from any third party or governmental entity;

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(ii) defend any lawsuits or other actions or proceedings to which the Investor has been named a party, whether judicial or administrative, challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

(iii) execute, deliver and file, as applicable, any additional ancillary instruments, documents, or agreements necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to fully carry out the purposes of this Agreement and the transactions contemplated hereby and thereby.

(c) No Stabilization. In connection with the Rights Offering, the Investor shall not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the shares of Common Stock in violation of Regulation M under the Exchange Act.

(d) Public Disclosure. The Investor shall not, nor shall the Investor permit any of its affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Company; provided, that the Investor may, without any prior consent of the Company (but after prior consultation with the Company to the extent reasonably practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable laws or that the Investor determines is necessary in order to file, update or amend any Schedule 13D (or any amendment thereto) filed with the Commission by the Investor or any affiliate thereof.

7. Conditions to the Obligations of the Parties.

(a) Conditions to the Investor’s Obligations under this Agreement. The obligations of the Investor hereunder to purchase the Unsubscribed Shares from the Company and to consummate the other transactions contemplated hereby shall be subject to the satisfaction prior to the Closing of each of the following conditions (which may be waived in whole or in part by the Investor in its sole discretion):

(i) Registration Statement Effectiveness. The Rights Offering Registration Statement shall continue to be effective and no stop order shall have been entered by the Commission with respect thereto.

(ii) Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and shall have been consummated without the waiver of any condition thereto; provided, however that in the event the Company determines not to distribute Rights Warrants to the holders of Common Stock Units (and no other consideration or adjustment is given or made with respect to the Common Stock Units), such determination shall not be deemed a failure by the Company to satisfy the provisions of this Section 7(a)(ii) so long as the total number of Offered Shares, the Subscription Price and all other terms of the Rights Offering remain unchanged.

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(iii) Consents. All material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement shall have been made or received.

(iv) No Legal Impediment to Issuance. No action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the Rights Offering, the issuance and sale of the Unsubscribed Shares to the Investor, or the consummation of the transactions contemplated by this Agreement or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the Rights Offering, the issuance and sale of the Unsubscribed Shares to the Investor, or the consummation of the transactions contemplated by this Agreement.

(v) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications) as of the date hereof and as of the Closing Date, after giving effect to the transactions contemplated hereby with the same effect as if made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect, other than with respect to the representations and warranties in Sections 3(a) (first sentence only) through 3(d), which shall be true and correct in all respects. In determining whether there has been any Material Adverse Effect for purposes of this Section 7(a)(v), the parties shall disregard (i) any adverse effect on the Delano South Beach Hotel in Miami, MB/CG Las Vegas LLC, MB/RS Las Vegas LLC, or TLG Acquisition LLC or its subsidiaries and (ii) any events, changes, circumstances or occurrences described in Schedule B attached hereto or in Item 74 under “TLG or its subsidiaries” and Item 22 under “The Company or its subsidiaries” of Section 3.4 of the Disclosure Schedule to the Exchange Agreement.

(vi) Covenants. The Company shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement and in any other Transaction Agreement required to be performed or complied with at or prior to the Closing.

(vii) Nasdaq Stock Market. The Offered Shares, including the Unsubscribed Shares, shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance. As of the Closing, trading in the shares of Common Stock shall not have been suspended by the Commission or the Nasdaq Stock Market or trading in securities generally on the Nasdaq Stock Market shall not have been suspended or limited or minimum prices shall not have been established on the Nasdaq Stock Market.

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(viii) HSR. If any filings are required to be made with respect to the HSR Act relating to the acquisition of the Unsubscribed Shares as contemplated hereunder, such filings shall have been made and the applicable waiting period under the HSR Act shall have expired or been terminated thereunder with respect thereto.

(ix) No MAE. Subsequent to the execution and delivery of this Agreement, there shall not have been any Material Adverse Effect; provided, however, that in determining whether there has been any Material Adverse Effect for purposes of this Section 7(a)(ix), the parties shall disregard (i) any adverse effect on the Delano South Beach Hotel in Miami, MB/CG Las Vegas LLC, MB/RS Las Vegas LLC, or TLG Acquisition LLC or its subsidiaries and (ii) any events, changes, circumstances or occurrences described in Schedule B attached hereto.

(x) No Pill Trigger Event. No event or circumstance shall have occurred that gives any Holder or other person the right to purchase any securities of the Company pursuant to, or shall otherwise trigger any comparable provisions under, the Stockholder Protection Rights Agreement.

(xi) Certificate. The Company shall have delivered to the Investor a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, to the effect that the conditions set forth in Sections 7(a)(v), 7(a)(vi), 7(a)(ix) and 7(a)(x) have been satisfied.

(xii) Exchange Agreement and Delano Purchase Agreement. Each of the Exchange Agreement and the Delano Purchase Agreement (as defined in the Exchange Agreement) shall not have been terminated in accordance with its terms, all of the conditions to closing set forth in each of the Exchange Agreement and the Delano Purchase Agreement shall have been satisfied in accordance with the terms thereof and the transactions contemplated by the Exchange Agreement and the Delano Purchase Agreement shall be consummated concurrently with the transactions contemplated hereby.

(b) Conditions to the Company’s Obligations under this Agreement. The obligations of the Company hereunder to sell the Unsubscribed Shares to the Investor and to consummate the other transactions contemplated hereby shall be subject to the satisfaction prior to the Closing of each of the following conditions (which may be waived in whole or in part by the Company in its sole discretion):

(i) Consents. All material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement shall have been made or received.

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(ii) No Legal Impediment to Issuance. No action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the Rights Offering, the issuance and sale of the Unsubscribed Shares to the Investor, or the consummation of the transactions contemplated by this Agreement or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the Rights Offering, the issuance and sale of the Unsubscribed Shares to the Investor, or the consummation of the transactions contemplated by this Agreement.

(iii) Representations and Warranties. The representations and warranties of the Investor (including any Investor Assignee) contained in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality on the Investor’s performance of its obligations or similar qualifications) as of the date hereof and as of the Closing Date with the same effect as if made on the Closing Date (except for the representations and warranties made as of a specified date, which shall be true and correct only as such specified date), except where the failure to be so true and correct has not prohibited or materially and adversely affected, and would not reasonably be expected to prohibit, or materially and adversely affect, the Investor’s performance of its obligations under this Agreement, other than with respect to the Investor’s representations and warranties in all Sections other than Sections 4(a) through 4(c), which shall be true and correct in all respects.

(iv) Covenants. The Investor shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement and in any other Transaction Agreement required to be performed or complied with at or prior to the Closing.

(v) Certificate. The Investor shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized representative of the Investor, to the effect that the conditions set forth in Sections 7(b)(iii) and 7(b)(iv) have been satisfied.

(vi) Rights Offering. The Rights Offering shall have been consummated in all material respects in accordance with this Agreement.

(vii) Exchange Agreement and Delano Purchase Agreement. Each of the Exchange Agreement and the Delano Purchase Agreement shall not have been terminated in accordance with its terms, all of the conditions to closing set forth in each of the Exchange Agreement and the Delano Purchase Agreement shall have been satisfied in accordance with the terms thereof and the transactions contemplated by the Exchange Agreement and the Delano Purchase Agreement shall be consummated concurrently with the transactions contemplated hereby.

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(c) Conditions to the Company’s Obligations to Complete the Rights Offering. The obligation of the Company to consummate the Rights Offering shall be subject to the satisfaction prior to the Closing of each of the following conditions (which may not be waived, in whole or in part, without the prior written consent of the Investor):

(i) Consents. All material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the Rights Offering shall have been made or received.

(ii) No Legal Impediment to Issuance. No action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the Rights Offering and the issuance and sale of the Offered Shares or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the Rights Offering and the issuance and sale of the Offered Shares.

(iii) Registration Statement Effectiveness. The Rights Offering Registration Statement shall continue to be effective and no stop order shall have been entered by the Commission with respect thereto.

(iv) Conditions under this Agreement. All conditions set forth in Sections 7(a) and 7(b) (other than the conditions set forth in Sections 7(a)(ii) and 7(b)(vi)) shall have been satisfied (or waived, to the extent permitted thereby).

8. Indemnification and Contribution.

(a) Whether or not the Rights Offering or the transactions contemplated hereby are consummated or this Agreement is terminated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify, defend and hold harmless the Investor, its Affiliates (as defined in Rule 12b-2 under the Exchange Act) (other than the Company), and its and their respective officers, directors, members, partners, managers, employees, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, suits, proceedings, damages, liabilities, settlement payments, awards, judgments, fines, obligations, deficiencies of any kind, costs, and reasonable expenses (collectively, “Losses”), joint or several, that any Indemnified Party may incur, suffer or to which any Indemnified Person may become subject resulting from or arising out of or in connection with (x) the inaccuracy or breach of any representation or warranty made by the Company in this Agreement or as a result of or in connection with any breach or failure by the Company to perform any of its covenants or agreements contained in this Agreement, and/or (y) any claim, challenge, litigation, investigation or proceeding instituted by a third party (“Proceedings”) with respect to the Rights Offering, this Agreement or the other Transaction Documents, the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Investment Decision Package, any amendment or supplement thereto or omission therefrom, or the transactions contemplated by any of the foregoing, and shall reimburse the Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnification shall not apply to Losses solely to the extent that they directly resulted from (i) any breach by the Indemnified Person of this Agreement, (ii) gross negligence or willful misconduct on the part of the Indemnified Person, or (iii) untrue statements or omissions in the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, or any amendment or supplement thereto made in reliance upon or in conformity with written information relating to the Indemnified Person furnished to the Company in writing by or on behalf of the Indemnified Person expressly for use in the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, or any amendment or supplement thereto. If for any reason the foregoing indemnification is unavailable to any Indemnified Person (except as set forth in the proviso to the immediately preceding section) or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Person on the other hand but also the relative fault of the Indemnifying Party on the one hand and the Indemnified Person on the other hand as well as any relevant equitable considerations. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 8 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person. For purposes of Section 8(a)(x), in determining whether there has been any inaccuracy or breach of a representation or warranty, the parties hereto shall disregard in their entirety and giving no effect to any “materiality,” “Material Adverse Effect,” or similar qualifications to the same extent as such terms are disregarded pursuant to Sections 7(a)(v) and 7(b)(iii).

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(b) Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings with respect to which the Indemnified Person may be entitled to indemnification hereunder, such Indemnified Person shall, if a claim is to be made hereunder against the Indemnifying Party, in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been prejudiced by such failure and then only to the extent of such prejudice, and (ii) the omission so to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 8. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof; provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel (including one local counsel per jurisdiction) at the Indemnifying Party’s expense, to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (including one local counsel per jurisdiction) in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence, (ii) the Indemnifying Party shall not have employed counsel to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings, or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

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(c) The Indemnifying Party shall not be liable for any settlement or compromise of, or consent to the entry of any judgment with respect to, any Proceedings effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If any settlement or compromise of, or consent to the entry of any judgment with respect to, any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 8. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement, compromise or judgment includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) such settlement, compromise or judgment does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person, or any obligation of or restriction on any Indemnified Person.

9. Survival of Representations and Warranties. The representations and warranties made by the Company in Article 3 and the representations and warranties made by the Investor in Article 4 shall survive the execution and delivery of this Agreement and the Closing until the eighteen month anniversary of the Closing Date (or until final resolution of any claim or actions arising from the breach of any such representation and warranty, if written notice of such breach (including, in reasonable detail, the basis for the claimed breach) was provided prior to the end of such survival period), and the covenants of the parties herein shall survive in accordance with their specific terms.

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10. Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of the Company and the Investor;

(ii) by either the Company or the Investor if the Closing shall not have occurred by June 15, 2013 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 10(a)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; provided, however, that the Outside Date shall be extended day-by-day for each day during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, provided further, however, that the Outside Date shall not be extended past July 15, 2013.

(iii) by the Company,

(A) if there has been a breach of any covenant or a breach of any representation or warranty of the Investor, which breach would cause the failure of any condition precedent set forth in Section 7(b), provided that any such breach of a covenant or representation or warranty is (x) not cured by the Investor within three Business Days after the Company’s delivery of written notice of such breach to the Investor or (y) not capable of cure on or prior to the Outside Date;

(B) upon the occurrence of any event that results in a failure to satisfy any of the conditions set forth in Section 7(b), which failure is not capable of cure on or prior to the Outside Date; provided that all determinations made for the Company prior to the Closing with respect to Section 10(a)(iii)(A) and this Section 10(a)(iii)(B) shall be made by the Special Committee; or

(C) the Special Committee, in the exercise of its fiduciary duties, and in its business judgment, recommends to the Board that the Company consummate an alternative transaction that in the judgment of the Special Committee would be more advantageous for the Company than the Rights Offering, and the Board approves such recommendation.

(iv) by the Investor,

(A) if there has been a breach of any covenant or a breach of any representation or warranty of the Company, which breach would cause the failure of any condition precedent set forth in Section 7(a), provided that any such breach of a covenant or representation or warranty is (x) not cured by the Company within three Business Days after the Investor’s delivery of written notice of such breach to the Company or (y) not capable of cure on or prior to the Outside Date; or

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(B) upon the occurrence of any event that results in a failure to satisfy any of the conditions set forth in Section 7(a), which failure is not capable of cure on or prior to the Outside Date; or

(C) the Special Committee, in the exercise of its fiduciary duties, and in its business judgment, recommends to the Board that the Company consummate an alternative transaction that in the judgment of the Special Committee would be more advantageous for the Company than the Rights Offering, and the Board approves such recommendation; or

(b) Upon termination of this Agreement under this Section 10, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party except that (i) any provision of this Agreement that by its terms survives such termination shall so survive, (ii) no party shall be released from liability for any breach of this Agreement, (iii) in the event the Company terminates this Agreement pursuant to Section 10(a)(iii)(A), the Company shall be entitled to the remedies set forth in Section 8.3 of the Exchange Agreement, (iv) in the event the Company terminates this Agreement pursuant to Section 10(a)(iii)(C) or the Investor terminates this Agreement pursuant to Section 10(a)(iv)(C), the Investor shall be entitled to the remedies set forth in Section 8.4 of the Exchange Agreement, (v) for the avoidance of doubt, any liability or obligation of the Company, Investor or the YAAF Funds, or their respective affiliates, under any agreement other than this Agreement shall remain unchanged and shall be governed by the provisions of such other agreement, and (vi) without limitation to clause (i) above, the covenants and agreements made by the parties hereto in Sections 2(g), Sections 8 through 16, and Sections 18 shall survive indefinitely in accordance with their respective terms. Nothing in this Agreement shall be interpreted to affect the right of any party to specific enforcement in accordance with Section 10.12 of the Exchange Agreement.

11. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if delivered personally, sent via facsimile transmission (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Company:

Morgans Hotel Group Co.

475 10th Avenue, 11th Floor

New York, NY 10018

Facsimile: 212-277-4172

Electronic mail: david.smail@morganshotelgroup.com

Attention: David W. Smail

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with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, D.C. 20004

Facsimile: 202-637-5910

Electronic mail: bruce.gilchrist@hoganlovells.com

Attention: Bruce W. Gilchrist

and:

(b) If to the Investor:

Yucaipa Aggregator Holdings, LLC

c/o Yucaipa American Alliance Fund II, LLC

9130 W. Sunset Boulevard

Los Angeles, California 90069

Attention: Robert P. Bermingham

Fax: (310) 789-7201

with a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071

Attention: Judith T. Kitano

Fax: (213) 683-4052

12. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed by the Company; provided that the Company’s failure to consent to an assignment by the Investor to a Company Competitor or Unsuitable Person, as determined in the Company’s reasonable judgment, shall not be deemed to be unreasonable; and provided further that this Agreement and the rights or obligations of the Investor under this Agreement may be assigned, in whole or in part, by the Investor, subject to applicable laws, to one or more affiliates of the Investor (an “Investor Assignee”) without the Company’s prior consent (but with written notice provided within two Business Days after such assignment) so long as such Investor Assignee (i) is not a Company Competitor, (ii) is not an Unsuitable Person and (iii) is a wholly-owned subsidiary of the Investor or any YAAF Fund, which subsidiary is formed as a special purpose or similar entity the sole purpose of which is to perform the transactions contemplated by the Transaction Agreements and to exercise and hold the rights and obligations thereunder. Notwithstanding the foregoing or any other provisions herein, no such assignment shall relieve the assigning party of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in Section 8 with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement and nothing set forth in this Agreement shall confer upon or give to, or be construed to confer upon or give to, any other Person (including, without limitation, any affiliate of the Company or any of its respective members, shareholders, partners, directors, employees, officers or creditors or any successor thereto or assign thereof, or any third party claiming by or through any of the foregoing) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the obligations of the Investor or its permitted assignees hereunder or any other provisions of this Agreement. Any Indemnified Persons shall be entitled to enforce and rely on the provisions listed in the immediately preceding sentence as if they were a party to this Agreement. For purposes of this Section 12, the term “Company Competitor” means any person engaged directly or indirectly through a direct or indirect subsidiary in the business of operating, licensing, franchising or managing a hotel, hotel brand or lodging system of hotels, and the term “Unsuitable Person” has the meaning set forth in the Delano Hotel Management Agreement (as defined in the Exchange Agreement).

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13. Prior Negotiations; Entire Agreement. This Agreement, the Exchange Agreement and the documents and instruments attached as exhibits to and referred to in this Agreement and the Exchange Agreement constitute the entire agreement of the parties with respect to the Rights Offering and supersede all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the transactions contemplated hereby.

14. Consent to Jurisdiction; Governing Law; Waiver of Jury Trial

(a) Except for such matters as the parties have agreed in the Exchange Agreement shall be subject to the exclusive jurisdiction of the state courts of Delaware located in Wilmington, Delaware, all actions and proceedings arising out of or relating to this Agreement and the Transaction Agreements shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York, and the parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement or the Transaction Agreements brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the Transaction Agreements or the transactions contemplated by this Agreement or the Transaction Agreements may not be enforced in or by any of the above-named courts.

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(b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(C).

15. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

16. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity. All determinations made for the Company prior to the Closing with respect to this Section 16 shall be made by the Special Committee.

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17 Adjustment to Shares. Prior to the consummation of the transactions at the Closing, and except as may be required to implement the transactions contemplated by this Agreement or the provisions of the Stockholder Protection Rights Agreement in effect on the date hereof, the Company shall not, without the prior written consent of the Investor, effect a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction with respect to any shares of its capital stock.

18. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MORGANS HOTEL GROUP CO.

By:
	Name:	Richard Szymanski
	Title:	Chief Financial Officer

[Signature Page – Investment Agreement]

YUCAIPA AGGREGATOR HOLDINGS, LLC

By:
	Name:	Robert P. Bermingham
	Title:	Vice President

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

By: Yucaipa American Alliance Fund II, LLC
Its: General Partner

By:
	Name:	Robert P. Bermingham
	Title:	Vice President

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

By: Yucaipa American Alliance Fund II, LLC
Its: General Partner

By:
	Name:	Robert P. Bermingham
	Title:	Vice President

[Signature Page – Investment Agreement]

ANNEX A

Form of Registration Rights Agreement

Execution Version

REGISTRATION RIGHTS AGREEMENT

by and between

MORGANS HOTEL GROUP CO.

and

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.,

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.,

and

YUCAIPA AGGREGATOR HOLDINGS, LLC

Dated as of March 30, 2013

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THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of March 30, 2013, by and between Morgans Hotel Group Co., a Delaware corporation (the “Company”), and Yucaipa American Alliance Fund II, L.P., a Delaware limited partnership (“YAAF II”), Yucaipa American Alliance (Parallel) Fund II, L.P., a Delaware limited partnership (“YAAF II-P”, and together with YAAF II, the “YAAF Funds”) and Yucaipa Aggregator Holdings, LLC, a Delaware limited liability company (the “Investor”, and together with the YAAF Funds, the “Securityholders”).

Unless otherwise specified herein, capitalized terms used herein shall have the meanings assigned to such terms in the Investment Agreement (the “Investment Agreement”), dated as of the date hereof, by and among the Company and the Investor.

In consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Certain Definitions.

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.

“Blackout Period” has the meaning set forth in Section 6(f) hereof.

“Commencement Date” means the Closing Date as such term is defined in the Investment Agreement.

“Company” has the meaning set forth in the introductory paragraph.

“Delay Period” has the meaning set forth in Section 2(d) hereof.

“Demand Registration” has the meaning set forth in Section 2(a) hereof.

“Demand Registration Statement” has the meaning set forth in Section 2(a) hereof.

“Existing Shelf” has the meaning set forth in Section 4(a) hereof.

“Form S-3” means a registration statement on Form S-3 under the Securities Act or such successor form thereto permitting registration of securities under the Securities Act.

“Holder” means each Securityholder to the extent that such Securityholder (or any wholly-owned subsidiary thereof) is the holder of record of Registrable Common Stock. For purposes of this Agreement, the Company may deem and treat the registered holder of Registrable Common Stock as the absolute owner thereof, and the Company shall not be affected by any notice to the contrary.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, governmental entity or any other entity.

“Piggyback Registration” has the meaning set forth in Section 3(a) hereof.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Common Stock covered by such Registration Statement and by all other amendments and supplements to such prospectus or prospectuses, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registrable Common Stock” means (a) any shares of Common Stock issued and sold to the Investor pursuant to the Investment Agreement and held of record by a Holder, (b) any securities of the Company issued or issuable with respect to such shares of Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, and (c) any other shares of Common Stock held of record by a Securityholder (or any wholly-owned subsidiary thereof) provided that such Securityholder is not in breach of its standstill obligations under Section 5.10 of the Exchange Agreement.

“Registration Expenses” has the meaning set forth in Section 7(a) hereof.

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Common Stock pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

“S-3 Registration” has the meaning set forth in Section 4 hereof.

“Securityholder” has the meaning set forth in the introductory paragraph hereof.

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“Suspension Notice” has the meaning set forth in Section 6(f) hereof.

“Termination Date” means the date upon which all the Registrable Common Stock may be sold in any three-month period without registration under the Securities Act.

“underwritten offering” means a registered offering in which securities of the Company are sold to underwriters for reoffering to the public.

2. Demand Registrations.

(a) Right to Request Registration. Subject to the provisions hereof, beginning on the applicable Commencement Date, one or more Holders may at any time request registration for resale under the Securities Act of all or part of the Registrable Common Stock separate from an S-3 Registration (a “Demand Registration”); provided, that (based on the closing sale price of the Common Stock as reported on NASDAQ on the date of the Company’s receipt of such request) the number of shares of Registrable Common Stock included in the Demand Registration would yield gross proceeds to the Holder(s) requesting such Demand Registration of at least $30,000,000 unless the aggregate value (based on such closing sale price) of the Registrable Common Stock held by the Holder(s) requesting such Demand Registration is less than $30,000,000 but greater than $15,000,000, in which case the Demand Registration shall be for all of the Registrable Common Stock of the Holder(s) requesting such Demand Registration. Subject to Section 2(d) hereof, the Company shall use its reasonable best efforts (i) to file a Registration Statement (a “Demand Registration Statement”) registering for resale such number of shares of Registrable Common Stock as requested to be so registered within 30 days of a Holder’s request therefor and (ii) to cause such Demand Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

(b) Number of Demand Registrations. Subject to the limitations of Section 2(a) hereof, the Holders shall be entitled to request an aggregate of three Demand Registrations. A Registration Statement shall not count as a permitted Demand Registration unless and until it has become effective and the Holder(s) requesting such Demand Registration are able to register and sell at least 50% of the Registrable Common Stock requested to be included in such registration.

(c) Participation Rights of Holders. Whenever the Company shall be requested by one or more Holders to effect a Demand Registration pursuant to Section 2(a) hereof, the Company shall promptly (but not later than 5 days after receiving such request) give written notice of such requested Demand Registration to each other Holder that has provided contact information to the Company prior thereto. Such notice shall inform Holders that they have 10 days to notify the Company in writing as provided in Section 11(a) hereof that they wish to participate in such proposed Demand Registration. The Company shall include in such Demand Registration the shares of Common Stock of any Holder who irrevocably notifies the Company on or prior to such 10th day that the Holder has elected to include such shares of Common Stock in such Demand Registration.

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(d) Priority on Demand Registrations. The Company may include Common Stock other than Registrable Common Stock in a Demand Registration on the terms provided below, and, if such Demand Registration is an underwritten offering, only with the consent of the managing underwriters of such offering. If the managing underwriters of the requested Demand Registration advise the Company and the Holder(s) requesting such Demand Registration that in their opinion the number of shares of Common Stock proposed to be included in the Demand Registration exceeds the number of shares of Common Stock which can be sold in such underwritten offering and/or the number of shares of Common Stock proposed to be included in such registration would adversely affect the price per share of the Registrable Common Stock proposed to be sold in such underwritten offering, the Company shall include in such Demand Registration (i) first, the number of shares of Common Stock that the Holder(s) requesting such Demand Registration propose to sell, and (ii) second, the number of shares of Common Stock proposed to be included therein by any other Persons (including shares of Common Stock to be sold for the account of the Company and/or other holders of Common Stock) allocated among such Persons in such manner as they may agree.

(e) Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration on behalf of a Holder within six months after the effective date of any Demand Registration, Piggyback Registration wherein such Holder was permitted to register, and actually sold, at least 50% of the shares of Registrable Common Stock requested to be included therein or S-3 Registration. The Company may (i) withdraw a Registration Statement previously filed (but not declared effective) pursuant to a Demand Registration or S-3 Registration or postpone for up to 90 days the filing of a Registration Statement for a Demand Registration or S-3 Registration if, based on the good faith judgment of the Company, such postponement or withdrawal would avoid premature disclosure of a matter the Company has determined would not be in the best interest of the Company to be disclosed at such time or (ii) postpone the filing of a Demand Registration or S-3 Registration in the event the Company shall be required to prepare (A) audited financial statements as of a date other than its fiscal year end (unless the Holder(s) requesting such registration agree to pay the reasonable expenses of such an audit) or (B) pro forma financial statements that are required to be included in such Registration Statement; provided, however, that in no event shall the Company withdraw a Registration Statement under clause (i) after such Registration Statement has been declared effective; and provided further, however, that in any of the events described in clause (i) or (ii) above, the Holder(s) requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations. The Company shall provide written notice to the Holder(s) requesting a Demand Registration of (x) any postponement or withdrawal of the filing or effectiveness of a Registration Statement pursuant to this Section 2(e), (y) the Company’s decision to file or seek effectiveness of such Registration Statement following such withdrawal or postponement and (z) the effectiveness of such Registration Statement, which notice, if it relates to clause (x) above, shall include the reasons therefor if the Holder(s) requesting such Demand Registration shall have previously executed a confidentiality agreement satisfactory to the Company in respect thereof. The Company may defer the filing of a particular Registration Statement pursuant to this Section 2(e) only once during any six-month period. The period during which filing or effectiveness is so postponed hereunder is referred to as a “Delay Period.”

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(f) Selection of Underwriters. If any of the Registrable Common Stock covered by a Demand Registration is to be sold in an underwritten offering, the Company will select one joint bookrunning managing underwriter from the list of investment banks set forth on Schedule I and the Holder(s) participating in such Demand Registration will select the other joint bookrunning managing underwriter from the list of investment banks set forth on Schedule I. The list of investment banks on Schedule I may be amended from time to time by mutual agreement of the Holders and the Company. Any additional underwriters shall be selected by mutual agreement of the Holders, on the one hand, and the Company, on the other hand.

(g) Other Registration Rights. The Company shall not grant to any Person the right to request the Company (i) to register any shares of Common Stock in a Demand Registration that includes Registrable Common Stock unless such rights are consistent with the provisions hereof, or (ii) to register any securities of the Company (other than shares of Common Stock) in a Demand Registration that includes Registrable Common Stock.

(h) Effective Period of Demand Registrations. Upon the date of effectiveness of any Demand Registration for an underwritten offering contemplated to be consummated at the time of effectiveness of the Demand Registration, the Company shall use its reasonable best efforts to keep such Demand Registration Statement effective for a period equal to 15 business days from the date of commencement of the sale of Registrable Common Stock in such underwritten offering or such shorter period which shall terminate when all of the Registrable Common Stock covered by such Demand Registration has been sold pursuant to such Demand Registration. If the Company shall withdraw any Demand Registration pursuant to Section 2(d) hereof or issue a Suspension Notice pursuant to Section 6(f) hereof within such 15 business day period and before all of the Registrable Common Stock covered by such Demand Registration has been sold pursuant thereto, the Holder(s) requesting such Demand Registration shall be entitled to a replacement Demand Registration which shall be subject to all of the provisions of this Agreement.

3. Piggyback Registrations.

(a) Right to Piggyback. Whenever the Company proposes to register any of its Common Stock under the Securities Act (other than a registration statement on Form S-8 or on Form S-4 or any similar successor forms thereto), whether for its own account or for the account of one or more stockholders of the Company and the form of registration statement to be used may be used for any registration of Registrable Common Stock (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than 10 days prior to the filing of such registration statement) to the Holders of its intention to effect such a registration and, subject to Section 3(b) hereof, shall include in such registration statement all Registrable Common Stock with respect to which the Company has received written requests for inclusion therein from the Holders within 8 days after the Holders’ receipt of the Company’s notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 2 of this Agreement or an S-3 Registration for purposes of Section 4 of this Agreement.

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(b) Priority on Primary Piggyback Registrations. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters advise the Company and the Holders (if any Holders have elected to include Registrable Common Stock in such Piggyback Registration) that in their opinion the number of shares of Common Stock proposed to be included in such registration exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration (i) first, the number of shares of Common Stock that the Company proposes to sell, and (ii) second, the number of shares of Common Stock requested to be included therein by holders of Common Stock, including the Holders (if any Holders have elected to include Registrable Common Stock in such Piggyback Registration), pro rata among all such holders on the basis of the number of shares of Common Stock requested to be included therein by all such holders or as such holders may otherwise agree.

(c) Priority on Secondary Piggyback Registrations. If a Piggyback Registration is initiated as an underwritten offering on behalf of a holder of Common Stock other than Registrable Common Stock, and the managing underwriters advise the Company that in their opinion the number of shares of Common Stock proposed to be included in such registration exceeds the number of shares of Common Stock that can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the price per share of the Common Stock to be sold in such offering, then the Company shall include in such registration (i) first, the number of shares of Common Stock requested to be included therein by the holder(s) requesting such registration, (ii) second, the number of shares of Common Stock requested to be included therein by other holders of Common Stock, including the Holders (if any Holders have elected to include Registrable Common Stock in such Piggyback Registration), pro rata among such holders on the basis of the number of shares of Common Stock requested to be included therein by such holders or as such holders may otherwise agree, and (iii) third, the number of shares of Common Stock that the Company proposes to sell.

(d) Selection of Underwriters. If any Piggyback Registration is initiated as a primary underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

(e) Other Registration Rights. The Company shall not grant to any Person the right to request the Company (i) to register any shares of Common Stock in a Piggyback Registration that includes Registrable Common Stock unless such rights are consistent with the provisions hereof, or (ii) to register any securities of the Company (other than shares of Common Stock) in a Piggyback Registration that includes Registrable Common Stock.

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4. S-3 Registrations.

(a) Right to Request Registration. At any time that the Company is eligible to use Form S-3 or any successor thereto, and the Company does not have an effective Shelf Registration Statement on Form S-3 on file with the SEC covering the Registrable Common Stock (an “Existing Shelf”), then each Holder shall be entitled to request that the Company file a Registration Statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Common Stock pursuant to Rule 415 promulgated under the Securities Act or otherwise. Upon such request, the Company shall use its reasonable best efforts (i) to file a Registration Statement covering the number of shares of Registrable Common Stock specified in such request under the Securities Act on Form S-3 or any successor thereto (together with the Existing Shelf, an “S-3 Registration”) for public sale in accordance with the method of disposition specified in such request within 30 days of the such Holder’s request therefor and (ii) to cause such S-3 Registration to be declared effective by the SEC as soon as reasonably practicable thereafter. A Holder shall be entitled, upon not less than 24 hours (given on a business day and effective at the same time on the next business day) prior written notice to the Company in the manner provided below, to sell such Registrable Common Stock as are then registered pursuant to such Registration Statement (each, a “Shelf Takedown”). The Holder shall be entitled to request that one such Shelf Takedown shall be an underwritten offering; provided, that (based on the closing sale price of the Common Stock as reported on NASDAQ on the date of the Company’s receipt of such request) the number of shares of Registrable Common Stock included in such Shelf Takedown would yield gross proceeds to the Holder(s) requesting such Shelf Takedown of at least $25,000,000. Each Holder also shall give the Company prompt written notice of the consummation of such Shelf Takedown. A notice of a proposed Shelf Takedown pursuant to this Section shall be given by e-mail and facsimile transmission to the Company’s Chief Financial Officer, with a copy to designated counsel, as provided in Section 11(a) hereof, and shall be effective when receipt of such notice has been confirmed telephonically. The Company agrees to waive such 24-hour notice period if at the time such notice is effective, the Prospectus included in the Registration Statement related to the Registrable Common Stock proposed to be sold in the Shelf Takedown does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Priority on Shelf Takedowns. The Company may include Common Stock other than Registrable Common Stock in a Shelf Takedown on the terms provided below, and, if such Shelf Takedown is an underwritten offering, only with the consent of the managing underwriters of such offering. If the managing underwriters of the requested Shelf Takedown advise the Company and the Holder(s) participating in such Shelf Takedown that in their opinion the number of shares of Common Stock proposed to be included in any Shelf Takedown (1) exceeds the number of shares of Common Stock which can be sold in such underwritten offering or (2) would adversely affect the price per share of the Registrable Common Stock proposed to be sold in such underwritten offering, the Company shall include in such Shelf Takedown only the number of shares of Common Stock which in the opinion of such managing underwriters can be sold. If the number of shares of Common Stock which can be sold is less than the number of shares of Common Stock proposed to be registered, the amount of Common Stock to be so sold shall be allocated pro rata among the holders of Common Stock desiring to participate in such Shelf Takedown on the basis of the number of shares of Common Stock initially proposed to be registered by such holders or as such holders may otherwise agree.

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(c) Selection of Underwriters. If any of the Registrable Common Stock covered by an S-3 Registration is to be sold in an underwritten offering, the Company will select one joint bookrunning managing underwriter from the list of investment banks set forth on Schedule I and the Holder(s) participating in such S-3 Registration will select the other joint bookrunning managing underwriter the list of investment banks set forth on Schedule I. Any additional underwriters shall be selected by mutual agreement of the Holders, on the one hand, and the Company, on the other hand.

(d) Other Registration Rights. The Company shall not grant to any Person the right to request the Company (i) to register any shares of Common Stock in an S-3 Registration that includes Registrable Common Stock unless such rights are consistent with the provisions hereof, or (ii) to register any securities of the Company (other than shares of Common Stock) in an S-3 Registration that includes Registrable Common Stock.

5. Holdback Agreements.

As long as any Holder is the beneficial owner of five percent or more of the outstanding Common Stock of the Company, such Holder agrees not to sell, transfer, hedge the beneficial ownership of (but shall not be required to unwind any existing hedged position) or otherwise dispose of any shares of Common Stock (or other securities of the Company) held by it for a period equal to the lesser of (i) 90 days following the date of a prospectus or prospectus supplement, as applicable, relating to a sale of shares of Common Stock (or other securities of the Company) in an underwritten offering registered under the Securities Act or (ii) such shorter period as the managing underwriters of such underwritten offering shall agree to. Such agreement shall be in writing in form satisfactory to the Company and the managing underwriters. The Company may impose stop-transfer instructions with respect to the shares of Registrable Common Stock (or other securities) subject to the foregoing restriction until the end of said period. The foregoing restrictions shall not apply to (i) the exercise of any warrants or stock options to purchase shares of capital stock of the Company (provided that such limitation does not affect limitations on any actions specified in the first sentence of this Section 5 with respect to the shares issuable upon such exercise), (ii) transfers to Affiliates where the transferee agrees to be bound by the terms hereof, (iii) the participation in the filing of a registration statement with the SEC, including, without limitation, any S-3 Registration hereunder, or (iv) the shares of Registrable Common Stock included in the underwritten offering giving rise to the application of this Section 5. Notwithstanding the foregoing, the holdback arrangement set forth in this Section 5 shall not apply to any offering and sale of shares of Common Stock that is registered on Form S-8 or Form S-4.

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6. Registration Procedures.

(a) Whenever the Holder(s) requests that any Registrable Common Stock be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Common Stock in accordance with the intended methods of disposition thereof, and, pursuant thereto, the Company shall as soon as reasonably practicable use its reasonable best efforts to:

(i) subject to Section 2(a) and Section 4 hereof, prepare and file with the SEC a Registration Statement with respect to such Registrable Common Stock and cause such Registration Statement to become effective as soon as reasonably practicable thereafter; and before filing a Registration Statement or Prospectus or any amendments or supplements thereto, furnish to the Holders and the underwriter or underwriters, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and, if requested by the Holders, the exhibits incorporated by reference, and the Holders shall have the opportunity to object to any information pertaining to the Holders that is contained therein and the Company will make the corrections reasonably requested by the Holders with respect to such information prior to filing any Registration Statement or amendment thereto or any Prospectus or any supplement thereto;

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than (A) 15 business days, in the case of a Demand Registration as provided in Section 2(h) hereof, or (B) the earlier of 2 years or the Termination Date in the case of an S-3 Registration, and no longer than is necessary to complete the distribution of the Common Stock covered by such Registration Statement and comply with the provisions of the Securities Act with respect to the disposition of all the Common Stock covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii) furnish to each seller of Registrable Common Stock the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Common Stock owned by such seller;

(iv) register or qualify such Registrable Common Stock under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Common Stock owned by such seller (provided, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

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(v) notify each seller of such Registrable Common Stock, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Common Stock, such Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(vi) in the case of an underwritten offering on behalf of the Holder(s) pursuant to a Demand Registration, Piggyback Registration or an S-3 Registration, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the Holder(s) or the managing underwriters of such offering reasonably request in order to expedite or facilitate the disposition of such Registrable Common Stock (including, without limitation, making members of senior management of the Company available to participate in “road-show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Common Stock)) and cause to be delivered to the underwriters opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the managing underwriters may request and addressed to the underwriters;

(vii) to the extent not prohibited by applicable law or pre-existing applicable contractual restrictions, (A) make available, for inspection by the Holders, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, (B) cause the Company’s officers and employees to supply all information reasonably requested by the Holders or such underwriter or attorney in connection with such Registration Statement, and (C) make the Company’s independent registered public accounting firm available for any such underwriter’s due diligence;

(viii) cause all such Registrable Common Stock to be listed on each securities exchange on which securities of the same class issued by the Company are then listed or, if no such similar securities are then listed, on NASDAQ or a national securities exchange selected by the Company;

(ix) provide a transfer agent and registrar for all such Registrable Common Stock not later than the effective date of such Registration Statement;

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(x) if requested, cause to be delivered at the time of delivery of any Registrable Common Stock sold pursuant to a Registration Statement, letters from the Company’s independent registered public accounting firm addressed to each selling Holder (unless such selling Holder does not provide to such accountants the appropriate representation letter required by rules governing the accounting profession) and each underwriter, if any, stating that such accountants are independent within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of independent registered public accounting firms delivered in connection with primary or secondary underwritten public offerings, as the case may be;

(xi) make generally available to its stockholders a consolidated earnings statement (which need not be audited) for the 12 months beginning after the effective date of a Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earnings statement under Section 11(a) of the Securities Act; and

(xii) promptly notify the Holders and the underwriter or underwriters, if any:

(1) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(2) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(3) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Common Stock for sale under the applicable securities or blue sky laws of any jurisdiction.

(b) The Company represents and warrants that no Registration Statement (including any amendments thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and no Prospectus (including any supplements thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, except for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Company by or on behalf of the Holders specifically for use therein.

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(c) The Company shall make available to the Holders such number of copies of a Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Common Stock owned by the Holders. The Company will promptly notify the Holders requesting registration for Registrable Common Stock of the effectiveness of each Registration Statement or any post-effective amendment. The Company will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable and shall file an acceleration request as soon as reasonably practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review.

(d) At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of the Securities Act, the Company shall use its reasonable best efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and use its reasonable best efforts to take such further action as the Holders may reasonably request, all to the extent required to enable the Holders to be eligible to sell Registrable Common Stock pursuant to Rule 144 (or any similar rule then in effect).

(e) The Company may require each seller of Registrable Common Stock as to which any registration is being effected to furnish to the Company any other information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

(f) Each seller of Registrable Common Stock agrees by having its stock treated as Registrable Common Stock hereunder that, upon written notice of the happening of any event as a result of which the Prospectus included in such Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (a “Suspension Notice”), such seller will forthwith discontinue disposition of Registrable Common Stock for a reasonable length of time not to exceed 60 days until such seller is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 6(a)(v) hereof, and, if so directed by the Company, such seller will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such seller’s possession, of the Prospectus covering such Registrable Common Stock current at the time of receipt of such notice; provided, however, that such postponement of sales of Registrable Common Stock by the Holders shall not exceed 150 days in the aggregate in any one year. If the Company shall give any notice to suspend the disposition of Registrable Common Stock pursuant to a Prospectus, the Company shall extend the period of time during which the Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date such seller either is advised by the Company that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated by Section 6(a)(v) hereof (a “Blackout Period”). In any event, the Company shall not be entitled to deliver more than four Suspension Notices in any one year.

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(g) Each Holder agrees that it will comply with any applicable requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement, and with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to this Agreement.

7. Registration Expenses.

(a) All expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent registered public accounting firms and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) (but, not including any underwriting discounts or commissions attributable to the sale of Registrable Common Stock or fees and expenses of counsel representing the Holders), shall be borne by the Company. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed.

(b) The obligation of the Company to bear the expenses described in Section 7(a) hereof shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended, is converted to another form of registration and irrespective of when any of the foregoing shall occur; provided, however, that Registration Expenses for any Registration Statement withdrawn solely at the request of the Holders (unless withdrawn following postponement of filing by the Company in accordance with Section 2(d) or Section 3(a) hereof) or any supplements or amendments to a Registration Statement or Prospectus resulting from a misstatement furnished to the Company by the Holders shall be borne by such Holders. If any Registration Statement is withdrawn (unless such withdrawal is solely at the request of the Holders), the Company shall reimburse the Holders for their reasonable legal fees and related disbursements in connection with such withdrawn Registration Statement.

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8. Indemnification.

(a) The Company shall indemnify, to the fullest extent permitted by law, the Holders and each Person who controls the Holders (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Company by a Holder expressly for use therein or caused by a Holder’s failure to deliver to the Holder’s immediate purchaser a copy of the Registration Statement, Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished the Holders with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Common Stock. In connection with an underwritten offering, the Company shall indemnify such underwriters and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders.

(b) In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus or free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) and, shall indemnify, to the fullest extent permitted by law, the Company, its officers, directors and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Company by such Holder expressly for use therein or caused by such Holder’s failure to deliver to such Holder’s immediate purchaser a copy of the Registration Statement, Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such Holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Common Stock; provided, however, that the liability of a Holder shall be in proportion to and limited to the net amount received by such Holder from the sale of Registrable Common Stock pursuant to such Registration Statement.

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(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(e) If the indemnification provided for in or pursuant to this Section 8 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding anything to the contrary herein, in no event shall the liability of a Holder be greater in amount than the amount of net proceeds received by such Holder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 8(a) or 8(b) hereof had been available under the circumstances.

9. Participation in Underwritten Registrations.

No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

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10. Rule 144.

The Company shall use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and use its reasonable best efforts to take such further action as the Holders may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable the Holders to sell Registrable Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such information and requirements.

11. Miscellaneous.

(a) Notices. Except as otherwise provided herein, all notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or sent postage prepaid by a nationally recognized overnight courier service (with tracking capability) or by facsimile transmission (with immediate telephone confirmation thereafter),

If to the Company:

Morgans Hotel Group Co.

475 Tenth Avenue

New York, New York 10018

Attention: Chief Financial Officer

Facsimile: (212) 277-4201

E-mail: richard.szymanski@morganshotelgroup.com

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Facsimile: (202) 333-2248

Attention: Bruce W. Gilchrist, Esq.

E-mail: bruce.gilchrist@hoganlovells.com

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If to a Securityholder:

c/o Yucaipa American Alliance Fund II, LLC

9130 W. Sunset Boulevard

Los Angeles, California 90069

Attention: Robert P. Bermingham

with a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071

Attention: Judith T. Kitano

Fax: (213) 683-4052

Email: judith.kitano@mto.com

or at such other address as such party each may specify by written notice to the others, and, except as otherwise provided herein, each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by a nationally recognized overnight courier service (with tracking capability), upon its receipt.

(b) No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Expenses. Except as otherwise provided for herein or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with the preparation of this Agreement shall be paid by the Company.

(d) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, it being understood that subsequent holders of the Registrable Common Stock are intended third party beneficiaries hereof. Without limitation of the foregoing sentence, each Securityholder shall be permitted to assign its registration rights as a Securityholder hereunder to any person to whom such Securityholder transfers 2,000,000 shares or more of Registrable Securities (subject to equitable adjustment in the event of any stock split, subdivision, dividend or distribution payable in or convertible into shares of Common Stock, combination or similar recapitalization or event, in each case, occurring after the Commencement Date); provided, that (x) the Company is given prior written notice of the assignment, stating the name and address of the assignee and identifying the Registrable Securities with respect to which such registration rights are being assigned, and (y) such assignee agrees in writing to be bound by subject to the provisions of this Agreement mutatis mutandis as if the assignee were a party hereto.

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(e) Governing Law. The internal laws of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

(f) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby must be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11(a) shall be deemed effective service of process on such party.

(g) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(i) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof, including, from and after the Commencement Date only, the Registration Rights Agreement, dated as of October 15, 2009 (the “2009 Agreement”), by and between the Registrant and Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P. and Yucaipa American Alliance Fund II, LLC; provided, however, that the 2009 Agreement shall remain in full force and effect in accordance with its terms unless and until the Commencement Date occurs.

(j) Captions. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.

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(k) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l) Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Company and the Securityholders.

(m) Equitable Relief. The parties hereto agree that legal remedies would be inadequate to enforce the provisions of this Agreement against the Company and that, in the event of a breach of this Agreement by the Company, the Securityholders shall be permitted to enforce the provisions of this Agreement against the Company by means of equitable relief, including specific performance and injunctive relief.

(n) Construction. The parties hereto acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. Every covenant, term and provision of this Agreement shall be construed according to its fair meaning and not strictly for or against any party hereto.

[Execution Page Follows]

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IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

MORGANS HOTEL GROUP CO.

By:
	Name:	Richard Szymanski
	Title:	Chief Financial Officer

[Securityholder signatures on following page.]

[Signature Page – Registration Rights Agreement]

SECURITYHOLDERS:

YUCAIPA AGGREGATOR HOLDINGS, LLC

By:
Name: Robert P. Bermingham
Title: Vice President

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

By: Yucaipa American Alliance Fund II, LLC
Its: General Partner

By:
Name: Robert P. Bermingham
Title: Vice President

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

By: Yucaipa American Alliance Fund II, LLC
Its: General Partner

By:
Name: Robert P. Bermingham
Title: Vice President

[Signature Page – Registration Rights Agreement]

Schedule I

Bank of America Securities LLC [Merrill Lynch]

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Jefferies & Company, Inc. [with respect to an offering with aggregate value less than $50 million]

Wells Fargo Securities, LLC [Wachovia]

J.P. Morgan Securities LLC

Barclays Capital Inc.

SCHEDULE A

The Rights Offering will trigger (i) the convertibility of the 2.375% Senior Subordinated Convertible Notes due 2014 (the “Convertible Notes”) pursuant to Section 4.01(a)(iii) of the Indenture, dated as of October 17, 2007, by and among the Company, Morgans Group LLC and The Bank of New York, as trustee, if the Subscription Price is less than the closing price of the Company’s shares of common stock on the trading day immediately preceding the Company’s announcement of the Rights Offering and (ii) adjustments to the conversion rate for the Convertible Notes, as set forth in Section 4.06 of the Indenture.

The Rights Offering will trigger anti-dilution adjustments required under Section 17.1 of the Company’s Amended and Restated 2007 Omnibus Incentive Plan, as amended (the “Plan”), and related award agreements, pursuant to which the Company has determined to take the following actions:

•

issue, upon consummation of the Rights Offering, to each Holder of RSUs or LTIP Units, a number of additional RSUs or LTIP Units (the “Award Adjustments”), as the case may be, equal to (x) the number of RSUs or LTIP Units, as the case may be, held by such Holder immediately prior to the Record Date for the Rights Offering times (y) the weighted average daily closing price of the Rights on Nasdaq, based on trading volume, for the period during which the Rights are traded on Nasdaq divided by (z) the weighted average daily closing price of the Common Stock on Nasdaq, based on trading volume, for the period during which the Rights are traded on Nasdaq. Any fractional shares of Common Stock resulting from calculations of the Award Adjustments shall be eliminated by rounding up to the nearest whole share, and all additional RSUs and LTIP Units issued to a holder pursuant to the Award Adjustments shall be subject to the same vesting schedule and other terms, on a pro rata basis, as the RSUs and LTIP Units held by such Holder as of the Record Date; and

•

adjust the exercise price of all options (but not the number of shares issuable upon exercise of options) to purchase shares of the Company’s Common Stock outstanding as of the close of business on the Record Date in accordance with the following formula:

EP1	=	EP0 x (OS0+X)/(OS0+Y)

Where

EP0	=	the Exercise Price in effect immediately prior to the adjustment relating to the Rights Offering

EP1	=	the new Exercise Price taking such event into account

OS0	=	the number of shares of Common Stock outstanding on the record date for the Rights Offering

X	=	a number of shares of Common Stock equal to the quotient of (A) the aggregate price paid upon exercise of the Rights, divided by (B) the average of the Closing Prices of the Common Stock for the 10 consecutive Trading Days prior to the Business Day immediately preceding the date of announcement the Rights Offering.

Y	=	the total number of shares of Common Stock issued upon exercise of the Rights

A-1

EXHIBIT C

Amendment No. 4 to the

Amended and Restated Stockholder Protection Rights Agreement

This Amendment No. 4, dated as of            , 2013 (this “Amendment”), to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009 and as amended on October 15, 2009, April 21, 2010 and October 3, 2012 (the “Rights Agreement”), between the Morgans Hotel Group Co. (the “Company”) and Computershare Shareowner Services LLC (f/k/a/ Mellon Investors Services LLC), as rights agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Rights Agreement.

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company may amend the Rights Agreement in any respect prior to the Flip-in Date without the consent of the holders of Rights;

WHEREAS, the Flip-in Date, as defined in the Rights Agreement, has not occurred; and

WHEREAS, the Company would like to amend Section 1.1 of the Rights Agreement.

NOW, THEREFORE, the Company and the Rights Agent hereby agree to amend the Rights Agreement as follows:

Section 1. From and after the execution and delivery of this Amendment, the following definition of the term “Applicable Period” is added to Section 1.1 of the Rights Agreement:

“Applicable Period” shall mean the period ending on the one year anniversary of the closing under the Investment Agreement (as defined in Exempt Person), provided, however, that such period shall be extended by one trading day for each trading day following such closing with respect to which the Company has informed any director nominated by the Fund Parties and/or any other non-employee director that they are directed, requested and/or recommended to not engage in transactions in the securities of the Company, which directive, request or recommendation is not made pursuant to the Company’s normal blackout periods preceding earnings announcements.

Section 2. From and after the execution and delivery of this Amendment, the following definition of the term “Applicable Threshold” is added to Section 1.1 of the Rights Agreement:

“Applicable Threshold” shall mean that percentage of the outstanding shares of Common Stock acquired by the Fund Parties (as defined in “Exempt Person”) pursuant to the Investment Agreement (as defined in “Exempt Person”), provided, however, that if the Fund Parties shall not have acquired pursuant to the Investment Agreement 32% or more of the outstanding Common Stock and shall not have sold any shares of Common Stock acquired pursuant to the Investment Agreement, the Fund Parties may acquire during the Applicable Period in the open market such additional number of shares of Common Stock such that the aggregate ownership of the Fund Parties does not exceed 32% of the outstanding Common Stock on the date of any such purchase, and the Applicable Threshold shall be that percentage of outstanding Common Stock owned by the Fund Parties following the latest of such permitted acquisitions. For purposes of this definition, in determining the amount of outstanding shares of Common Stock, the Fund Parties may rely upon information set forth in the Company’s most recent quarterly or annual report, and any current report subsequent thereto, filed with the Securities and Exchange Commission pursuant to the Exchange Act, unless a Fund Party knows or has reason to believe that the information contained therein is inaccurate. The Applicable Threshold shall be lowered following any sales or other dispositions by the Fund Parties to the percentage of outstanding Common Stock held following such sales or other dispositions, but in no event shall the Applicable Threshold be below 15% of the outstanding Common Stock. For purposes of determining whether the Applicable Threshold has been met, shares of Common Stock acquired pursuant to any Company compensation or benefit plan, arrangement or agreement shall not be considered to be Beneficially Owned by a Fund Party.

Section 3. From and after the execution and delivery of this Amendment, the definition of the term “Exempt Person” in Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Exempt Person” shall mean (i) Yucaipa American Alliance Fund II, L.P., a Delaware limited partnership, Yucaipa American Alliance (Parallel) Fund II, L.P., a Delaware limited partnership, and Yucaipa Aggregator Holdings, LLC, a Delaware limited liability company (collectively, the “Investors”), each of which has entered into an Investment Agreement, dated as of            , 2013, with the Company (the “Investment Agreement”), (ii) any subsidiary of the Investors and (iii) all Affiliates and Associates of the Persons described in the foregoing clauses (i) and (ii) to the extent such Affiliates or Associates Beneficially Own shares of Common Stock indirectly through any of the Persons described in the foregoing clauses (i) and (ii) (all persons described in the foregoing clauses (i) through (iii) being referred to herein collectively as the “Fund Parties”), for so long as the Fund Parties collectively Beneficially Own shares of Common Stock not in excess of the Applicable Threshold; provided that to the extent that the Fund Parties and their Affiliates hold Beneficial Ownership of more than the Applicable Threshold of the outstanding shares of Common Stock of the Company (treating warrants and exchangeable or convertible securities of the Company that are Beneficially Owned by a person or its Affiliates as fully converted into Common Stock) as a result of repurchases of shares of Common Stock by the Company, the Fund Parties and their Affiliates shall (a) not be required to dispose of shares of voting stock or Common Stock in order to hold Beneficial Ownership of less than the Applicable Threshold and (b) be deemed to be Exempt Persons so long as they do not acquire Beneficial Ownership of any additional shares of Common Stock as a result of actions of any of the Fund Parties or any of their Affiliates or Associates.

Section 4. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE; EXCEPT THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

MORGANS HOTEL GROUP CO.

By:	/s/
Name:
Title:

COMPUTERSHARE SHAREOWNER SERVICES LLC

By:	/s/
Name:
Title:

EXHIBIT D

Form of Secretary’s Certificate

D-1

EXHIBIT D

MORGANS HOTEL GROUP CO.

Form of Secretary’s Certificate

                             , 2013 [Closing Date]

I, Richard Szymanski, Secretary of Morgans Hotel Group Co., a Delaware corporation (the “Company”), in my capacity as an officer of the Company and not in my individual capacity, do hereby certify to the Yucaipa Parties (as hereinafter defined) that:

1. I am the duly elected, qualified and acting Secretary of the Company, am familiar with the facts herein certified and am duly authorized to certify the same and deliver this Certificate in connection with the Exchange Agreement, dated March             , 2013 (the “Agreement”), by and among the Company, Yucaipa American Alliance Fund II, L.P., a Delaware limited partnership (“YAAF II”), Yucaipa American Alliance (Parallel) Fund II, L.P., a Delaware limited partnership (“YAAF II-Parallel”), and Yucaipa Aggregator Holdings, LLC, a Delaware limited liability company (together with YAAF II and YAAF II-Parallel, the “Yucaipa Parties”);

2. The representations and warranties of the Company and the Morgans Subsidiaries set forth in the Agreement and the Other Specified Agreements that are qualified by reference to a material adverse effect are true and correct in all respects, and the representations and warranties of the Company and the Morgans Subsidiaries set forth in the Agreement and the Other Specified Agreements that are not so qualified are true and correct in all material respects, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect as of the date hereof (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); provided, that the representations and warranties of the Company contained in Section 3.4 of the Agreement are made without regard to (i) Actions brought by stockholders of the Company or Jason Kalisman, in connection with the Transactions or (ii) Actions brought against TLG or MBLV Holdings or their respective subsidiaries (and solely with respect to clause (ii), without limitation to the rights of the Yucaipa Parties to exclude the transfer of TLG at the Closing and the other transactions specified in Section 6.5 of the Agreement in accordance with the terms of such Section 6.5);

3. The Company and the Morgans Subsidiaries have performed or complied in all material respects with all material obligations, agreements or covenants, as applicable, required by the Agreement and the Other Specified Agreements, taken as a whole, to be performed or complied with by each of them, unless the failure to perform or comply with such obligations, agreements or covenants, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect as of the date hereof;

4. Attached hereto as Annex A is a true, correct and complete copy of the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on February 9, 2006, as amended and supplemented through the date hereof (the “Charter”), and such Charter remains in full force and effect on the date hereof and no action has been taken to amend, modify, supplement or repeal such Charter;

5. Attached hereto as Annex B is a true, correct and complete copy of the By-Laws of the Company, dated as of February 9, 2006, and such By-Laws remain in full force and effect on the date hereof and no action has been taken since such date to amend, modify, supplement or repeal such By-Laws;

6. Attached hereto as Annex C is a true, correct and complete copy of resolutions of the Board of Directors of the Company dated as of March            , 2013, (a) authorizing the execution and delivery of the Agreement and the Other Agreements and the consummation of the Transactions and (b) adopting the corporate governance principle in the form attached hereto as Annex C-1. Such resolutions are in full force and effect, have not been amended, supplemented, revoked or superseded as of the date hereof, and are the only resolutions of the Board of Directors pertaining to, in the case of subsection (a) above, the authorization, execution and delivery of the Agreement and the Other Agreements and consummation of the Transactions, and in the case of subsection (b) above, the subject matter thereof.

7. Attached hereto as Annex D is a true, correct and complete copy of resolutions of the Board of Directors of the Company dated as of            , 2013, appointing Ira Tochner to fill a vacancy on the Board of Directors pursuant to Article Seventh of the Charter and Section 2.2 of the By-Laws. Such resolutions are in full force and effect, have not been amended, supplemented, revoked or superseded as of the date hereof, and are the only resolutions of the Board of Directors pertaining to the subject matter thereof.

8. Attached hereto as Annex E are true, correct and complete copies of the resignation notices of Andrew Sasson and Jeffrey Gault who have resigned from the Board of Directors effective as of the closing of the transactions contemplated by the Agreement (the “Resignation Notices”) delivered to the Board of Directors. Each Resignation Notice is in full force and effect.

9. Attached hereto as Annex F is a true, correct and complete copy of Amendment No. 4 (the “Amendment”), dated as of the date hereof, to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, and as amended on October 15, 2009, April 21, 2010 and October 3, 2012 (the “Rights Plan”), between the Company and Computershare Shareowner Services LLC (f/k/a/ Mellon Investors Services LLC), as rights agent. The Amendment is in full force and effect as of the date hereof and has not been amended, supplemented or modified in any respect and is the only amendment, supplement or modification of or to the Rights Plan.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

Name: Richard Szymanski
Title: Secretary

Annex A

Charter

Annex B

By-Laws

Annex C

Resolutions of the Board of Directors

Annex C-1

Corporate Governance Principle

Communications with Third Parties. It is important that the Company speak to employees and outside constituencies with a single voice, and that management serve as the primary spokesperson. Directors should refer all inquiries concerning the Company from investors, analysts, the press and others to the CEO or his or her designee. In particular, directors (other than the CEO acting in his capacity as such, as to which he shall keep the Board informed of any substantive discussions about specific potential transactions) should not, without the prior authorization of the Board, engage in discussions with unrelated third parties with respect to (i) the solicitation of proxies for any matter or for nominees, in either case other than those proposed by the Board, (ii) attempts to control or direct the management of the Company or to control or direct the Board or (iii) proposals or offers to acquire, or to engage in any extraordinary transaction involving, the Company or any of its subsidiaries or any of their respective securities or assets. If the Board determines in good faith that any director has materially violated the prohibitions in the preceding sentence, such director shall not be eligible for renomination by the Board at the next annual meeting.

Annex D

Resolutions of the Board of Directors Appointing Ira Tochner

Annex E

Resignation Notices

Annex F

Fourth Amendment to the Rights Plan

EXHIBIT E

MEMBERSHIP INTEREST ASSIGNMENT AND ASSUMPTION

[MB LAS VEGAS HOLDINGS LLC]

This MEMBERSHIP INTEREST ASSIGNMENT AND ASSUMPTION (this “Assignment”) is made and entered into effective as of            , 2013, by and between MORGANS GROUP LLC, a Delaware limited liability company (“Assignor”), and TLG ACQUISITION LLC, a Nevada limited liability company (“Assignee”), in accordance with that certain Exchange Agreement, dated as of March         , 2013 (the “Exchange Agreement”), and by and among MORGANS HOTEL GROUP CO., and YUCAIPA AMERICAN ALLIANCE FUND II, (“YAAF II”) L.P., YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P. (“YAAF II-Parallel” and together with YAAF II, the “Investors”) and YUCAIPA AGGREGATOR HOLDINGS, LLC.

RECITALS

WHEREAS, MB LAS VEGAS HOLDINGS LLC, a Delaware limited liability company (the “Company”), was formed as a limited liability company pursuant to the filing of a Certificate of Formation as described in Section 18-201 of the Limited Liability Company Act of the State of Delaware and is governed by Amended and Restated Limited Liability Operating Agreement dated as of August 8, 2012 (the “Operating Agreement”);

WHEREAS, as reflected in the Operating Agreement, the sole members of the Company as of the date hereof are Assignor, as holder of 100% of the Common Membership Interests of the Company (the “Common Membership Interests”), and CGLV HOLDINGS, LLC, a Delaware limited liability company (“CG Holdings”), as holder of the Preferred Membership Interest in the Company;

WHEREAS, pursuant to a letter agreement dated March            , 2013, CG Holdings has consented to the Assignor’s transfer and assignment of its Common Membership Interests to the Assignee following the transfer of the Assignor’s membership interests in the Assignee to the Investors; and

WHEREAS, pursuant to the requirements of the Exchange Agreement, the Assignor desires to transfer and assign, and the Assignee desires to accept and to assume, the obligations of the Common Membership Interests held by the Assignor upon the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, including $6,500,000 in cash delivered from the Assignee to the Assignor or its designee, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used herein, the following terms have the following meanings:

1.1 “Assigned Interest” shall mean the Common Membership Interests in the Company held by the Assignor, including, without limitation, (i) all rights to all capital, profits, losses, allocations and distributions appurtenant thereto, the Assignor’s rights of management and control, and any and all other rights and privileges of the Assignor under the Operating Agreement and the Act with respect to the Common Membership Interests, and (ii) the obligation of Assignor timely to fund all Shortfall Contributions for Redemption Payments under Section 3.1 of the Operating Agreement, and all other obligations and liabilities of Assignor under the Operating Agreement and the Act with respect to the Common Membership Interests.

1.2 “Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

All other capitalized terms not defined herein shall have the respective meanings assigned to such terms in the Operating Agreement.

2. Assignment and Acceptance of Assigned Interest. Effective as of the date hereof, the Assignor does hereby transfer, assign and deliver unto the Assignee, and the Assignee does hereby accept the transfer, assignment and delivery of, the Assigned Interest, and does hereby assume all obligations and liabilities attendant to, in connection with or arising from the Assigned Interest from and after the date hereof (including, without limitation, the obligation for Shortfall Contributions).

Nothing in this Assignment, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Exchange Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Exchange Agreement, the Exchange Agreement shall govern. This Assignment may be executed in one or more counterparts, including by facsimile signature or other electronic transmission, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

3. Miscellaneous. The parties agree that Sections 10.1, 10.4, and 10.8 through 10.15, each inclusive, of the Exchange Agreement hereby are incorporated by reference into this Assignment mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment on the date first above written.

ASSIGNOR:

MORGANS GROUP LLC, a
Delaware limited liability company

By:	Morgans Hotel Group Co., a Delaware corporation,
its Managing Member

By:
Name:
Title:

ASSIGNEE:

TLG ACQUISITION LLC, a Nevada limited liability company

By:
Name:
Title:

EXHIBIT F

Model Balance Sheet

F-1

Model Combined Balance Sheet

(in 000’s)

As of 12-31-12

		Combined
		MB
		Las Vegas
	TLG Acquitions LLC	Holdings	Combined
Current Assets
Cash	$220	$250	$470
Accounts Receivable, net	$3,722	$154	$3,876
Inventory	$0	$44	$44
Prepaid & Other	$331	$17	$348

Total Current Assets	$4,273	$465	$4,738

Current Liabilities
Accounts Payable	$359	$420	$779
Accrued & Other	$1,715	$40	$1,755

Total Current Liabilities (NOTE 1)	$2,074	$460	$2,534

Current Assets - Current Liabilities	$2,199	$5	$2,204
Less Qtrly Distributions to be Paid (not booked but too be paid)	($1,683)	$0	($1,683)

Net Working Capital	$516	$5	$521

NOTE 1: Total Current Liabilities does not include any portion, accrued interest or unpaid principal, of the TLG Notes or the Note related to the Chodorow Obligation.

EXHIBIT G

Form of Subordination, Non-disturbance, and Attornment Agreement

G-1

ASSIGNMENT OF MANAGEMENT AGREEMENT

AND SUBORDINATION OF MANAGEMENT FEES

THIS ASSIGNMENT OF MANAGEMENT AGREEMENT AND SUBORDINATION OF MANAGEMENT FEES (this “Assignment”) is made as of the [            ] day of [            ], 2013, by BEACH HOTEL ASSOCIATES LLC, a Delaware limited liability company (“Borrower”), to DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the benefit of the Lenders (as defined below), having an address at 60 Wall Street, New York, NY 10005 (together with its successors and/or assigns, “Administrative Agent”), and is consented and agreed to by MORGANS HOTEL GROUP MANAGEMENT LLC, a Delaware limited liability company, having an address at c/o Morgans Hotel Group, 475 Tenth Avenue, New York, New York 10018 (“Manager”).

RECITALS:

A. Borrower is indebted to the Lenders in the principal sum of [ONE HUNDRED MILLION AND 00/100 DOLLARS ($100,000,000.00)] (the “Loan”) advanced pursuant to that certain Loan and Security Agreement, dated as of the date hereof, among Borrower, the lenders party thereto from time to time (the “Lenders”) and Administrative Agent (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”).

B. The Loan is secured by, among other things, a Mortgage, Assignment of Leases and Rents and Security Agreement (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Mortgage”), dated as of the date hereof, which grants Administrative Agent a first priority lien on the property encumbered thereby (the “Property”). The Loan Agreement, the Mortgage, this Assignment and any of the other documents evidencing or securing the Loan or executed or delivered in connection therewith (as the same may be renewed, extended, increased, supplemented, amended, modified or replaced from time to time) are collectively referred to as the “Loan Documents”.

C. Pursuant to that certain Hotel Management Agreement, dated as of [            ], 2013, between Borrower and Manager (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Management Agreement”) (a true and correct copy of such Management Agreement is attached hereto as Exhibit A), Borrower employed Manager to rent, lease, operate and manage the Property and Manager is entitled to certain management and chain service fees (collectively, the “Management Fees”) thereunder.

D. The Lenders require as a condition to the making of the Loan that Borrower collaterally assign the Management Agreement and that Manager subordinate its interest under the Management Agreement to the Loan Agreement and the other Loan Documents to the extent set forth below.

AGREEMENT

For good and valuable consideration the parties hereto agree as follows:

1. Assignment and Subordination of Management Agreement. (a) As additional collateral security for the Loan and the other Obligations, Borrower hereby conditionally transfers, sets over and assigns to Administrative Agent all of Borrower’s right, title and interest in and to the Management Agreement (including, without limitation, its license rights under Section 3.3 of the Management Agreement), said transfer and assignment to automatically become a present, unconditional assignment, at Administrative Agent’s option, upon the occurrence of an Event of Default under the Loan Agreement or any of the other Loan Documents.

(b) Subject to the terms of this Agreement, the Management Agreement and any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under applicable law) owed, claimed or held by Manager in and to the Property are and shall be in all respects subject to, and unconditionally subordinate and inferior in all respects to the liens and security interests created, or to be created, for the benefit of Administrative Agent under, the Loan Agreement and the other Loan Documents.

2. Subordination of Management Fees. The Management Fees and all rights and privileges of Manager to the Management Fees are hereby, and shall at all times continue to be, subject and unconditionally subordinate and inferior in all respects in lien and payment to the lien and payment of all of the Obligations under the Mortgage, the Note, the Loan Agreement and the other Loan Documents and the rights, privileges and powers of Administrative Agent thereunder. Notwithstanding the foregoing and notwithstanding anything to the contrary herein or in any Loan Document, Administrative Agent agrees that, so long as the Management Agreement is in effect and Manager is performing its obligations thereunder, Manager shall be entitled to receive each month (to the extent that Hotel Revenues (as hereinafter defined) are available after payment (or reserving for payment) of real estate taxes and insurance premiums for the Property in accordance with the Loan Documents and payment of the same to Manager is consistent with the Budget (as such term is defined in the Management Agreement) for the Property then in effect (which Budget and any modifications thereto, if an Event of Default or any event, circumstance or condition which triggers a cash sweep under the Loan Documents occurs or exists, shall be subject to the reasonable approval of Administrative Agent)), the Base Fee, reimbursement for Cluster Services, General Reimbursables, Allocable Chain Expenses, and reimbursement for any other expenses as and to the extent permitted under the terms of the Management Agreement. Anything in the Management Agreement or this Assignment (including, without limitation, this section 2) to the contrary notwithstanding, under no circumstance shall Administrative Agent or any of the Lenders be required to pay, or have any liability with respect to, any Termination Fee (as such term is defined in the Management Agreement) and Manager shall not be entitled to payment of any Termination Fee from any insurance or condemnation proceeds relating to a casualty or condemnation event at the Property unless such payment is included in such proceeds without any diminution in the amount of such proceeds which would otherwise be payable to Borrower or Administrative Agent as a result of such casualty or condemnation event but for the inclusion of such Termination Fee payment in such proceeds.

3. Termination. At such time as the Obligations are paid in full and the Mortgage is released or assigned of record (other than as a result of a foreclosure or the exercise of any remedies by Administrative Agent hereunder or under the other Loan Documents), this Assignment and all of Administrative Agent’s right, title and interest hereunder with respect to the Management Agreement shall terminate automatically with no need for further action by any party.

4. Estoppel. (a) Manager represents and warrants as of the date hereof that (i) the Management Agreement is in full force and effect and has not been modified, amended or assigned other than pursuant to this Assignment, (ii) neither Manager nor Borrower is in default under any of the terms, covenants or provisions of the Management Agreement and Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Management Agreement, (iii) neither Manager nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Management Agreement and (iv) the Management Fees and all other sums due and payable to the Manager under the Management Agreement as of the date hereof have been paid in full.

(b)(i) Morgans Group LLC (“Mark Owner”) hereby represents and acknowledges that (A) certain requirements of applicable law may prohibit removal of certain exterior signage displaying the “Delano” name on the Property; (B) the continued display of the “Delano” name on exterior signage on the Property, as required by applicable law, or use of photographic or other visual renderings of the Property in which such exterior signage incidentally appears or providing information about the retention of any exterior signage on the Property following request for such information by a third party, without any other use of the mark, would solely constitute a fair use of the word “Delano” under the Lanham Act and other applicable law governing trademarks; (C) the continued display of the “Delano” name on exterior signage on the Property as required by applicable law as well as any photographic or other visual renderings of the exterior of the Property, including, without limitation, the use of photographs in which such exterior signage incidentally appears in connection with promotional materials and/or commercial advertising, would not constitute (i) the use of the mark in commerce as any kind of indicia of origin for any products or services offered at the Property, including, but not limited to, hotel services or other hospitality or real estate services, or (ii) any type of unfair competition, breach of contract or any other violation of applicable law in connection with the operation of any business at the Property; (D) there is no signage on the interior of the Property displaying the “Delano” name that is prohibited by applicable law from being removed from the Property; and (E) Administrative Agent and the Lenders entered into the Loan Agreement and the other Loan Documents in reliance upon the representations and acknowledgements set forth herein.

(ii) Notwithstanding anything to the contrary in the Management Agreement or otherwise, in the event that the Management Agreement is terminated for any reason (including, without limitation, in connection with the exercise of remedies by Administrative Agent hereunder or under the other Loan Documents): (i) Mark Owner shall not object to the retention by any present or future owner, operator or lessee of the Property (including, without limitation, any purchaser of the Property at the foreclosure of the Mortgage) or any of their agents (collectively, “Property Owners”), of any exterior signage on the Property at the time of the termination of the Management Agreement, displaying the Delano name the removal of which is prohibited by applicable law, and (ii) neither the Mark Owner nor any of its affiliates shall file any lawsuit or otherwise take any legal or other action on account of trademark infringement or otherwise in respect of any exterior signage displaying the Delano name at the time of the termination of the Management Agreement, that is prohibited by applicable law from being removed from the Property. Except as otherwise expressly provided in this Section 4(b), no Property Owner shall be authorized to refer to or use the mark in any way in connection with the operation of the Property.

(iii) Mark Owner acknowledges and agrees that Administrative Agent shall be entitled to exercise the license rights set forth in Section 3.3 of the Management Agreement for a period of sixty (60) days following the termination of the Management Agreement, in the event that the Management Agreement is terminated for any reason (including, without limitation, in connection with the exercise of remedies by the Administrative Agent hereunder or under the other Loan Documents).

(iv) Anything in the Management Agreement (including, without limitation, section 3.3 thereof) to the contrary notwithstanding but subject to section 3 hereof, this section 4(b) and the rights of Property Owners and Administrative Agent hereunder shall survive the termination of the Management Agreement or this Assignment and/or the foreclosure of the Mortgage or the exercise of any other remedies by Administrative Agent hereunder or under the other Loan Documents.

5. Agreement by Borrower and Manager Borrower and Manager hereby agree that if an Event of Default has occurred and is continuing, and the Loan has matured or Administrative Agent has accelerated the Loan or commenced foreclosure proceedings, (a) Manager shall, at the request of Administrative Agent, continue to perform all of Manager’s obligations under the terms of the Management Agreement with respect to the Property or (b) at the option of Administrative Agent exercised by written notice to Borrower and Manager, Borrower and Manager shall terminate the Management Agreement with sixty (60) days’ notice, (and if they fail to do so for any reason, the Management Agreement shall terminate automatically at the end of such sixty (60) day period) and Manager shall transfer its responsibility for the management of the Property to a manager selected by Administrative Agent.

6. Receipt of Management Fees. Manager shall not be obligated to return or refund to Lender any Management Fees or other fee, commission or other amount earned and received by Manager, and which became due and payable to Manager, and to which Manager was entitled under the Management Agreement.

7. Consent and Agreement by Manager. Manager hereby acknowledges and consents to this Assignment. Manager agrees that it will act in conformity with the provisions of this Assignment and Administrative Agent’s rights hereunder or otherwise related to the Management Agreement. In the event that the responsibility for the management of the Property is transferred from Manager in accordance with the provisions hereof, Manager shall, and hereby agrees to, fully cooperate in transferring its responsibility to a new management company and effectuate such transfer no later than sixty (60) days from the date the Management Agreement is terminated. Further, Manager hereby agrees (a) not to contest or impede the exercise by Administrative Agent of any right it has under or in connection with this Assignment; (b) that it shall, in the manner provided for in this Assignment, give at least sixty (60) days prior written notice to Administrative Agent of its intention to terminate the Management Agreement or otherwise discontinue its management of the Property and (c) not to amend any of the terms or provisions of the Management Agreement without the prior consent of Administrative Agent.

8. Administrative Agent’s Agreement. So long as an Event of Default has not occurred and is not continuing, Administrative Agent agrees to permit any sums due to Borrower under the Management Agreement to be paid directly to Borrower.

9. Further Assurances. Manager further agrees to (a) execute such affidavits and certificates as Administrative Agent shall require to further evidence the agreements herein contained, (b) on request from Administrative Agent, furnish Administrative Agent with copies of such information as Borrower is entitled to receive under the Management Agreement and (c) cooperate with Administrative Agent’s representative in any inspection of all or any portion of the Property. Manager hereby acknowledges that some, or all, permits, licenses and authorizations necessary for the use, operation and maintenance of the Property (collectively, the “Permits”) may be held by, or on behalf of, the Manager. By executing this Agreement, Manager (i) agrees that it is holding or providing all such Permits for the benefit of Borrower and (ii) agrees that as security for the payment and performance of the Obligations by Borrower in accordance with the Loan Agreement, to the extent permitted by applicable law, Manager hereby grants to Administrative Agent a security interest in and to the Permits except to the extent the granting of such security interest would constitute a violation of Legal Requirements. Moreover, Manager hereby agrees that, upon an Event of Default, at the request of Administrative Agent it will assign the Permits to Administrative Agent if such Permits are assignable or otherwise continue to hold such Permits for the benefit of Administrative Agent until such time as Administrative Agent can obtain such Permits in its own name or the name of a nominee.

10. Assignment of Proceeds. Manager acknowledges that, as further security for the Obligations, Borrower has executed and delivered to Administrative Agent an Assignment of Leases and Rents, dated as of the date hereof (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Assignment of Leases”), assigning to Administrative Agent, among other things, all of Borrower’s right, title and interest in and to all of the revenues of the Property (the “Hotel Revenues”).

11. Manager Not Entitled to Hotel Revenues. Manager acknowledges and agrees that it is collecting and processing the Hotel Revenues solely as the agent for the Borrower and Manager has no right to, or title in, the Hotel Revenues. Notwithstanding anything to the contrary in the Management Agreement, the Manager acknowledges and agrees that the Hotel Revenues are the sole property of the Borrower, encumbered by the lien of the Mortgage, the Assignment of Leases and other Loan Documents in favor of Administrative Agent. In any bankruptcy, insolvency or similar proceeding the Manager, or any trustee acting on behalf of the Manager, waives any claim to the Hotel Revenues other than as such Hotel Revenues may be used to pay the fees and compensation of the Manager pursuant to the terms and conditions of the Management Agreement and this Assignment.

12. Governing Law. This Assignment shall be governed, construed, applied and enforced in accordance with the governing law provisions in the Loan Agreement.

13. Notices. All notices, consents, approvals and requests required or permitted hereunder shall be delivered in accordance with the notice provisions in the Loan Agreement and the following:

If to Manager or Mark Owner:

475 Tenth Avenue

New York, New York 10018

Attn: Richard Szymanski

Telephone: (212) 277-4188

Telecopy: (212) 277-4270

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Attention: Bruce Gilchrist, Esq.

Telephone: (202) 637-5686

Telecopy: (202) 637-5910

14. SPE. Manager agrees that it shall use commercially reasonable efforts so as to not perform its duties under the Management Agreement or otherwise act in a manner that would result in Borrower’s failure to be a “Single Purpose Entity” as defined in the Loan Agreement.

15. Cash Management. Manager hereby agrees that (i) Manager shall comply, to the extent applicable, with the provisions of the Loan Agreement applicable to cash management and the directions of the Administrative Agent pursuant thereto, and (ii) in the event of a conflict between (a) the terms hereof, on the one hand, and the terms of the Management Agreement, on the other hand, the terms hereof shall govern and (b) the terms hereof and/or of the Management Agreement, on the one hand, and the terms of the Loan Documents, on the other hand, the terms of the Loan Documents shall govern. Notwithstanding the foregoing, or anything herein or in any other Loan Document to the contrary, to the extent that Hotel Revenues are available after payment (or reserving for payment) of real estate taxes and insurance premiums for the Property in accordance with the Loan Documents and making the same available to Manager is consistent with the Budget for the Property then in effect (which Budget and any modifications thereto, if an Event of Default or any event, circumstance or condition which triggers a cash sweep under the Loan Documents occurs or exists, shall be subject to the reasonable approval of Administrative Agent), Working Capital (as such term is defined in the Management Agreement) shall be made available at all times to Manager so that it may operate the Hotel in accordance with terms of the Management Agreement.

16. No Oral Change. This Assignment may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower, Administrative Agent, Mark Owner or Manager, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

17. Liability. This Assignment shall be binding upon and inure to the benefit of Borrower, Manager, Mark Owner and Administrative Agent and their respective successors and assigns forever. Administrative Agent shall have the right to assign or transfer its rights under this Assignment in connection with (i) any appointment of a successor administrative agent under the Loan Documents and (ii) any assignment of any interest in the Loan and the Loan Documents. Any assignee or transferee of Administrative Agent shall be entitled to all the benefits afforded to Administrative Agent under this Assignment. Except as otherwise permitted pursuant to Section 19.2 of the Management Agreement in the case of (i) Manager or (ii) Mark Owner (as if all references to Manager in such section 19.2 were changed to Mark Owner and such section as so modified was deemed to apply to Mark Owner), neither Borrower, Manager nor Mark Owner shall have the right to assign or transfer its rights or obligations under this Assignment without the prior written consent of Administrative Agent and any attempted assignment without such consent shall be null and void.

18. Inapplicable Provisions. If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

19. Headings, etc. The headings and captions of various paragraphs of this Assignment are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

20. Duplicate Originals, Counterparts. This Assignment may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Assignment may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Assignment. The failure of any party hereto to execute this Assignment, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

21. Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

22. Miscellaneous. (a) Wherever pursuant to this Assignment (i) Administrative Agent exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Administrative Agent or (iii) any other decision or determination is to be made by Administrative Agent, the decision of Administrative Agent to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Administrative Agent, shall be in the sole and absolute discretion of Administrative Agent and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

(b) Without limiting the generality of any other provisions contained herein or in the other Loan Documents, no failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Administrative Agent provided herein and in the other Loan Documents are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law or in equity.

23. Defined Terms. Any capitalized terms not otherwise defined herein shall be defined as set forth in the Loan Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date and year first written above.

BORROWER:

BEACH HOTEL ASSOCIATES LLC, a
Delaware limited liability Company,

By:	[ ],
its [ ]

MANAGER:

MORGANS HOTEL GROUP MANAGEMENT LLC, a Delaware limited liability company

By:	Morgans Group LLC, its sole member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

ADMINISTRATIVE AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

MARK OWNER: MORGANS GROUP LLC

By:
Name:
Title:

EXHIBIT A

MANAGEMENT AGREEMENT

(Attached)